UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
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☒     Preliminary Information Statement
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☐     Definitive Information Statement

SolarWinds Corporation (Name of Registrant as Specified in its Charter)
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PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION
SolarWinds Corporation
7171 Southwest Parkway
Austin, Texas 78735
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
To the Stockholders of SolarWinds Corporation:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of SolarWinds Corporation, a Delaware corporation (“SolarWinds” or the “Company”), in connection with the Agreement and Plan of Merger, dated as of February 7, 2025 (the “Merger Agreement”), by and among SolarWinds, Starlight Parent, LLC, a Delaware limited liability company (“Parent”), and Starlight Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”). A summary of the Merger Agreement is provided in the accompanying information statement and a copy of the Merger Agreement is attached as Annex A to the accompanying information statement, and each are incorporated by reference into this notice. Parent and Merger Sub are each affiliates of the private equity investment firm Turn/River Capital, L.P. (“Turn/River”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into SolarWinds, with SolarWinds surviving as a wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Common Stock issued and outstanding as of immediately prior to the time as of which the Merger becomes effective (the “Effective Time”) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $18.50 per share, without interest thereon. However, the Merger consideration will not be paid in respect of (i) Dissenting Shares (as defined below) and (ii) any shares of Company Common Stock held by SolarWinds as treasury stock, held by any subsidiary of SolarWinds or owned by Parent or any of its subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time.
The board of directors of SolarWinds has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company.
The adoption of the Merger Agreement and approval of the Merger by SolarWinds’ stockholders required the affirmative vote or consent by the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. On February 7, 2025, following the execution of the Merger Agreement, Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., Silver Lake Technology Associates IV, L.P. and SLP Aurora Co-Invest, L.P. (collectively, the “Principal Stockholders”), which
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collectively on February 7, 2025 held of record and beneficially owned 111,564,519 shares of Company Common Stock representing approximately 65% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of SolarWinds is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and SolarWinds will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from SolarWinds of the Written Consent contemplated by Section 228(e) of the Delaware General Corporation Law (the “DGCL”).
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Principal Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger consideration pursuant to the Merger Agreement. To exercise your appraisal rights, you must submit a written demand for an appraisal to SolarWinds no later than twenty (20) days after the mailing of this information statement, which mailing date is on    , and comply precisely with all of the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This notice and the accompanying information statement shall constitute notice to you from SolarWinds of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.
We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.
BY ORDER OF THE BOARD OF DIRECTORS,

Sudhakar Ramakrishna Chief Executive Officer	Jason W. Bliss Chief Administrative Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated    and is first being mailed to stockholders on    .
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SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger, as defined and as described below, contemplated by the Agreement and Plan of Merger, dated as of February 7, 2025 (the “Merger Agreement”), by and among SolarWinds Corporation, a Delaware corporation (“SolarWinds” or the “Company”), Starlight Parent, LLC, a Delaware limited liability company (“Parent”), and Starlight Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “SolarWinds,” “Company,” “we,” “us” and “our” refer to SolarWinds Corporation. Throughout this information statement, we refer to Turn/River Capital, L.P. a Delaware limited partnership, as “Turn/River.” References in this information statement to terms defined in the notice attached hereto have the meanings provided in such notice.This information statement is dated    and is first being mailed to our stockholders on   .
The Parties to the Merger Agreement (page 20)
SolarWinds. We are a leading provider of simple, powerful, secure observability and IT management software built to enable customers to accelerate their digital transformation. Our solutions provide organizations worldwide with a comprehensive and unified view of today’s modern, distributed, and hybrid network environments. We focus on end-to-end hybrid IT management, and we are a leader in solutions for observability, IT service management, application performance, and database management. SolarWinds’ principal executive offices are located at 7171 Southwest Parkway, Building 400, Austin, TX 78735 and its telephone number is (512) 682-9300. Our website is www.solarwinds.com. Additional information about us is included in documents incorporated by reference into this information statement and our filings with the U.S. Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 100.
Our common stock, par value $0.001 per share (the “Company Common Stock”), is listed with, and trades on, the New York Stock Exchange (the “NYSE”) under the ticker symbol “SWI.”
Parent. Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by Turn/River. After the consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Turn/River Management LP, 555 Mission Street, Suite 1750, San Francisco, CA 94105 and its telephone number is (415) 858-0910.
Merger Sub. Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned direct subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Turn/River Management LP, 555 Mission Street, Suite 1750, San Francisco, CA 94105 and its telephone number is (415) 858-0910.
The Merger (page 21)
On February 7, 2025 (the “Agreement Date”), we entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into us, and we will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent (the “Merger”). Because the Merger consideration will be paid in cash, you will receive no equity interest in Parent in consideration for your shares of Company Common Stock, and after the Effective Time you will not own any shares of Company Common Stock.
The Merger Consideration (page 67)
At the Effective Time, solely by virtue of the Merger and without any action by any stockholder, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares or any shares of Company Common Stock held by (i) us as treasury stock, (ii) Parent or any of its subsidiaries, including Merger Sub, or (iii) any of our subsidiaries (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties)) will be cancelled and cease to exist and will be converted into the right to receive an amount in cash equal to $18.50, without interest thereon (the “Per Share Merger Consideration”).
We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger and the Transactions.
Treatment of Company Equity Awards and Company ESPP in the Merger (page 67)
Each option to purchase shares of Company Common Stock (each, a “Company Option,” and together with the Company PSUs (as defined below) and the Company RSUs (as defined below), the “Company Equity Awards”) that is outstanding as of immediately prior to the Effective Time will, as of immediately prior to the Effective Time, be cancelled, and as consideration therefor, the former holder thereof will be entitled to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option. If the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled and terminated without any consideration in respect thereof.
Each award of restricted stock units of the Company granted pursuant to a fiscal year 2024 performance share unit agreement that is subject to performance-based vesting conditions for which the performance level had not been determined as of the Agreement Date (each, a “Company PSU”) that is outstanding as of immediately prior to the Effective Time will, at the Effective Time, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company PSU (the “Cash Replacement PSU Amount”). For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU will be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of the Merger Agreement. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement PSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU for which the Cash Replacement PSU Amount was exchanged would have vested and become payable pursuant to its terms. Each Cash Replacement PSU Amount will otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement PSU Amount.
    At the Effective Time, each (i) award of performance stock units granted pursuant to a performance share unit agreement of the Company outstanding immediately before the Effective Time that was once subject to performance-based vesting conditions and the applicable performance level with respect to which was determined prior to the Agreement Date (“Company Earned PSUs”); and (ii) award of restricted stock units of the Company (together with the Company Earned PSUs, the “Company RSUs”) that is, in each case, outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as a result of the consummation of the Transactions (a “Vested Company RSU”) will be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Vested Company RSU.
At the Effective Time, each award of Company RSUs (or portion thereof) outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (an “Unvested Company RSU”) that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU (the “Cash Replacement Unvested RSU Amount”). Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU for which the Cash Replacement Unvested RSU Amount was exchanged would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested RSU Amount will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions).
For a description of the treatment of outstanding Company Equity Awards held by our named executive officers, see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—SolarWinds Employment Agreements.” For an estimate of the amounts that would be payable to each of our named executive officers, see the section entitled “Quantification of Potential Payments and Benefits to SolarWinds’ Named Executive Officers in Connection with the Merger” below.
Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the SolarWinds Corporation 2018 Employee Stock Purchase Plan (the “Company ESPP”)) under the Company ESPP, as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants can participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased under the Offering Period will be treated the same as all other shares of Company Common Stock in the Merger; and (iv) immediately prior to and subject to the occurrence of the Effective Time the Company ESPP will terminate.
Recommendation of the Board; Reasons for the Merger (page 32)
After consideration of various factors as discussed in “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 32, the board of directors of the Company (the “Board”) has unanimously:
•determined that the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders;
•approved and declared advisable the Merger Agreement and the Transactions, including the Merger;

•authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and
•recommended the adoption of the Merger Agreement by the stockholders of the Company.
Required Stockholder Approval for the Merger (page 38)
Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of February 7, 2025, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 171,603,559 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On February 7, 2025, immediately following the execution of the Merger Agreement, the Principal Stockholders, which collectively on February 7, 2025 beneficially owned 111,564,519 shares of Company Common Stock representing approximately 65% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the Transactions, including the Merger (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Transactions and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Transactions. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”). This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Goldman Sachs & Co. LLC (page 38 and Annex B)
At a meeting of the Board held on February 7, 2025, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated February 7, 2025, to the Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $18.50 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates, collectively, the “Excluded Holders”) of shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated February 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company Common Stock should vote or provide its consent with respect to the Merger or any other matter. SolarWinds has agreed to pay Goldman Sachs’ fees for its services in connection with the Merger, all of which are contingent upon consummation of the Merger.

Opinion of Jefferies LLC (page 46 and Annex C)
SolarWinds retained Jefferies LLC (“Jefferies”) as its financial advisor in connection with a possible sale, disposition or other business transaction involving SolarWinds. In connection with this engagement, SolarWinds requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of the Company Common Stock of the Per Share Merger Consideration to be received by such holders (other than Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Board held on February 7, 2025, Jefferies rendered its opinion to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this information statement and is incorporated herein by reference. SolarWinds encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or the Transactions as compared to any alternative transaction or opportunity that might be available to SolarWinds, nor did it address the underlying business decision by SolarWinds to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how or whether the Board or any holder of shares of Company Common Stock should vote on, consent to, or otherwise act with respect to, the Merger or any other matter. The summary of Jefferies’ opinion contained in this information statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex C.
For more information, see the section of this information statement titled “The Merger — Opinion of Jefferies LLC.”
Financing (page 56)
Investment funds, including co-investment entities, affiliated with Turn/River have committed, pursuant to an equity commitment letter (the “Equity Commitment Letter”), to invest in Parent, at the closing of the Merger (the “Closing”), the amount set forth therein for the purpose of funding a portion of the transactions contemplated in the Equity Commitment Letter and the Merger Agreement, on the terms and subject to the conditions set forth in the Equity Commitment Letter (the “Equity Financing”). Such funds have also provided a guaranty (the “Guaranty”) in favor of the Company, guaranteeing, subject to certain limitations set forth in the Guaranty, the payment of the Parent Termination Fee (as defined below) in the event it becomes payable, certain indemnification obligations of Parent and Merger Sub in connection with their debt cooperation covenants and the reasonable and documented out-of-pocket cost and expenses incurred by the Company in connection with any suit contemplated by, and to the extent reimbursable under, the Merger Agreement (such costs and expenses not to exceed $5,000,000 in the aggregate). The maximum liability of such funds under the Guaranty is $236,000,000.
Additionally, in connection with entering into the Merger Agreement, Parent entered into a debt commitment letter (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”), with the debt commitment parties signatory to the Debt Commitment Letter (each, on behalf of, or together with, other entities from time to time party thereto, one or more of their respective affiliates and/or managed funds, collectively, the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have, among other things, committed to provide debt financing (the “Debt Financing,” and together with the Equity Financing, the “Financings”) in connection with the Merger consisting of (i) a first lien term facility in an aggregate principal amount equal to $2,225,000,000; (ii) a revolving facility in an aggregate principal amount equal to $200,000,000; and (iii) a second lien term facility in an aggregate principal amount equal to $525,000,000, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. It was determined after the Agreement Date that certain affiliates of Thoma Bravo, L.P. (“Thoma Bravo”) are expected to participate in the second lien term facility. Discussions between Thoma Bravo and Turn/River regarding such participation began after the Agreement Date. The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of representations and warranties, consummation of the Transactions and contribution of the equity contemplated by the Equity Commitment Letter.
Parent will be required to pay the Company a termination fee equal to $230,000,000 if (i) the Company terminates the Merger Agreement due to Parent’s or Merger Sub’s breach of or failure to perform any of their respective representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to Closing to not be satisfied (subject to a cure period), (ii) the Company terminates the Merger Agreement pursuant to a Parent Abandonment Termination (as defined below) or (iii) Parent terminates the Merger Agreement because the Effective Time has not occurred by the Termination Date and, at such time, the Company could have terminated the Merger Agreement pursuant to the foregoing clauses (i) and (ii), as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 90.
The Merger Agreement (page 66 and Annex A)
Conditions to Completion of the Merger (page 87)
The obligations of the parties to the Merger Agreement to effect the Merger are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the following conditions at or prior to the Closing:
•the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which was satisfied on February 7, 2025 by virtue of the delivery of the Written Consent);
•the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”);
•the absence of any law, regulation or order that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger; and
•this information statement having been mailed to our stockholders at least twenty (20) days prior to the date upon which the Closing shall occur pursuant to the Merger Agreement (the “Closing Date”) and the consummation of the Merger being permitted by Regulation 14C of the Securities Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent) of the following additional conditions at or prior to the Closing:
•our having performed, or complied with, in all material respects all of our agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by us at or prior to the Closing;
•the accuracy of the representations and warranties made by us in the Merger Agreement, subject, in most cases, to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made, as described in more detail under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87;

•the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in more detail in the section entitled “The Merger Agreement—Representations and Warranties”) since the Agreement Date; and
•the receipt by Parent and Merger Sub of a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying that the foregoing conditions have been satisfied.
Our obligations to effect the Merger are further subject to the satisfaction (or waiver by the Company) of the following additional conditions at or prior to the Closing:
•Parent and Merger Sub having performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the Closing Date;
•the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made, as described in more detail under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87; and
•our receipt of a certificate signed for and on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, certifying that the foregoing conditions have been satisfied.
No Solicitation or Negotiation of Takeover Proposals (page 76)
We have agreed that from the Agreement Date until the earlier of the termination of the Merger Agreement and the Effective Time, we will not, and we will instruct and use reasonable best efforts to cause our representatives not to:
•initiate, solicit, propose, or knowingly assist, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement and described in the section entitled “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals”);
•engage in or participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
•provide any third party with access to the business, properties, personnel, books or records of the Company or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
•otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
•approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements); or
•authorize or commit to do any of the foregoing.

Pursuant to the Merger Agreement, we were generally allowed to provide information to, and engage or participate in any discussions or negotiations with a person regarding an Acquisition Proposal if our Board determined in good faith after consultation with its financial advisor and outside legal counsel that such proposal was a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals”) or was reasonably likely to result in a Superior Proposal and the failure to take any such action would be inconsistent with its fiduciary duties. This right expired at 11:59 p.m. New York City time on March 9, 2025.
For more information, see “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals.”
Termination of the Merger Agreement (page 88)
The Merger Agreement may be terminated at any time prior to the Effective Time under the following circumstances:
•by mutual written agreement of Parent and the Company;
•by either Parent or the Company if:
othe Effective Time has not occurred on or before November 7, 2025 (the “Termination Date”); provided, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of the failure of the Effective Time to have occurred by the Termination Date (an “Outside Date Termination”); or
oany law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or
•by the Company:
oif Parent or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would cause the obligation of the Company to close to not be satisfied, and is incapable of being cured by Parent or Merger Sub or is not cured by the earlier of (x) 30 days after delivery of notice of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date; provided that the Company is not then in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the related condition of the obligation of Parent to close not being satisfied; or
oif all of the conditions for Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied but Parent and Merger Sub have failed to consummate the Merger, and the Company has confirmed to Parent in writing that all of its conditions to close have been satisfied and it is ready, willing and able to consummate the Merger, and Parent and Merger Sub fail to consummate the Merger within two (2) business days after receipt of such notice; or
•by Parent:
oif the Company has breached or failed to perform any representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would cause the obligation of Parent to close to not be satisfied, and is incapable of being cured by the Company or is not cured by the earlier of (x) 30 days after delivery of notice of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date; provided that Parent is not then in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the related condition of the obligation of the Company to close not being satisfied (a “Company Breach Termination”).
The Merger Agreement also includes certain termination rights that are no longer applicable as of the date of this information statement, relating to (i) the delivery of the Written Consent (which was delivered on February 7, 2025), (ii) certain actions occurring prior to the delivery of the Written Consent, and (iii) the Board authorizing the Company to enter into an alternative acquisition agreement and the Company paying a termination fee prior to March 9, 2025.
For more information, see the section of this information statement captioned “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fees and Expenses (page 90)
We will be required to pay Parent (or its designee) a termination fee of $119,200,000 in the following circumstances:
•there is an Outside Date Termination or Company Breach Termination (with respect to a breach of the covenants related to Acquisition Proposals or the Written Consent and this information statement) and (i) an offer or proposal for a competing acquisition transaction is publicly announced or becomes publicly known or made to the Company or the Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of the Merger Agreement and (ii) within twelve (12) months following the termination of the Merger Agreement, the Company consummates or enters into an agreement for a competing acquisition transaction; or
•certain additional circumstances that are no longer expected to be applicable as of the date of this information statement, as more fully described in “The Merger Agreement—Termination Fees and Expenses.”
Parent will be required to pay us a termination fee of $230,000,000 (i) if the Company effects a Parent Breach Termination (as defined below) or a Parent Abandonment Termination (as defined below) or (ii) because the Effective Date has not occurred as of November 7, 2025, if, at the time of such termination, the Company would have been entitled to terminate the Merger Agreement pursuant to a Parent Breach Termination or a Parent Abandonment Termination.
For more information, see the section of this information statement entitled “The Merger Agreement—Termination Fees and Expenses.”
Interests of Our Directors and Executive Officers in the Merger (page 56)
You should be aware that SolarWinds’ non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of SolarWinds’ stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (page 62)
The exchange of shares of Company Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received and their adjusted tax basis in their shares of Company Common Stock exchanged. Stockholders that are non-U.S. holders and that exchange their shares of Company Common Stock for cash in the Merger generally will not be subject to U.S. federal income tax on gain resulting from the exchange unless such holder has certain connections to the United States or certain other requirements are met. Stockholders should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for the definitions of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. Stockholders should also consult their own tax advisors for a complete analysis of the effect of the Merger on their federal, state and local and/or foreign taxes.

Regulatory Approvals (page 65)
Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied by the applicable agencies. On February 7, 2025, both the Company and Parent filed their respective notification and report forms under the HSR Act, which triggered the start of the HSR Act waiting period. The waiting period under the HSR Act expired at 11:59 p.m. EST on March 10, 2025.
At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC, or the governmental authorities of any other applicable jurisdiction in which a filing is required under applicable foreign antitrust laws, could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Payment of Per Share Merger Consideration (page 68)
Prior to the Effective Time, Parent will appoint an agent (the “Exchange Agent”) to make payments of the Per Share Merger Consideration to stockholders. Promptly after the Effective Time, the Exchange Agent will send holders of shares of Company Common Stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Per Share Merger Consideration.
Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Per Share Merger Consideration in respect of the Company Common Stock. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.
If any cash deposited by Parent with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Per Share Merger Consideration. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a government authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
Specific Performance (page 91)
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. However, the Company will be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the equity financing and to cause Parent or Merger Sub to consummate the Merger on the terms and subject to the conditions in the Merger Agreement only if:
•all conditions for Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied or waived;
•the debt financing has been funded in full, or will be funded in full at the time of Closing, in accordance with the terms and conditions of the debt commitment letter if the equity financing is funded;
•Parent and Merger Sub have failed to consummate the Merger at the time required by the Merger Agreement;
•the Company has confirmed to Parent in writing that (i) all of the conditions set forth for the Company’s obligations to close have been satisfied and (ii) the Company is ready, willing and able to consummate the Merger; and
•Parent and Merger Sub fail to consummate the Merger within two (2) business days after receipt of the notice contemplated by the foregoing bullet.
For more information, see the section of this information statement entitled “The Merger Agreement—Specific Performance.”
Appraisal Rights (page 92)
Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock (other than the Principal Stockholders) have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the Per Share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $18.50 per share that our stockholders are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is on    , and precisely comply with all of the procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders and beneficial owners of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.
For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 92 and the provisions of Delaware law that grant appraisal rights and govern such procedures, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 of the DGCL may result in loss of the right of appraisal.

Transaction Litigation (page 61)
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Market Information and Dividends (page 92)
    Shares of Company Common Stock are listed on the NYSE under the trading symbol “SWI.” As of March 1, 2025, 173,131,773 shares of Company Common Stock were issued and outstanding, held by 33 stockholders of record.
On March 15, 2024, the Board declared a special cash dividend of $1.00 per share to stockholders of record at the close of business on April 3, 2024. Prior to that, the Company declared a special cash dividend in July 2021 in connection with the spin-off of N-able, Inc. The terms of the Merger Agreement do not allow us to declare or pay a dividend between February 7, 2025 and the earlier of the consummation of the Merger or the termination of the Merger Agreement.
Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. At that time, SolarWinds will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC with respect to the Company Common Stock.

Effect on SolarWinds if the Merger is Not Completed

If the Merger is not completed for any reason, SolarWinds stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, SolarWinds will remain an independent public company, the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and SolarWinds will continue to file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a SolarWinds stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 100.
Q:    Why did I receive this information statement?
A:    Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Principal Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of (i) the Written Consent as required by Section 228(e) of the DGCL and (ii) the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:    What is the proposed transaction and what effects will it have on SolarWinds?
A:    The proposed transaction is the acquisition of SolarWinds by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into SolarWinds. SolarWinds will be the Surviving Corporation of the Merger and a wholly owned subsidiary of Parent, at which time SolarWinds will cease to be a standalone publicly traded company.
Q:    What will I receive in the Merger?
A:    Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, each stockholder will be entitled to receive $18.50 in cash, without interest, for each share of Company Common Stock that you own, unless you properly and timely exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $1,850.00 in cash in exchange for your shares of Company Common Stock without interest and less any applicable withholding taxes. Upon completion of the Merger, you will not own any equity in the Surviving Corporation.
Q:    What happens to the Company Options, Company RSUs and Company PSUs if the Merger is completed?
A:    As of immediately prior to the Effective Time, to the extent not exercised prior to the Effective Time, each Company Option will be cancelled, with each former holder of any such cancelled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option. If the exercise price per share of any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled and terminated without any consideration in respect thereof.
As of immediately prior to the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company PSU. For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU will be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of the Merger Agreement. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement PSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU for which the Cash Replacement PSU Amount was exchanged would have vested and become payable pursuant to its terms. Each Cash Replacement PSU Amount will otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement PSU Amount.
At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time will be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Vested Company RSU.
At the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU for which the Cash Replacement Unvested RSU Amount was exchanged would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested RSU Amount will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions).
Q:    What happens to the Company ESPP if the Merger is completed?
A:    Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants can participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased under the Offering Period will be treated the same as all other shares of Company Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.

Q:    Do any officers or directors of SolarWinds have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
A:    You should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56.
Q:    When do you expect the Merger to be completed?
A:    We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second quarter of 2025, subject to the satisfaction of required regulatory clearances and other customary closing conditions, although the Company cannot assure completion by any particular date, if at all.
Q:    What happens if the Merger is not completed?
A:    If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, SolarWinds will remain a publicly traded company, and shares of Company Common Stock will continue to be traded on the NYSE.
Q:    Why am I not being asked to vote on the Merger?
A:    Applicable Delaware law and SolarWinds’ certificate of incorporation require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. SolarWinds’ certificate of incorporation permits any action which is required or permitted to be taken by SolarWinds’ stockholders to be taken without a meeting if a written consent setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company Common Stock entitled to vote thereon were present and voted. The requisite stockholder approval was obtained on February 7, 2025 following the execution of the Merger Agreement, when the Written Consent was delivered by the Principal Stockholders, which owned of record and beneficially shares of Company Common Stock constituting approximately 65% of the aggregate voting power of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.
Q:    Did the Board approve and recommend the Merger Agreement?
A:    Yes. After careful consideration, the Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company. For a discussion of the factors that the Board considered in determining to approve and recommend the Merger Agreement, please see “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 32.
Q:    What happens if I sell my shares before completion of the Merger?
A:    If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Per Share Merger Consideration and lose your appraisal rights. In order to receive the Per Share Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time and, in the case of any effort to exercise appraisal rights, otherwise comply with all other requirements of Section 262 of the DGCL.
Q:    How do I surrender my shares of Company Common Stock held by SolarWinds’ transfer agent, Equiniti Trust Company, LLC?
A:    Upon receipt of an “agent’s message” at the Effective Time, you will be entitled to receive the Per Share Merger Consideration in exchange for each share of Company Common Stock you own and any surrendered uncertificated shares will be cancelled.
Q:    What happens to my shares of Company Common Stock held by my broker?
A:    Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the Closing of the Merger has occurred. You should direct any specific questions on this to your broker.
Q:    Is the Merger subject to the fulfillment of certain conditions?
A:    Yes. Before the Merger can be completed, SolarWinds, Parent and Merger Sub must fulfill or, if permissible under applicable law, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 87.
Q:    Am I entitled to exercise appraisal rights instead of receiving the Per Share Merger Consideration for my shares?
A:    Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholders) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section in this information statement entitled “Appraisal Rights” beginning on page 92.
Q:    What happens if a third party makes an offer to acquire SolarWinds before the Merger is completed?
A:    Subject to certain limitations, prior to March 9, 2025, we were generally permitted to provide information to third parties and enter into discussions or negotiations with respect to an unsolicited Acquisition Proposal that the Board determined was, or would reasonably be expected to result in, a Superior Proposal, and the Board determined that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law. So long as we complied with Parent’s “match” rights specified in the Merger Agreement, we were also permitted to terminate the Merger Agreement to enter into an Acquisition Transaction that the Board had determined was a Superior Proposal, subject to the payment of a termination fee (as further described in “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page 78).
Q:    Will I owe taxes as a result of the Merger?
A:    The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. holder receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (x) the amount of cash the U.S. holder received for its Company Common Stock (determined before deduction of any applicable withholding taxes) and (y) the U.S. holder’s adjusted tax basis in such Company Common Stock.

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain resulting from the sale or exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States or certain other requirements are met. However, the Merger could be a taxable transaction to such non-U.S. holder under non-U.S. tax laws applicable to such holder.
Holders of Company Common Stock should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 62 for a more detailed description of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to the stockholders will depend on their particular situation. Holders of Company Common Stock are urged to consult their own tax advisors about the U.S. federal, state, local and non-U.S. tax consequences to them of the Merger in light of their particular circumstances.
Q:    Where can I find more information about SolarWinds?
A:    SolarWinds files periodic reports, proxy statements and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 100.
Q:    Who can help answer my other questions?
A:    If you have more questions about the Merger, please contact our Investor Relations department at ir@solarwinds.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements regarding forecasts and projections as described in “The Merger—Certain Company Financial Forecasts” beginning on page 52, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts included in this information statement are forward-looking statements, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. For example, all statements we make relating to our current expectations relating to the Merger and the Transactions, estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth initiatives, or strategies, industry, market and macroeconomic expectations, or future business and product capabilities are forward-looking statements. These statements are only predictions. You should not place undue reliance on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties, many of which are beyond our control, or currently unknown to us. Our assumptions may turn out to be inaccurate and actual events or results may differ materially from our expectation or projections. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:
•the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of the Company Common Stock;
•the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring us to pay the Company Termination Fee (as defined below);
•the ability of Parent and Merger Sub to obtain the necessary financing arrangements set forth in the equity and debt commitment letters received in connection with the Merger;
•potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;
•certain restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions;
•uncertainty as to timing of completion of the Merger;
•risks that the benefits of the Merger are not realized when and as expected;
•the impact of macroeconomic conditions, including the wars in Ukraine and Israel, rising escalations in the Middle East, geopolitical tensions involving China, disruptions in the global supply chain and energy markets, inflation, uncertainty over liquidity concerns in the broader financial services industry, rising interest rates, changes in foreign exchange rates or other geopolitical events globally on our business and financial results;
•risks associated with our financial condition and results of operations, including revenue, revenue growth, cost of revenue, operating expenses, operating income, non-GAAP operating income, non-

GAAP operating margin, adjusted EBITDA and adjusted EBITDA margin, cash flows and effective income tax rate;
•risks related to our evolution from monitoring to observability and our subscription-first approach;
•the impact on our business by health pandemics or epidemics;
•our revenues and operating results if we are unable to acquire new customers, successfully retain existing customers, expand sales to existing customers or develop new products;
•our ability to grow our business effectively, to scale our business and to manage our expenses;
•risks and uncertainties associated with potential acquisitions;
•the competitiveness of the market in which we operate;
•our reliance on our management team and other key employees;
•risks related our brand recognition and reputation;
•risks related to the impact on our business of the SEC litigation resulting from the cyberattack on our Orion Software Platform and internal systems;
•the impact of potential information technology or data security breaches or other cyberattacks or other disruptions;
•our ability to obtain, maintain, protect and enforce our intellectual property and proprietary rights;
•our ability to comply with regulations applicable to us;
•risks related to our estimates of market opportunity and our ability to change our pricing models, if necessary to compete successfully; and
•other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. See “Where You Can Find More Information” beginning on page 100.
We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this information statement in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this information statement are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE PARTIES TO THE MERGER AGREEMENT
Company
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Phone: (512) 682-9300
SolarWinds is a leading provider of simple, powerful, secure observability and IT management software built to enable customers to accelerate their digital transformation. Our solutions provide organizations worldwide with a comprehensive and unified view of today’s modern, distributed, and hybrid network environments. We focus on end-to-end hybrid IT management, and we are a leader in solutions for observability, IT service management, application performance, and database management. SolarWinds’ principal executive offices are located at 7171 Southwest Parkway, Building 400, Austin, TX 78735 and its telephone number is (512) 682-9300. SolarWinds’ website is www.solarwinds.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 100.
The Company Common Stock is listed with, and trades on, the NYSE under the symbol “SWI.”
Parent
Starlight Parent, LLC
c/o Turn/River Management LP
555 Mission Street, Suite 1750
San Francisco, CA 94105
Phone: (415) 858-0910
Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the Transactions, and has not engaged in any business activities other than in connection with the Transactions and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by Turn/River. After the consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Turn/River Management LP, 555 Mission Street, Suite 1750, San Francisco, CA 94105 and its telephone number is (415) 858-0910.
Merger Sub
Starlight Merger Sub, Inc.
c/o Turn/River Management LP
555 Mission Street, Suite 1750
San Francisco, CA 94105
Phone: (415) 858-0910
Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the Transactions. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business activity other than in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Turn/River Management LP, 555 Mission Street, Suite 1750, San Francisco, CA 94105 and its telephone number is (415) 858-0910.

THE MERGER
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee (as defined below) or the representatives of the Company and other parties.
The Board and the Company’s senior management periodically review the Company’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, dividends and potential business combination transactions, as well as other strategic opportunities, including in response to indications of interest received from third parties, in each case, with a view towards enhancing stockholder value.
Between June of 2023 and August of 2023, the Company received a series of unsolicited inbound inquiries from a financial sponsor (“Party A”), including an unsolicited, non-binding acquisition proposal received on August 24, 2023, to acquire all of the outstanding vested equity interests of the Company at a price of approximately $14.00 per share, subject to the completion of due diligence and the negotiation and execution of definitive agreements. Party A’s indication of interest also provided that Party A had received the full support of its investment committee to engage in due diligence in connection with a potential transaction with the Company.
In light of the proposal received from Party A, the Board determined on August 29, 2023, to designate three members of the Board, William Bock, Easwaran Sundaram, and Michael Widmann, each of whom was independent and disinterested with respect to a potential transaction with Party A as well as with respect to each of the other parties engaged with in connection with the Initial Market Check (as defined below), to act as an ad-hoc committee (the “Transaction Committee”), for purposes of considering, evaluating, and responding to the August 24, 2023 proposal and matters related thereto. The Transaction Committee was formed for convenience and efficiency, and not due to any actual or perceived conflict of interest on the part of or with respect to any member of the Board, and was authorized to provide oversight of, and to work directly with, Company management and the Company’s outside advisors with respect to Party A’s indication of interest, as well as with respect to the Initial Market Check, including communications with related persons and other relevant parties and stakeholders, preparation of information for the Board’s consideration and other matters with respect thereto, as well as with respect to the evaluation, negotiation and recommendation to the full Board of potential financial advisor(s) to the Company. Shortly thereafter, the Board determined to engage with Party A with respect to its proposal and to conduct a broader confidential market check regarding potential interest in an acquisition of the Company (the “Initial Market Check”), with a view towards canvassing interest of other potential buyers in a transaction similar to that proposed by Party A. In early September 2023, consistent with the guidance from the Board and the recommendation of the Transaction Committee, the Company informally retained Goldman Sachs and Jefferies to act as financial advisors to assist the Company with the preparation for and facilitation of the potential sale process.
Beginning on September 5, 2023, after consulting with its financial advisors and taking into account prior meetings with potentially interested parties, the Board authorized the Company and representatives of each of Goldman Sachs and Jefferies to engage with interested parties that either had previously expressed interest in a transaction with the Company or which the Company and its advisors believed could complete an acquisition of the Company. Consistent with such authorization, representatives of Goldman Sachs and Jefferies then engaged with 13 parties, consisting of 12 financial sponsor potential acquirors and one strategic potential acquiror, that either had previously expressed interest in a transaction with the Company or which the Company and its advisors believed could complete a potential acquisition of the Company. Between September 6, 2023 and October 6, 2023, the Company entered into nondisclosure agreements with nine potentially interested parties, with such nondisclosure agreements containing, among other provisions, customary standstill restrictions. None of the nondisclosure agreements entered into in connection with the Initial Market Check included “don’t-ask, don’t-waive” restrictions. The remaining four parties did not execute a nondisclosure agreement and did not participate in a management presentation or diligence discussions. During such process, the Company received inbound interest from Turn/River; however, Turn/River indicated that at such time they did not have the ability to acquire the entirety of the Company and would only be interested in a potential divestiture transaction or in serving as a partner to another, lead acquiror. As a result, the Company did not request that Turn/River execute a nondisclosure agreement, and no such agreement was entered into with Turn/River at such time.
Between September 20, 2023, and November 11, 2023, eight of the nine parties that entered into a nondisclosure agreement with the Company participated in a management presentation and/or diligence discussions and received access to certain non-public information regarding the Company. Following such period, on October 17, 2023, three parties (Party A and two other financial sponsors, “Party B” and “Party C”) submitted non-binding indications of interest to acquire the Company in all-cash transactions. Party B had also requested to partner with one of the other financial sponsors (“Party D”) as a co-investor prior to the submission of Party B’s indication of interest but later confirmed Party B would be acting alone and not in conjunction with another party (including Party D). The remaining five parties determined not to continue with the discussions due to various factors, including the uncertainty of various factors impacting the Company's long-term growth potential. Party A’s revised proposal included an indicative price of $13.00 per share, reflecting a reduction from the price of approximately $14.00 per share included in its initial offer. Party A informed the Company’s financial advisors that the reduction in its offered price reflected its concerns regarding the status of the Company’s ongoing litigation with the SEC, as well as its growth prospects in light of the stage of its business model transition. Party B’s indication of interest proposed a price of $12.00-$13.00 per share. Party C’s indication of interest included a per-share purchase price of $12.50. Following receipt of such proposals, the Company continued to engage in discussions with each of Parties A, B and C regarding the terms of their proposals. On October 26, 2023, Bloomberg News reported that the Company was exploring a potential sale transaction and had engaged a financial advisor to prepare a sale process expected to kick off in early 2024 (the “Bloomberg Article”).
The Company continued to engage with each interested party after the publication of the Bloomberg Article; however, between November 17, 2023, and November 23, 2023, each of Party A, Party B, and Party C communicated that it was no longer interested in pursuing a transaction with the Company due to various factors, including the relative early stage of the Company’s ongoing transition to a subscription-first business model and the lack of certainty that such transition would be successful. Accordingly, on November 29, 2023, the Board convened a meeting, and, after discussing the low likelihood that other potential bidders would have the ability and interest to engage in a potential acquisition of the Company at the present time, taking into account the fact that the publication of the Bloomberg Article had provided any potentially interested parties with an opportunity to express interest in the Company and request to participate in any strategic process, and none having done so, as well as the relatively low likelihood that any further engagement with other potential bidders would result in a strategic alternative preferable to remaining a stand-alone company, determined to terminate the Initial Market Check.
Following termination of the Initial Market Check, members of management, the Board, representatives of Silver Lake and representatives of each of Goldman Sachs and Jefferies regularly met with existing and potential investors of the Company and with others involved in the software industry that may represent potential partnering or other business opportunities. These included informal discussions from time to time with third parties who could potentially have an interest in a strategic transaction with the Company. At the direction of the Board, representatives of Goldman Sachs, Jefferies and Silver Lake held conversations with more than 20 potential financial suitors (including Party A, Party B, Party C, and Party E (as defined below), as well as five other parties with whom the Company had entered into a nondisclosure agreement in connection with the Initial Market Check) and 14 potential strategic suitors between February 2024 and January 2025. The Board received regular updates regarding the status of such discussions, but none of such engagements progressed beyond preliminary conversations or resulted in any indications of interest to acquire the Company.
On June 20, 2024, Mr. Widmann, who serves as a director on the Board and is a managing director of Silver Lake, had a general meeting with a representative of Turn/River as part of Mr. Widmann’s regular engagement with financial advisors, investors and industry participants to explore potential business opportunities and investments for Silver Lake. During such meeting, among other unrelated topics discussed, the representative from Turn/River expressed to Mr. Widmann that Turn/River remained interested in exploring a potential acquisition of the Company’s database management and IT service management (“ITSM”) business lines, although Turn/River was not interested at such time in evaluating an acquisition of the entire Company. No specific proposal was made, and no formal transaction terms, including price, were discussed at this meeting. Mr. Widmann informed Sudhakar Ramakrishna, the Company’s President and Chief Executive Officer and a member of the Board, of this discussion with the representative of Turn/River and subsequently reported the discussion to the Board at the next regularly scheduled Board meeting on August 13, 2024, noting that Turn/River had expressed interest during the June 20, 2024 meeting in a smaller transaction involving certain business segments of the Company but, at that time, was not interested in an acquisition of the entire Company.
On August 26, 2024, a representative of a financial sponsor (“Party E”) spoke with Mr. Widmann, during which conversation such representative noted that while Party E declined an invitation to participate in the Initial Market Check because it did not believe at such time that it would be able to support a transaction at a premium to the then-current trading price, it had continued to monitor the Company and was interested in potentially receiving more information about the Company and meeting with its management team. Mr. Widmann informed Mr. Ramakrishna of Party E’s potential interest in the Company, and on November 14, 2024, Mr. Ramakrishna met with a representative of Party E. Following such meeting, Messrs. Ramakrishna and Widmann each expressed to Party E that if it would like to execute a nondisclosure agreement and receive additional information from the Company, it would need to indicate that it had internal investment committee support for making a proposal to acquire the Company at a premium to then-current market trading prices on the basis of publicly available information about the Company. On November 19, 2024, Mr. Widmann and Mr. Ramakrishna informed the full Board of the communications with Party E. On December 5, 2024, Party E informed Mr. Widmann that it could not make such a proposal and was no longer interested in pursuing a transaction with the Company at such time, noting that any future interest in acquiring the Company would be predicated on the Company’s ability to deliver further growth beyond its maintenance to subscription transition.
On October 16, 2024, representatives of Goldman Sachs met in person with representatives of Turn/River on an unrelated matter, during which a Turn/River representative inquired about the Company, and the Goldman Sachs representatives communicated that, consistent with the messaging initially received by Turn/River in connection with the Initial Market Check, Turn/River would need to be able to propose a fully financed acquisition of the entire Company, and not just certain business lines, in order for the Company to consider engagement. The Turn/River representatives indicated that Turn/River understood and was evaluating with its limited partners whether it could make such a proposal. Representatives of each of Goldman Sachs and Turn/River met again virtually on November 6, 2024, to discuss the same matters. Such conversations were subsequently communicated to Mr. Widmann and to Mr. Ramakrishna.
Following further conversations between Turn/River and representatives of Goldman Sachs, including a meeting on November 19, 2024 during which representatives of Goldman Sachs discussed Goldman Sachs’ “outside-in financeability” analysis of Turn/River’s ability to fund a potential transaction, Mr. Widmann met in person with a representative of Turn/River on November 26, 2024. The representative of Turn/River noted its continued interest in the Company and its familiarity with the Company’s business transformation trajectory. However, consistent with its prior communications to Mr. Widmann, the representative of Turn/River conveyed that, at such time, Turn/River was not in a position to pursue an acquisition of the Company but remained interested in a potential carveout transaction with respect to the Company’s database management or ITSM product lines should the Company have interest in discussing such a transaction. No formal transaction terms, including price, were discussed at this meeting. Mr. Widmann reported the content of this meeting to representatives of Goldman Sachs and Mr. Ramakrishna.
Between December 5, 2024 and December 7, 2024, Mr. Widmann, and representatives of each of Goldman Sachs and of Turn/River continued discussions, over the course of which the Turn/River representatives indicated that their thinking with respect to a potential transaction with the Company had evolved and that with equity financing support of its limited partner Sequoia Heritage (the “Co-Investor”), which was willing to make a co-investment, they believed they would be able to make a proposal to acquire the entire Company. No formal transaction terms, including price, were discussed at this meeting. Such conversations were relayed to Mr. Ramakrishna, and subsequently relayed to the full Board on December 27, 2024.

On December 8, 2024, representatives of Goldman Sachs connected representatives of Turn/River to Mr. Ramakrishna by email.
On December 16, 2024, Mr. Ramakrishna met in person with representatives of Turn/River. During the meeting, the Turn/River representatives informed Mr. Ramakrishna that Turn/River had continued to follow the Company’s performance and was impressed with the Company’s progress. The representatives of Turn/River also verbally expressed a preliminary interest in a potential acquisition of the entire Company. No formal transaction terms, including price, were discussed at this meeting.
On December 20, 2024, at the request of Turn/River, Mr. Widmann met in person with representatives of Turn/River and the Co-Investor, during which the representatives communicated Turn/River’s and the Co-Investor’s preliminary views with respect to value and financing based on publicly available information on the Company, noting their ability to support a purchase price that reflected a 25% premium relative to the Company’s then-current trading price, as well as their desire and ability to move quickly through a transaction process if agreement on price could be reached. The representatives of Turn/River and the Co-Investor also confirmed their ability to provide sufficient equity financing for an acquisition of the Company. The content of this meeting was communicated by Mr. Widmann to Mr. Ramakrishna, and William Bock, who serves as Chairman of the Board, and was subsequently communicated to the full Board on December 27, 2024.
Between December 21 and December 22, 2024, representatives of Turn/River delivered to representatives of Goldman Sachs, and representatives of Goldman Sachs and Turn/River discussed, an initial request by Turn/River for due diligence information.
On December 24, 2024, representatives of Turn/River verbally indicated to representatives of Goldman Sachs an interest to acquire all of the outstanding shares of Company Common Stock at an indicative offer range of $17.00-$18.00 per share. On the same date, Mr. Ramakrishna, Mr. Widmann and a representative of Goldman Sachs discussed the verbal indication. At the direction of Mr. Ramakrishna, representatives of Goldman Sachs then requested that Turn/River deliver its offer in writing, noting to Turn/River that the offer range verbally conveyed was lower than the 25% premium Turn/River had previously referenced.
On December 27, 2024, a representative of Turn/River delivered by email to a representative of Goldman Sachs a formal, written indication of interest to acquire for cash all of the outstanding shares of common stock of the Company on a fully diluted basis, with an indicative offer range of $17.50-$18.00 per share (the “December 27 Offer”), which represented a premium of approximately 25%-29% relative to the 30-day volume weighted average of the trading price of the Company Common Stock as of December 24, 2024, the last trading day prior to the date of the December 27 Offer. The December 27 Offer provided that the purchase price would be funded through a combination of committed equity financing from funds managed by each of Turn/River and the Co-Investor, as well as committed debt financing. The December 27 Offer also provided that the potential transaction would not be conditioned upon Turn/River’s ability to obtain debt financing and that Turn/River was prepared to execute a definitive agreement by February 7, 2025, subject to access to requisite diligence information. The indication of interest also included a request for an exclusivity period through February 7, 2025, during which the Company would only negotiate with Turn/River with respect to a potential sale transaction. Mr. Ramakrishna shared the indication of interest with the full Board on the same date and noted that members of the previously authorized Transaction Committee established in connection with the Initial Market Check (which had not been disbanded and remained available to meet on an ad hoc basis) would meet the following day to discuss the indication of interest and potential next steps.
On December 28, 2024, the Transaction Committee, together with members of Company management and representatives of Goldman Sachs and DLA Piper LLP (US), the Company’s outside legal advisor (“DLA Piper”), met to discuss Turn/River’s December 27 Offer. Following a review of the proposal, the Transaction Committee authorized and directed management to enter into a nondisclosure agreement with Turn/River and to provide Turn/River with non-public due diligence information that Turn/River had requested to facilitate its confirmation of its continued interest and provision of a more informed offer. Negotiations by management with respect to purchase price were not authorized, and the Company did not countersign the indication of interest or agree to be bound by its terms, including with respect to exclusivity.
On January 1, 2025, the Company entered into a nondisclosure agreement with Turn/River, which contained a standstill provision that prohibited Turn/River (for an agreed upon period of time) from, among other things, making a proposal to acquire the Company unless specifically invited to do so by the Company in writing and did not include a “don’t ask, don’t waive” restriction. On January 4, 2025, the Company provided Turn/River access to a virtual data room containing initial diligence information regarding the Company requested by Turn/River.
On January 10, 2025, a member of Company management and representatives of Turn/River, along with representatives from the Company’s and Turn/River’s respective outside legal advisors, participated in a legal due diligence call and discussion.
On January 12, 2025, the Board, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss the December 27 Offer and related developments and activities since the Company’s receipt of the same. During such meeting, the representatives of Goldman Sachs also presented an update on the status of engagement with parties from the Initial Market Check, as well as other interested parties who expressed interest in a potential transaction with the Company during fiscal year 2024. Further, such representatives provided their perspectives on process design in light of the Turn/River proposal and previous discussions with parties that had participated in the Initial Market Check, noting the recent market trend of low success rates following broad outreach sale processes and their recommendation that the Company prioritize discussions with Turn/River coupled with selected outreach to other potentially interested parties. A representative of DLA Piper then reviewed with the Board its fiduciary duties under Delaware law and related legal matters in the context of a potential sale transaction, providing an update to the presentations regarding fiduciary duties that were provided to the Board in connection with the Initial Market Check. During the meeting, a member of Company management discussed with and presented to the Board the standalone plan of the Company for fiscal year 2025, including management projections (the “2025 Plan”), which had been updated from the preliminary version reviewed by the Board in November of 2024 to reflect full-year 2024 results and updated expectations in light of Company performance and trends. After discussion, the Board unanimously (i) approved and adopted the 2025 Plan; (ii) authorized the 2025 Plan to be shared with Turn/River; and (iii) formally re-authorized the Transaction Committee (comprised of the same members) and the delegation of authority previously granted in connection with the Initial Market Check. In light of the terms of the Company’s Amended and Restated Stockholders’ Agreement, dated as of October 18, 2018, by and among the Company and the Principal Stockholders, as amended (the “Stockholders’ Agreement”), which requires the written consent of affiliates of each of Silver Lake and Thoma Bravo, L.P. (“Thoma Bravo”) prior to the Company’s entry into or effectuation of a change in control, and the fact that Thoma Bravo did not have any representatives serving on the Board, the Board also authorized Company management to seek the perspective of Thoma Bravo with respect to the December 27 Offer and to inform representatives of Thoma Bravo (in its capacity as a stockholder of the Company) of the same at such time as either Turn/River provided further confirmation of its interest or Thoma Bravo independently expressed an interest in the status of discussions regarding an acquisition of the Company. Representatives of Goldman Sachs also informed the Board that representatives of Goldman Sachs would be attending an upcoming meeting scheduled to take place between representatives of Goldman Sachs and Party A during the upcoming week unrelated to a transaction with the Company, and the Board directed Goldman Sachs to inquire regarding Party A’s interest in a potential transaction with the Company in light of the Company’s strong recent financial performance. The Board also directed Company management to continue discussions and engaging on diligence with Turn/River consistent with process design recommendations of Goldman Sachs.
On January 13, 2025, members of Company management hosted an in-person business diligence session, followed by a dinner, with representatives of Turn/River and the Co-Investor. The session covered various topics, including the Company’s business strategy and outlook, product portfolio, and go-to-market strategy.
On January 14, 2025, members of Company management held a financial due diligence session with representatives of Turn/River. Also in attendance were representatives of Goldman Sachs.

Also on January 14, 2025, representatives of Goldman Sachs confirmed verbally and in writing to a representative of DLA Piper that Goldman Sachs had formally cleared its conflict check and identified no conflicts related to Goldman Sachs advising the Company on a potential transaction at that time.
On January 15, 2025, the Board, together with members of Company management and a representative of DLA Piper, met to discuss, among other things, the potential engagement of one or more financial advisors and developments and activities involving Turn/River since the Board’s previous meeting. At the same meeting, a member of Company management reviewed and discussed with the Board a standalone long-range plan of the Company for fiscal years 2026 through 2029, including management projections (together with the 2025 Plan, the “LRP”). After discussion, the Board approved and adopted the LRP and authorized management to share the LRP in connection with any potential sale transaction, including with any financial advisor of the Company, any potential financing sources and other involved parties. The Board also discussed the engagement of one or more financial advisors, including Goldman Sachs. The representative of DLA Piper informed the Board that Goldman Sachs had confirmed verbally and in writing that it had formally cleared its conflict check and identified no conflicts related to Goldman Sachs advising the Company on a potential transaction at that time. Following discussion, the Board delegated authority to the Transaction Committee to negotiate a customary engagement letter and indemnity arrangement with Goldman Sachs, subject to an aggregate fee range. The Board also discussed the potential benefits of retaining an additional financial advisor, including the potential for receiving two fairness opinions, and determined to further evaluate potentially engaging an additional financial advisor at a later date and authorized the Transaction Committee’s consideration of the same.
On January 16, 2025, members of Company management held a virtual due diligence session with representatives of Turn/River and representatives of the Co-Investor regarding the LRP and related business and financial topics. Also in attendance were representatives of Goldman Sachs.
On the same date, consistent with direction received from the Board, representatives of Goldman Sachs had a discussion with Party A (which was still party to a nondisclosure agreement with the Company), during which, among other things, Party A indicated that, in light of Company performance and valuation considerations, it was not interested in strategic engagement with the Company at such time.
On January 17, 2025, members of Company management and representatives of Goldman Sachs participated in an additional due diligence session with representatives of Turn/River. On the same date, Mr. Ramakrishna and a representative of Turn/River spoke telephonically regarding transaction process and related updates.
On the same date, Mr. Ramakrishna held a regularly scheduled meeting with Thoma Bravo, in its capacity as a stockholder of the Company, to discuss general business performance. The December 27 Offer and the transaction process were not discussed at this meeting, as Turn/River had not yet provided further confirmation of its interest, and Thoma Bravo did not independently request an update on the status of discussions regarding an acquisition of the Company.
Also on January 17, 2025, pursuant to an earlier discussion between representatives of Goldman Sachs and members of Company management regarding updating the unlevered free cash flow projections to include 2030, Company management created an extrapolation of the Board-approved LRP based on extrapolations of the material assumptions underpinning the LRP (the unlevered free cash flow projections extending through 2030 are included in the “Expanded Forecasts” as discussed in further detail in the section of this information statement entitled “—Certain Company Financial Forecasts” beginning on page 52). Company management subsequently approved the Expanded Forecasts for use by any financial advisor of the Company in connection with such advisor’s financial analyses and opinion.
On January 18, 2025, representatives of Turn/River verbally communicated to representatives of Goldman Sachs, subsequently followed by email confirmation, that, following receipt of the non-public information provided and based on its due diligence investigation, Turn/River remained interested in a potential acquisition of the

Company and was willing to quickly progress toward a transaction on the basis of the indicative price range set forth in its December 27 Offer.
Also on January 18, 2025, representatives of DLA Piper shared with the Transaction Committee and certain members of Company management a draft of and summary of key terms for a Merger Agreement, which was proposed to serve as the initial draft to be delivered to Turn/River in connection with the potential sale transaction, subject to feedback from the Transaction Committee and Company management.
On January 19, 2025, the Board, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss, among other things, developments and activities related to the potential sale transaction. Representatives of Goldman Sachs and Company management updated the Board on activities and communications since the prior meeting, including the due diligence production and meetings and diligence requests that remained outstanding. Representatives of Goldman Sachs also presented to the Board certain preliminary financial analyses prepared by Goldman Sachs related to the offer price. Following the presentation, the Board discussed timing with respect to distribution of the initial Merger Agreement and Turn/River’s engagement of potential debt financing sources, after which the Board agreed to grant permission to Turn/River to engage with and provide access to lenders in connection with the debt financing process, which representatives of Goldman Sachs communicated to Turn/River on January 20, 2025.
On the same date, the Transaction Committee, together with members of Company management and a representative of DLA Piper, met to review and discuss the draft of the Merger Agreement that DLA Piper circulated to the Transaction Committee on January 18, 2025. Mr. Ramakrishna was also directed by the Transaction Committee to commence discussions with Thoma Bravo (in its capacity as a stockholder) regarding the potential sale transaction, as had been earlier discussed with the Board, due to the sufficient progression of the potential transaction with Turn/River and the reaffirmation that Turn/River had provided in their indicative price range.
On January 20, 2025, consistent with the direction received from the Board and the Transaction Committee, Mr. Ramakrishna spoke with representatives of Thoma Bravo to inform them of the offer provided by Turn/River and the Company’s efforts in that regard, noting the consent rights of each of Silver Lake and Thoma Bravo with respect to a transaction pursuant to the Stockholders’ Agreement. The representatives of Thoma Bravo stated that in light of such information, they would evaluate whether they would have interest in acquiring the Company and requested access to diligence information regarding the Company to facilitate their consideration of whether to provide consent as well as whether to submit a competing offer.
On January 21, 2025, the Company delivered to Turn/River an initial draft of the Merger Agreement. The draft Merger Agreement included, among other terms and conditions, (i) a “go-shop” provision that would enable the Company to solicit alternative bids for 45 days after signing of the Merger Agreement, (ii) that the Merger would be approved by a vote of the Company’s stockholders at a meeting (rather than by written consent), (iii) a termination fee payable by the Company equal to approximately 1.375% of the Company’s equity value based on the per share price if the Merger Agreement was terminated under certain circumstances in connection with a superior proposal received prior to the end of the go-shop period, (iv) a termination fee payable by the Company equal to approximately 2.75% of the Company’s equity value based on the per share price if the Merger Agreement was terminated under certain other circumstances, and (v) a termination fee payable by the potential acquiror equal to approximately 7.5% of the Company’s equity value based on the per share price if the Merger Agreement was terminated under certain other circumstances.
On January 21, 2025, the Company provided access to the virtual data room to representatives of Thoma Bravo pursuant to existing confidentiality provisions under the Stockholders’ Agreement.
Between January 21, 2025, and January 29, 2025, members of the Company’s senior management and representatives of Goldman Sachs participated in 13 additional due diligence sessions with Turn/River and its representatives covering a variety of topics, including legal, financial, human resources, tax, cybersecurity, products and other matters.

On January 22, 2025, representatives of Turn/River hosted a presentation and update for the Company, which was attended by members of Company management, as well as representatives of Goldman Sachs, in which Turn/River shared its preliminary lender model that it intended to share with potential debt financing sources. During the presentation, Turn/River shared a go-forward, three statement projection model with sources and uses as well as a debt summary (the “Lender Model”) and discussed Turn/River’s projections to be used for the debt underwriting portion of the deal. The Lender Model was subsequently shared by Turn/River with potential lenders on January 24, 2025.
Also on January 24, 2025, Mr. Ramakrishna and a representative of Goldman Sachs attended a meeting with a representative of Turn/River at Turn/River’s offices, during which the Turn/River representative and Mr. Ramakrishna discussed the Company’s business model and the potential transaction.
On the same date, consistent with direction received from the Board and Transaction Committee, Mr. Ramakrishna met again with representatives of Thoma Bravo. The Thoma Bravo representatives informed Mr. Ramakrishna that Thoma Bravo was still evaluating its rights under the Stockholders’ Agreement and whether Thoma Bravo would provide consent or submit a competing offer.
On January 26, 2025, Turn/River’s outside legal counsel, Kirkland & Ellis LLP (“K&E”), sent DLA Piper a revised draft of the Merger Agreement. The revised draft of the Merger Agreement, among other things, (i) removed the “go-shop” provision and replaced it with a “no shop” provision, (ii) included a requirement to approve the Merger Agreement through action by written consent rather than at a special meeting of stockholders, with such consent required to be delivered within 24 hours of execution of the Merger Agreement, (iii) provided that the Company’s ability to terminate the Merger Agreement for a superior proposal would terminate upon receipt of the stockholder written consent, (iv) proposed a Company termination fee of approximately 3.0% of the equity value of the Company based on the per share price if the Merger Agreement was terminated under certain circumstances in connection with a superior proposal received prior to the receipt of the stockholder written consent (i.e., within the first 24 hours following execution of the Merger Agreement), and (v) proposed an acquiror termination fee of approximately 6.0% of the equity value of the Company based on the per share price.
On January 27, 2025, the Transaction Committee, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss the developments and activities related to the potential transaction. The Goldman Sachs representative discussed with the Transaction Committee the status of due diligence and Turn/River’s progress with respect to and engagement of potential financing sources and, after providing such updates, left the meeting. A representative of DLA Piper reviewed the principal terms of the revised draft of the Merger Agreement. Company management also provided an update to the Transaction Committee regarding Mr. Ramakrishna’s January 24, 2025 discussion with Thoma Bravo, noting that Thoma Bravo was continuing to evaluate the proposed Turn/River transaction, including whether it would pursue its own transaction with the Company. After discussion, the Transaction Committee directed Mr. Ramakrishna to reach out to Thoma Bravo to solicit a status update regarding its considerations, including its evaluation of potential interest in a transaction for the acquisition of the Company as a buyer, and further authorized that the Company’s responsive markup of Turn/River’s draft Merger Agreement be shared with Turn/River and Thoma Bravo concurrently to facilitate its ability to either provide its own offer or begin its evaluation of providing consent pursuant to the Stockholders’ Agreement. The Transaction Committee also discussed and considered the merits of involving Jefferies in the potential sale transaction given Jefferies’ involvement in the Initial Market Check, its subsequent engagement efforts, and the value of obtaining a second fairness opinion in connection with any transaction. After discussion, the Transaction Committee authorized Company management to provide information to representatives of Jefferies regarding the potential sale transaction in order to confirm the absence of conflicts of interest and to undertake procedures with respect to the provision of a fairness opinion.
On January 28, 2025, a representative of Thoma Bravo informed Mr. Ramakrishna and Mr. Widmann that Thoma Bravo would not pursue a competitive bid to acquire the Company, as it was not interested in acquiring the Company at a price that was equal to or exceeded the price that Turn/River had offered, but may be willing to provide consent, subject to final terms, to a potential sale transaction with a third party at a consideration above the indicative value range offered in Turn/River’s December 27, 2024 indication of interest.

Between January 29, 2025 and January 30, 2025, a representative of Turn/River provided updates to Mr. Ramakrishna on the status of Turn/River’s engagement with potential lenders.
On January 30, 2025, DLA Piper delivered to K&E the Company’s revised draft of the Merger Agreement, which, among other things, reinstated a 45-day “go-shop” and stockholder meeting (rather than action by written consent) stockholder approval provisions, the combination of which would allow the Company to conduct a post-signing market check for 45 days following the execution of the Merger Agreement.
On the same date, pursuant to the Stockholders’ Agreement, a representative of the Company delivered the draft of the Merger Agreement to representatives of Thoma Bravo and Silver Lake, noting that while the Board had not made any determination as to whether to enter into an agreement with Turn/River, the Company was providing Thoma Bravo and Silver Lake with the current draft of the Merger Agreement to facilitate their advance review of the potential transaction and consideration of providing consent under the Stockholders’ Agreement.
Also on January 30, 2025, representatives of Jefferies confirmed in writing to a member of Company management that representatives of Jefferies had run an initial conflict check and identified no conflicts that would prevent Jefferies from advising the Company on a potential transaction at that time.
Between January 30, 2025 and February 7, 2025, representatives of DLA Piper and K&E, on behalf of the Company and Turn/River, respectively, engaged in negotiations regarding the terms of the Merger Agreement and other related transaction documents. At no point during such negotiations did members of management, including Mr. Ramakrishna, engage in negotiations regarding potential post-Closing employment arrangements.
On January 31, 2025, representatives of Turn/River and the Co-Investor and Mr. Ramakrishna met to discuss due diligence matters related to the Company, including future growth prospects, competitive backdrop, and solutions. Also in attendance were representatives of Goldman Sachs.
On February 1, 2025, following a request by representatives of Goldman Sachs made at the Company’s direction, representatives of Turn/River verbally communicated to representatives of Goldman Sachs a revised offer price of $17.80 per share and reiterated their prior positions that the Merger Agreement should not include any “go shop” provision and instead should have a “fiduciary out” termination provision for the period prior to receipt of stockholder approval, which would be required to be obtained through action by written consent delivered within 24 hours of execution of the agreement.
Also on February 1, 2025, the Board, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss the developments and activities with respect to the potential sale transaction. The representatives of Goldman Sachs reviewed the updated offer communicated by Turn/River and provided an update to the Board with respect to status of discussions with Turn/River, including with respect to their diligence and progress negotiating the Merger Agreement and other transaction documents, as well as Turn/River’s financing arrangements and related timelines. A representative of DLA Piper reviewed and discussed with the Board the open items with respect to the Merger Agreement, noting for the Board that representatives of Turn/River had indicated that its forthcoming draft of the Merger Agreement (which was later delivered by K&E to DLA Piper on February 2, 2025) would remove the “go-shop” provisions, reinstate a “no-shop” structure and provide that stockholder approval for the transaction would need to be obtained by action by written consent delivered within 24 hours of signing (with the Company’s ability to terminate the agreement for a superior proposal limited to the period prior to delivery of the stockholder written consent). The DLA Piper representative reviewed with the Board the implications of Turn/River’s proposal on the Company’s ability to conduct a post-signing market check and its fiduciary obligations with respect to the sale process and considerations related thereto, including, in light of the Initial Market Check and subsequent discussions with potentially interested parties which had not resulted in an alternative proposal for the Company.
On February 2, 2025, the Transaction Committee, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss, among other things, Turn/River’s revised offer price and the Company’s planned response. The representative of DLA Piper also reviewed the proposed terms of the Merger Agreement as reflected in a revised draft received from K&E earlier that day, noting that the draft reflected the following package of terms: a post-signing market check, stockholder approval and “fiduciary out” provisions that the representatives of Turn/River had previewed would be included and which were discussed with the full Board during the meeting on the previous day. Following discussion, the Transaction Committee authorized Goldman Sachs to inform Turn/River that its offer price and terms were insufficient and that Turn/River would need to offer a higher price for the Company to consider reducing the Company’s ability to conduct a post-signing market check, with the extent to which the Company would be open to moving off of its prior positions directly related to the extent to which Turn/River increases its offered price. The Transaction Committee further authorized Goldman Sachs to provide guidance to Turn/River that at a price of $19.50 per share, the Company would consider agreeing to a structure that was closer to Turn/River’s proposal but with a “window shop” period (for a period of time to be negotiated) in which the Company could still terminate the Merger Agreement to enter into an alternative acquisition transaction that the Board determined was a superior proposal. Later that same date, the Goldman Sachs representatives communicated to representatives of Turn/River, in a manner consistent with direction received from the Transaction Committee, the counterproposal.
On February 3, 2025, Mr. Ramakrishna met with representatives of Turn/River to discuss various transaction process matters, including the status of key transaction deliverables.
On February 4, 2025, at the instruction of the Company, DLA Piper delivered to K&E a revised draft of the Merger Agreement intended to advance negotiation of certain terms while provisions regarding the post-signing market check, “fiduciary out” and stockholder approval remained open pending further discussion among the principals of the Company and Turn/River.
Later on February 4, 2025, Turn/River verbally informed representatives of Goldman Sachs that it would increase its offer price to $18.25 per share subject to the Merger Agreement providing that the transaction would be approved by action by written consent of the stockholders and with a “no shop” construct. However, Turn/River also indicated that at such price, it would be willing to agree to a 15-day “window shop” period in which the Company could terminate the Merger Agreement for a superior proposal notwithstanding the prior delivery by written consent of stockholder approval of the transaction. Turn/River’s revised draft of the Merger Agreement, which was delivered by K&E to DLA Piper on February 5, 2025, reflected these positions.
Also on February 5, 2025, the Transaction Committee, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss, among other things, Turn/River’s revised offer. Following the discussion, the Transaction Committee authorized Goldman Sachs to revert to Turn/River with a further revised counterproposal of $18.75 to $19.00 per share and with the general proposal from Turn/River regarding stockholder approval and “fiduciary outs” acceptable but with a 30-day, rather than 15-day, “window-shop” period required. Later that day, representatives of Goldman Sachs verbally communicated to representatives of Turn/River that the offer price should be as close to $19.00 as possible and conveyed the Company’s counterproposal with respect to market check provisions. Shortly following the discussion with the representatives of Goldman Sachs, representatives of Turn/River then countered with a verbal offer of $18.50 per share and a Company Termination Fee of 3.5%, noting that its offer was its best and final offer. Following such proposal, the representatives of DLA Piper and K&E continued to engage in negotiations with respect to the Merger Agreement and other transaction documents. The Company also provided an update, including the draft of the Merger Agreement, to representatives of Thoma Bravo and Silver Lake in their capacities as stockholders to facilitate their continued review of providing consent to the potential transaction.
Early in the morning on February 6, 2025, as a result of the aforementioned discussions, DLA Piper shared a further revised draft of the Merger Agreement with K&E. Among other things, the revised draft increased the “window-shop” period from 15 days to 30 days and accepted the written consent stockholder approval construct.
Also on February 6, 2025, the Board, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss the developments and activities with respect to the potential sale transaction and to consider the preliminary financial analyses of its financial advisors. Members of the Board and management and representatives of Goldman Sachs and DLA Piper updated the Board with respect to the revised terms proposed by Turn/River and the negotiations with respect to price, the Merger Agreement and other transaction documents that had occurred over the last several days. The Board discussed Turn/River’s revised offer price of $18.50 per share and other terms of the Merger Agreement, and the representatives of Goldman Sachs discussed their belief that, as a result of an active and extensive negotiating process with Turn/River, the implied value reflected in the revised offer price was the maximum consideration that Turn/River would be willing to offer. Representatives of Goldman Sachs then reviewed the financial aspects of the proposed merger and provided the Board with an update of its preliminary financial analyses with respect to the Company. Representatives of Jefferies subsequently provided its preliminary financial analyses with respect to the Company, as well as a review of its engagement with the parties from the Initial Market Check and other interested parties over the course of 2024 and early 2025 and its assessment of their feedback and capacity to make an offer to acquire the Company. A representative of DLA Piper reviewed and discussed with the Board in detail the terms of the draft Merger Agreement that was shared with K&E earlier that day, including, among other things, with respect to (i) the “fiduciary out” and “window-shop” provisions, (ii) the construct of stockholder approval by written consent, (iii) the provisions surrounding the Company’s operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger, (iv) the amount of the termination fee payable by the Company in certain circumstances, and (v) the amount of the termination fee payable by Parent in certain circumstances. The DLA Piper representative also discussed with the members of the Board their fiduciary duties in connection with the potential transaction with Turn/River. Following the meeting, the Company provided a further update to representatives of Thoma Bravo and Silver Lake regarding the status of negotiations with respect to the potential transaction.
On the same date, a representative of Goldman Sachs delivered to a member of Company management a customary relationship disclosure letter summarizing Goldman Sachs’ material relationships with the Company, Turn/River, the Co-Investor, Thoma Bravo and Silver Lake.
Following further negotiations between the parties throughout the evening of February 6, 2025, during which Turn/River agreed, among other items, to accept a 30-day “window-shop” period, early in the morning of February 7, 2025, the Board, together with members of Company management and representatives of Goldman Sachs and DLA Piper, met to discuss and consider the proposed final terms of the transaction documents and whether to approve the potential sale transaction. During the meeting, a member of Company management provided a summary of negotiations with representatives of each of Goldman Sachs and Jefferies regarding the respective terms of their potential engagements, as well as an overview of the proposed engagement letters with each, including, among other terms, the fees that would be payable to each of Goldman Sachs and Jefferies in connection with the potential transaction, and the relationship disclosures provided by each advisor. The Board approved the engagements of both Goldman Sachs and Jefferies and subsequently entered into written engagement letters with each of Goldman Sachs and Jefferies. Representatives of Goldman Sachs and Jefferies then joined the meeting. The representatives of Goldman Sachs then reviewed with the Board Goldman Sachs’ updated financial analyses with respect to the Company and, after re-affirming that Goldman Sachs had not identified any facts or circumstances, including any relationships, that would limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Company, at the request of the Board, Goldman Sachs rendered its oral opinion to the Board, subsequently confirmed by delivery of its written opinion dated February 7, 2025, that, as of such date, and based upon and subject to the various limitations, qualifications and assumptions and other matters set forth therein, the $18.50 in cash per share to be paid to holders of Company Common Stock (other than the Excluded Holders) pursuant to the proposed Merger Agreement was fair, from a financial point of view, to such holders. Goldman Sachs’ opinion is more fully described in the section of this information statement entitled “—Opinion of Goldman Sachs & Co. LLC.” The representatives of Jefferies then reviewed with the Board Jefferies’ final financial analyses with respect to the Company and, after affirming that Jefferies had not identified any facts or circumstances, including any relationships, that would limit the ability of Jefferies to fulfill its responsibilities as financial advisor to the Company, delivered its oral opinion (which Jefferies subsequently confirmed in writing) that, as of February 7, 2025, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken as described in its opinion, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the proposed Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub, and their respective affiliates). Jefferies’ opinion is more fully described in the section of this information statement entitled

“—Opinion of Jefferies LLC.” Representatives of both financial advisors then left the meeting. A representative of DLA Piper summarized the proposed final terms of the Merger Agreement, noting where terms that had changed or were otherwise consistent with the terms discussed at the February 6, 2025 meeting, including Turn/River’s acceptance of a 30-day “window-shop” provision. Following discussion and consideration of the Merger Agreement and the Transactions (including the factors described in the section titled “—Recommendation of the Board; Reasons for the Merger”), the Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, were fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company.
Following the meeting, the Company informed representatives of each of Silver Lake and Thoma Bravo that the Board had approved the Merger Agreement and requested that each such stockholder provide its written consent to the Company’s entry into the Merger Agreement pursuant to the Stockholders’ Agreement. Representatives of each of Silver Lake and Thoma Bravo then provided such written consents pursuant to the Stockholders’ Agreement. Promptly thereafter, the Company, Parent, and Merger Subsidiary executed the Merger Agreement. Following the execution of the Merger Agreement and related transaction documents, the Company requested that each of Silver Lake and Thoma Bravo, as holders of approximately 65% of the aggregate voting power of the issued and outstanding shares of Company Common Stock, execute the Written Consent, following which representatives of each of Silver Lake and Thoma Bravo delivered executed copies of the Written Consent, which were then provided to Turn/River pursuant to the terms of the Merger Agreement. The Company then issued a press release announcing its entry into the Merger Agreement.

Recommendation of the Board; Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the Transactions, the Board consulted with the Company’s senior management, as well as representatives of its financial advisors and outside legal counsel. In the course of making its determination (1) that the terms of the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders; (2) to approve and declare advisable the Merger Agreement and the Transactions, including the Merger; (3) to authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) to recommend the adoption of the Merger Agreement by the stockholders of the Company, the Board considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board believed supported its determination and recommendation and are not presented in any relative order of importance:
Per Share Merger Consideration: The Board considered:
•the current and historical market prices of the Company Common Stock, including the performance of the Company Common Stock relative to other participants in the Company’s industry;
•the fact that the Per Share Merger Consideration represented a premium value for the Company’s stockholders of approximately 35% relative to the volume-weighted average closing price for the 90 trading days ended on February 6, 2025, the last trading day prior to the public announcement of the Transactions; and
•the trading history of the Company and the offer price relative to such history.
Business and Financial Condition. The Board considered the Company’s business, financial performance and condition and future prospects and the risks and uncertainties attendant thereto.

Risks and Uncertainties. The Board considered, among other factors, that the Company’s business and that its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:
•risks and uncertainties related to the Company’s business, financial performance and condition and future prospects, including economic uncertainties, unfavorable conditions in the Company’s industry and the uncertainty of success of the Company’s new initiatives and transition to a subscriptions-first approach to sales;
•the current industry, economic and market conditions and trends in the markets in which the Company competes, including the on-going changes in such markets and the Company’s business and the risks and uncertainties attendant thereto, including evolving customer requirements and operating in a highly competitive and fragmented industry;
•the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and
•ongoing costs and expenses of remaining a public company.
Board Independence. The Board considered the fact that the Board, which is comprised entirely of independent directors (except for Mr. Ramakrishna), approved the Transactions following extensive discussions with the Company’s management team, financial advisors and outside legal counsel. Additionally, all of the directors on the Board were disinterested and were actively involved throughout the sale transaction process, including the day-to-day involvement and oversight by Messrs. Bock, Sundaram and Widmann, all independent directors.
Strategic Alternatives. The Board considered:
•the results of the Company’s prior sale processes and discussions and its process of exploring, analyzing and evaluating its strategic alternatives, including remaining as an independent public company and pursuing the Company’s long-term business plan;
•that, in connection with the Initial Market Check, (i) the Company discussed possible interest in a potential strategic transaction with 13 total potential counterparties (comprised of a mixture of strategic and financial counterparties that the Board, with the assistance of representatives of Goldman Sachs and Jefferies, determined would be most likely to have an interest in acquiring, and be able to pay a competitive price for, the Company); (ii) the Company entered into nondisclosure agreements with nine of those potential counterparties; (iii) only three of those potential counterparties submitted initial indications of interest, all three of which reflected an indicative offer price that, as adjusted for present value, was significantly lower than $18.50 per share; and (iv) following discussions with these counterparties (including Party A, who reached out to representatives of the Company on an unsolicited basis), all either withdrew from or declined to proceed in the process;
•that, following the termination of the Initial Market Check, (i) representatives of the Company regularly met with existing and potential investors of the Company (including Thoma Bravo), and with others involved in the software industry that may represent potential partnering or other business opportunities, including informal discussions from time to time with third parties who could potentially have an interest in a strategic transaction with the Company; and (ii) representatives of Silver Lake and representatives of each of Goldman Sachs and Jefferies collectively contacted more than 20 prospective buyers (comprised of a mixture of strategic and financial counterparties—including Party A, Party B, and Party C, each of which had submitted indications of interest in connection with the Initial Market Check) to gauge their interest in a potential acquisition of the Company, and none had resulted in an executable transaction;

•the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of independent financial advisors and outside legal counsel;
•that, should any potential counterparty have been interested in pursuing a transaction with the Company prior to the Threshold Date, the Merger Agreement provides for the right, under certain circumstances, to furnish information to, and conduct negotiations with, third parties prior to the Threshold Date, as more fully described below under the heading “Other Terms of the Merger Agreement—Ability to Respond to Unsolicited Acquisition Proposals.”
•the Board’s belief that the Per Share Merger Consideration of $18.50 per share represents the highest price reasonably obtainable; and
•alternative means of creating stockholder value and pursuing the Company’s strategic goals (including pursuing the Company’s long-term business plan as an independent company) and the risks and uncertainties attendant thereto, and the Board’s belief that the Merger represents the best available alternative for maximizing value for the Company’s stockholders.
Financial Analyses and Opinions of Financial Advisors:
•The Board considered the financial analyses of the Per Share Merger Consideration reviewed by representatives of Goldman Sachs and discussed with the Board, as well as the oral opinion of Goldman Sachs rendered to the Board, subsequently confirmed by delivery of its written opinion dated February 7, 2025, to the effect that, as of such date and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Merger Consideration to be paid to the holders (other than Parent and its affiliates) of shares of the Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described below under the section of this information statement captioned “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 38 and which full text of the written opinion is attached as Annex B to this information statement and is incorporated by reference in this information statement in its entirety.
•The Board considered the financial analysis of the Per Share Merger Consideration reviewed by representatives of Jefferies with the Board, as well as the opinion of Jefferies rendered to the Board on February 7, 2025, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates), as more fully described below under the heading “The Merger—Opinion of Jefferies LLC” beginning on page 46 and which full text of the written opinion is attached as Annex C to this information statement and is incorporated by reference in this information statement in its entirety.
Principal Stockholder Consent. The Board considered that the Principal Stockholders, which collectively controlled approximately 65% of the aggregate voting power of the issued and outstanding shares of Company Common Stock as of February 7, 2025, had indicated that they would be willing to provide consent to the Transactions if requested and that the Company would solicit consent pursuant to the Stockholders’ Agreement prior to entry into the Merger Agreement.
Certainty of Consideration. The Board considered that the all-cash nature of the consideration to be paid in the Merger allows Company stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for the Company and the markets generally. The Board also considered that the Principal Stockholders will be receiving the same form and amount of Per Share Merger Consideration for their shares of Company Common stock as all other stockholders of the Company.

Turn/River and Its Financing Sources’ Reputation. The Board considered the business reputation, experience and capabilities of Turn/River and its equity and debt financing sources, including the “Co-Investor” making an additional equity financing source for the Turn/River funds, and including the fact that Turn/River has committed equity and debt financing from such financing sources.
Negotiations with Turn/River. The Board considered its belief that, after extensive negotiations with Turn/River, the Company obtained the highest price and most favorable terms to which Turn/River was willing to agree, and that further negotiations would create a risk of causing Turn/River to abandon the transaction altogether.
Management Projections. The Board considered forecasts for the Company prepared by Company management, which reflect an application of various assumptions of the Company’s senior management. The Board considered the inherent uncertainty of attaining management’s forecasts, including those set forth in “—Certain Company Financial Forecasts,” and that due to such uncertainty, the Company’s actual financial results in future periods could differ materially from management’s forecasted results.
Likelihood of Completion; Certainty of Payment. The Board considered its belief that the Merger represented a transaction that would likely be consummated based on, among other factors:
•the absence of any financing condition to the consummation of the Merger and Parent’s delivery of adequate financial commitments;
•the fact that the Merger Agreement requires Parent to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement—Efforts to Complete the Merger; Regulatory Approvals;”
•the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;
•the fact that the conditions to the closing of the Merger are specific and limited in scope; and
•the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the Merger Agreement, including the consummation of the Merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”
Other Terms of the Merger Agreement. The Board considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the Merger Agreement that the Board considered significant include:
•Ability to Respond to Unsolicited Acquisition Proposals. At any time prior to the Threshold Date, the Company may provide confidential information and/or engage in discussions or negotiations in connection with a bona fide unsolicited written acquisition proposal (as more fully described below under the headings “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement”) if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement with the unsolicited bidder;
•Change in Recommendation in Response to a Superior Proposal. The ability of the Company to terminate the Merger Agreement in order to accept a Superior Proposal, subject to Parent’s ability to match such Superior Proposal and subject to paying Parent a termination fee of $119.2 million and the other conditions of the Merger Agreement (as more fully described below under the heading “The Merger Agreement—Termination Fees and Expenses”);
•Company Termination Fee. The fact that the termination fee described above is approximately 3.5% of the purchase price of the Company, which amount the Board believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to the Company’s stockholders, and the likelihood that a fee of such size would not be preclusive of other offers;
•Parent Termination Fee. The fact that, if the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances, Parent will be required to pay to the Company the Parent Termination Fee of $230,000,000 (as more fully described below under the heading “The Merger Agreement—Termination Fees and Expenses”);
•Termination Date. The fact that the Termination Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement; and
•Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger; and
•Operating Flexibility. The fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course during the pendency of the Merger.
Financing-Related Terms. The Board considered Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the Equity Commitment Letter from investment funds affiliated with Turn/River and the Debt Commitment Letter from financial institutions of international reputation (and the terms and conditions thereof). Further, the Board considered that under specified circumstances, the Merger Agreement permits the Company to seek specific performance against Parent and Merger Sub.
The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the Transactions, including the following factors:
•No Participation in the Company’s Future. The Board considered that if the Merger is consummated, existing Company stockholders will receive the Per Share Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company Common Stock, including any value that could be achieved if the Company engages in future strategic or other transactions;
•Non-Solicitation Covenant. The Board considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the results of the Company’s prior sale processes and discussions and its process of exploring, analyzing and evaluating its strategic alternatives, described above in “—Background of the Merger,” and the fact that the most likely potential acquirers of the Company were contacted during such processes, the Board believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to the Company;
•Written Consent; Termination Fees. The Board considered the fact that, as a condition to entering into the Merger Agreement, Turn/River required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if the Principal Stockholders failed to execute and deliver the Written Consent within 24 hours following the execution of the Merger Agreement, the obligation that the Company must pay Turn/River a termination fee of $119.2 million if the Merger Agreement is terminated under certain circumstances, including if the Board were to accept a Superior Proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;
•Restrictions on the Operation of the Company’s Business. The Board considered that the Merger Agreement imposes restrictions on the Company relating to the conduct of the Company’s business prior to the consummation of the Merger, including requiring that the Company and its subsidiaries use commercially reasonable efforts to (i) ensure that the Company and its subsidiaries conduct its and their respective businesses in the ordinary course in all material respects; and (ii) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with persons having material business relationships with the Company or the Company’s subsidiaries and that these restrictions may limit the Company and its subsidiaries from taking specified actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;
•Risks the Merger May Not Be Completed. The Board considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board also considered the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company Common Stock;
•Risks Associated with Announcement of the Merger. The Board considered the possibility of distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;
•Potential Conflicts of Interest. The Board considered that the Company’s executive officers and directors have financial interests in the Transactions, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described under the heading “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 56;
•Tax Treatment. The Board considered that any gains arising from the receipt of the Per Share Merger Consideration will generally be taxable to stockholders of the Company for United States federal income tax purposes; and
•Impact on Stakeholders. The Board considered the potential impact of the Merger on employees, customers, partners and communities, to the extent they may have an impact on the Company, and the risks of not closing in a timely manner (including, but not limited to, costs, attrition and disruption of the Company’s workforce).
The foregoing discussion is not meant to be exhaustive, but summarizes certain material factors considered by the Board in its evaluation of the Merger. After considering these and other factors, the Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other Transactions and recommended that the stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.
Required Stockholder Approval for the Merger
Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of February 7, 2025, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 171,603,559 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On February 7, 2025, immediately following the execution of the Merger Agreement, the Principal Stockholders, which collectively on February 7, 2025 beneficially owned 111,564,519 shares of Company Common Stock representing approximately 65% of the aggregate voting power of the then issued and outstanding shares of Company Common Stock, delivered the Written Consent. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Transactions and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Transactions. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated February 7, 2025, to the Board that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth therein, the $18.50 in cash per share of Company Common Stock to be paid to the holders (other than the Excluded Holders) of shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated February 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company Common Stock should vote or provide its consent with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•the Merger Agreement;

•annual reports to stockholders and Annual Reports on Form 10-K of SolarWinds for the five years ended December 31, 2023;
•certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SolarWinds;
•certain other communications from SolarWinds to its stockholders;
•certain publicly available research analyst reports for SolarWinds; and
•certain internal financial analyses and forecasts for SolarWinds prepared by its management (referred to in this information statement as the “Financial Forecasts” and which are summarized in the section titled “The Merger—Certain Company Financial Forecasts” beginning on page 52), as approved for Goldman Sachs’ use by SolarWinds.
Goldman Sachs also held discussions with members of the senior management of SolarWinds regarding their assessment of the past and current business operations, financial condition and future prospects of SolarWinds; reviewed the reported price and trading activity for the Company Common Stock; compared certain financial and stock market information for SolarWinds with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Board’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the Board’s consent, that the Financial Forecasts were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of SolarWinds. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of SolarWinds or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of SolarWinds to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to SolarWinds; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than the Excluded Holders) of shares of Company Common Stock, as of the date of its written opinion, of the $18.50 in cash per share of Company Common Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of SolarWinds; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SolarWinds, or class of such persons, in connection with the Merger, whether relative to the $18.50 in cash per share of Company Common Stock to be paid to the holders (other than the Excluded Holders) of shares of Company Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the Company Common Stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on SolarWinds, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of SolarWinds or Parent or the ability of SolarWinds or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. The Goldman Sachs opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 5, 2025, the second to last trading day before the Board approved the Merger, and is not necessarily indicative of current market conditions.
Implied Premia Analysis
Goldman Sachs calculated and compared certain implied premia described below based on the $18.50 in cash per share of Company Common Stock to be paid to the holders (other than the Excluded Holders) of such shares pursuant to the Merger Agreement.
Goldman Sachs calculated the implied premia represented by the $18.50 in cash per share of Company Common Stock relative to:
•$15.18, the closing price for Company Common Stock on February 5, 2025, the second to last trading day before the Board approved the Merger (the “Current Share Price”);
•$10.59, the lowest closing trading price of the shares of Company Common Stock over the 52-week period ended February 5, 2025 (the “Undisturbed 52-Week Low”);
•$15.18, the highest closing trading price of the shares of Company Common Stock over the 52-week period ended February 5, 2025 (the “Undisturbed 52-Week High”);
•$14.41, the volume weighted average price of Company Common Stock over the one-month period ended February 5, 2025 (“1M Undisturbed VWAP”);
•$14.43, the volume weighted average price of Company Common Stock over the two-month period ended February 5, 2025 (“2M Undisturbed VWAP”);
•$14.06, the volume weighted average price of Company Common Stock over the three-month period ended February 5, 2025 (“3M Undisturbed VWAP”); and
•$15.00, the median analyst price target.
The results of these calculations and comparisons were as follows:

Company Common Stock Reference Price	Implied Premium Represented by $18.50 in Cash per Share of Company Common Stock

Current Share Price of $15.18	22%
Undisturbed 52-Week Low of $10.59	75%
Undisturbed 52-Week High of $15.18	22%
1M Undisturbed VWAP of $14.41	28%
2M Undisturbed VWAP of $14.43	28%
3M Undisturbed VWAP of $14.06	32%
Median Analyst Price Target of $15.00	23%
Illustrative Discounted Cash Flow Analysis
Using the Financial Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on SolarWinds to derive a range of illustrative present values per share of Company Common Stock. Using the year-end convention for discounting cash flows and discount rates ranging from 9% to 11%, reflecting estimates of SolarWinds’ weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2024 (i) estimates of unlevered free cash flow (“uFCF”) for SolarWinds for the fiscal years 2025 through 2030 as reflected in the Financial Forecasts and (ii) a range of illustrative terminal values for SolarWinds, which were calculated by applying perpetuity growth rates ranging from 2% to 3% (which analysis implied terminal year, next twelve months (“NTM”) Adjusted EBITDA exit multiples ranging from 6.5x to 9.8x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Financial Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including SolarWinds’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for SolarWinds, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived a range of illustrative enterprise values for SolarWinds by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for SolarWinds the amount of SolarWinds’ total debt and added the amount of SolarWinds’ cash and cash-equivalents and short-term investments, in each case, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, to derive a range of illustrative equity values for SolarWinds. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of SolarWinds, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, using the treasury stock method, to derive a range of illustrative present values per share ranging from $14.30 to $23.70.
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value per share of Company Common Stock as of December 31, for each of the fiscal years 2025 through 2027, by applying multiples of enterprise value to NTM EBITDA, which we refer to as “EV/NTM EBITDA” in this section of this information statement, of 9.0x to 11.0x to estimates of SolarWinds’ NTM Adjusted EBITDA for each of the fiscal years 2025 to 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical EV/NTM Adjusted EBITDA multiples for SolarWinds and current and historical EV/NTM EBITDA multiples for certain publicly traded companies, as described below in the section captioned “Selected Public Company Comparables Analysis.”

Goldman Sachs then subtracted the amount of SolarWinds’ total debt for each of the fiscal years 2025 through 2027, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, from, and added the amount of SolarWinds’ cash and cash-equivalents and short-term investments for each of the fiscal years 2025 through 2027, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, to, the respective implied enterprise values in order to derive a range of illustrative equity values for SolarWinds as of December 31, for each of the fiscal years 2025 through 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company Common Stock for each of fiscal years 2025 through 2027, calculated using information provided by and approved for Goldman Sachs’ use by the management of SolarWinds, to derive a range of implied future values per share of Company Common Stock. Goldman Sachs then discounted these implied future equity values per share of Company Common Stock to December 31, 2024, using an illustrative discount rate of 10.3%, reflecting an estimate of SolarWinds’ cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for SolarWinds, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $15.70 to $21.90 per share of Company Common Stock.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry since 2015. For each of the selected transactions, where information was publicly available, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s NTM EBITDA based on information obtained in public filings and FactSet at the time each selected transaction was announced.
The following table identifies the transactions reviewed by Goldman Sachs as part of this analysis:

Selected Precedent Transactions
Announcement Date	Target	Acquiror	EV/NTM EBITDA

Sep 2016	Hewlett Packard Enterprise Software Operations Business	Micro Focus International plc	11.0x
Jul 2018	CA, Inc.	Broadcom Inc.	11.1x
Aug 2019	Symantec Corporation Enterprise Business	Broadcom Inc.	8.2x
Nov 2019	Carbonite, Inc.	Open Text Corporation	9.7x
Dec 2019	LogMeIn, Inc.	Francisco Partners Management LLC Elliott Management Corporation	11.1x
Mar 2021	McAfee Corp. Enterprise Business	Symphony Technology Group	11.9x
Jan 2022	Citrix Systems, Inc.	Vista Equity Partners Elliott Management Corporation	14.1x
May 2022	VMware, Inc.	Broadcom Inc.	14.2x
Apr 2023	Software AG	Silver Lake Technology Management, L.L.C.	14.2x
Aug 2023	SUSE S.A.	EQT AB	14.0x
	Median		11.5x
While none of the companies that participated in the selected transactions are directly comparable to SolarWinds, the companies that participated in the selected transactions are companies with operations that for purposes of this analysis may be considered similar based on certain characteristics of SolarWinds’ results, market size and product profile.

The foregoing analysis indicated a range of EV/NTM EBITDA multiples from 8.2x to 14.2x. Using this analysis and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of

EV/NTM EBITDA multiples of 8.2x to 14.2x to an estimate of SolarWinds’ NTM Adjusted EBITDA as of February 5, 2025, which was calculated by Goldman Sachs using a time-weighting of Adjusted EBITDA as reflected in the Financial Forecasts for fiscal years 2025 and 2026, to derive a range of implied enterprise values for SolarWinds. Goldman Sachs then subtracted the net debt of SolarWinds as of December 31, 2024, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, and divided the result by the number of fully diluted outstanding shares of Company Common Stock as of February 3, 2025, as provided by and approved for Goldman Sachs’ use by the management of SolarWinds, to derive a reference range of implied values per share of Company Common Stock of $13.30 to $26.70.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 210 all-cash acquisition transactions announced from February 5, 2015, through February 5, 2025, involving a public technology, media or telecommunication company in the commercial services, communications, consumer services, electronic technology or technology services sectors based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1 billion.
For the entire period, using publicly available information, Goldman Sachs calculated 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the relevant transaction. This analysis indicated a 25th percentile premium of 19% and a 75th percentile premium of 50% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 19% to 50% to the undisturbed closing price per share of Company Common Stock of $15.18 as of February 5, 2025, and calculated a range of implied equity values per share of Company Common Stock of $18.00 to $22.70.

Goldman Sachs also calculated the 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s Undisturbed 52-Week High. This analysis indicated a 25th percentile premium of (7)% and a 75th percentile premium of 13% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of (7)% to 13% to the Undisturbed 52-Week High as of February 5, 2025 and calculated a range of implied equity values per share of Company Common Stock of $14.20 to $17.10.
Selected Public Company Comparables Analysis
Goldman Sachs reviewed and compared certain financial information for SolarWinds to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the software industry, which are referred to in this section as the “Selected Software Companies”:
•Akamai Technologies, Inc.;
•Check Point Software Technologies Ltd.;
•Cisco Systems, Inc.;
•F5, Inc.;
•Informatica Inc.;
•International Business Machines Corporation;
•Open Text Corporation;
•Oracle Corporation;
•Progress Software Corporation; and
•Qualys, Inc.
Although none of the Selected Software Companies is directly comparable to SolarWinds, the Selected Software Companies included were chosen because they are publicly traded companies in the software industry with certain operations that, for purposes of analysis, may be considered similar to certain operations of SolarWinds.

Goldman Sachs calculated and compared the average EV/NTM EBITDA multiple (i) for SolarWinds annually from 2019 through 2024 and 2025 year-to-date ending February 5, 2025, and the period starting on the date of SolarWinds’ initial public offering and ending on February 5, 2025, and (ii) for each of the Selected Software Companies annually from 2019 through 2024 and 2025 year-to-date ending February 5, 2025, and the period starting on the date of SolarWinds’ initial public offering and ending on February 5, 2025, based on financial and trading data as of February 5, 2025 and information from FactSet. The results of this analysis are summarized as follows:

	EV/NTM EBITDA Averages Over Historical Periods(1)
Average	Since IPO	2019	2020	2021	2022	2023	2024	2025 Year-to-Date

SolarWinds	12.2x	15.9x	15.7x	14.0x	9.9x	9.0x	8.8x	9.4x
Selected Software Companies	11.5x	10.9x	10.8x	12.0x	11.0x	11.3x	12.8x	14.0x
    ____________________
(1) Since IPO, 2019, 2020, 2021, 2022, 2023, 2024, and 2025 year-to-date ended February 5, 2025.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SolarWinds or the contemplated Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than the Excluded Holders) of shares of Company Common Stock, as of the date of the written opinion, of the $18.50 in cash per share of Company Common Stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SolarWinds, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The Per Share Merger Consideration was determined through arm’s-length negotiations between SolarWinds and Parent and was approved by the Board. Goldman Sachs provided advice to the Board during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration or that any specific amount of consideration constituted the only appropriate of consideration for the Merger.
Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SolarWinds, Parent, any of their respective affiliates and third parties, including Silver Lake Group, L.L.C. and Thoma Bravo, each an affiliate of a significant stockholder of SolarWinds, Turn/River Management, L.P., an affiliate of Parent, and the Co-Investor, an equity financing source to the Turn/River funds, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to SolarWinds in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to SolarWinds and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner in connection with a bank loan to SolarWinds in July 2024; and as bookrunner in connection with a bank loan to SolarWinds in January 2024. During the two-year period ended February 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to SolarWinds and/or its affiliates of approximately $0.6 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Flix SE, a portfolio company of Silver Lake, in connection with its minority stake sale to EQT Future and Kühne Holding AG in October 2024; as bookrunner with respect to the offering of international bonds of Dell International LLC, an affiliate of a portfolio company of Silver Lake, in October 2024; as bookrunner in connection with a bank loan to GoodRx, Inc., a portfolio company of Silver Lake, in July 2024; as bookrunner with respect to the offering of senior unsecured notes of Motorola Solutions Inc., a portfolio company of Silver Lake, in March 2024; as bookrunner with respect to the private offering of convertible senior notes of SoFi Technologies, Inc., a portfolio company of Silver Lake, in March 2024; as financial advisor to Endeavor Group Holdings Inc., a portfolio company of Silver Lake, in connection with its acquisition of World Wrestling Entertainment Inc., in September 2023; and as financial advisor to Qualtrics, Inc., a portfolio company of Silver Lake, in connection with its sale to Silver Lake and Canada Pension Plan Investment Board in June 2023. During the two-year period ended February 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Silver Lake and/or its affiliates and portfolio companies (which may include companies that are not controlled by Silver Lake) of approximately $34 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner in connection with a bank loan to Proofpoint Inc., a portfolio company of Thoma Bravo, in January 2025; as bookrunner with respect to the initial public offering of Class A common stock of ServiceTitan, Inc., a portfolio company of Thoma Bravo, in December 2024; as financial advisor to Trader Corporation, a portfolio company of Thoma Bravo, in connection with its sale in December 2024; as financial advisor to Thoma Bravo in connection with its acquisition of Darktrace plc in October 2024; as bookrunner with respect to the secondary public offering by Argus Seller, LP, an affiliate of certain funds managed by Thoma Bravo, of common stock of Nasdaq, Inc., in July 2024; as bookrunner in connection with a bank loan to Thoma Bravo in July 2024; and as financial advisor to Thoma Bravo in connection with its acquisition of Coupa Software Inc. in February 2023. During the two-year period ended February 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Thoma Bravo and/or its affiliates and portfolio companies (which may include companies that are not controlled by Thoma Bravo) of approximately $146 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Turn/River and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Redwood Software Inc., a portfolio company of Turn/River, in connection with its sale in December 2024. During the two-year period ended February 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Turn/River and/or its affiliates and portfolio companies (which may include companies that are not controlled by Turn/River) of approximately $33 million. During the two-year period ended February 7, 2025, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Co-Investor and/or its affiliates and portfolio companies. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to SolarWinds, Parent, Silver Lake, Thoma Bravo, Turn/River, the Co-Investor and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Silver

Lake, Thoma Bravo, Turn/River and the Co-Investor and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver Lake, Thoma Bravo, Turn/River and/or the Co-Investor from time to time and may do so in the future.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement effective as of February 7, 2025, the Board engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger. The engagement letter between the Board and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at $42 million, all of which is contingent upon consummation of the Merger. In addition, the Board has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Jefferies LLC
SolarWinds retained Jefferies as its financial advisor in connection with a possible sale, disposition or other business transaction involving SolarWinds. In connection with this engagement, SolarWinds requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of Company Common Stock of the Per Share Merger Consideration to be received by such holders (other than Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Board held on February 7, 2025, Jefferies rendered its opinion to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this information statement and is incorporated herein by reference. SolarWinds encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or the Transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to SolarWinds, nor did it address the underlying business decision by SolarWinds to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how or whether the Board or any holder of shares of Company Common Stock should vote on, consent to, or otherwise act with respect to, the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•reviewed a draft dated February 5, 2025 of the Merger Agreement;
•reviewed certain publicly available financial and other information about SolarWinds;
•reviewed certain information furnished to Jefferies and approved for Jefferies’ use by SolarWinds’ management, including Financial Forecasts and analyses, relating to the business, operations and prospects of SolarWinds;
•held discussions with members of senior management of SolarWinds concerning the matters described in the second and third bullets above;

•reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;
•compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by SolarWinds or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of SolarWinds that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, SolarWinds, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of SolarWinds, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the Financial Forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that such Financial Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of SolarWinds as to the future financial performance of SolarWinds and the other matters covered thereby. Jefferies expressed no opinion as to the Financial Forecasts or the assumptions on which they were based.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date thereof.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to SolarWinds, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to SolarWinds and its Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting SolarWinds or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to SolarWinds and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Merger to any holder of Company Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on SolarWinds, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion did not address the relative merits of the Transactions as compared to any alternative transaction or opportunity that might be available to SolarWinds, nor did it address the underlying business decision by SolarWinds to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how or whether any holder of shares of Company Common Stock should vote on, consent to, or otherwise act with respect to, the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of SolarWinds or any other party, other than the holders of shares of Company Common Stock. Jefferies expressed no view or opinion as to the price at which shares of Company Common Stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of SolarWinds’ officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of shares of Company Common Stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the Board, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected transactions analyses summarized below, no company used as a comparison was identical or directly comparable to SolarWinds. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of SolarWinds in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of SolarWinds. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of SolarWinds or its businesses or securities.
The terms of the Merger were determined through negotiations between SolarWinds, on one hand, and Parent and Merger Sub, on the other hand, and the decision by SolarWinds to enter into the Merger Agreement was solely that of the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the Per Share Merger Consideration and should not be viewed as determinative of the views of the Board or SolarWinds management with respect to the Merger or the Per Share Merger Consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Board and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 4, 2025, and is not necessarily indicative of current or future market conditions.
Selected Public Companies Analysis
Jefferies reviewed publicly available financial, stock market and operating information of SolarWinds and the following twelve selected publicly traded companies in the security and infrastructure software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies”:
•Akamai Technologies, Inc.
•Check Point Software Technologies Ltd.
•Informatica Inc.
•NetApp, Inc.
•NetScout Systems, Inc.
•OneSpan Inc.
•Open Text Corporation
•Progress Software Corporation
•Qualys, Inc.
•TeamViewer SE
•Teradata Corporation
•Trend Micro Incorporated
Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on February 4, 2025, plus total debt, capital leases, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each company’s estimated earnings before interest, taxes, depreciation and amortization, burdened by stock-based compensation expense and burdened by capitalized software, as applicable (“EBITDA”), for the calendar years 2025 and 2026, which we refer to as CY 2025E and CY 2026E, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information compiled by S&P Global Market Intelligence Visible Alpha.
The financial data reviewed included the following:
Selected Public Companies Analysis

Financial Metric	Low	Median	High

EV / CY 2025E Adjusted EBITDA	7.1x	10.8x	18.8x
EV / CY 2026E Adjusted EBITDA	6.6x	10.1x	18.0x
Jefferies applied a selected range of enterprise value to estimated adjusted EBITDA multiples of 9x to 12x and 8x to 11x to corresponding data of SolarWinds based on the Financial Forecasts for estimated adjusted EBITDA for CY 2025E and CY 2026E, respectively (and, in the case of estimated adjusted EBITDA, unburdened by stock-based compensation expense and unburdened by capitalized software), to determine ranges of implied enterprise values for SolarWinds. Jefferies then subtracted SolarWinds’ net debt as of February 3, 2025 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Company Common Stock outstanding, each as provided by SolarWinds management, to calculate a range of implied per share equity values for SolarWinds. This analysis indicated the reference ranges of implied per share equity values set forth in the table below (rounded to the nearest $0.10), in each case as compared to the Per Share Merger Consideration of $18.50 per share.
Selected Public Companies Analysis

Financial Metric	Selected Multiple Range	Implied Per Share Equity Value Reference Range

CY 2025E Adjusted EBITDA	9x – 12x	$14.80 - $21.60
CY 2026E Adjusted EBITDA	8x – 11x	$14.10 - $21.40

No company utilized in the selected public companies analysis is identical to SolarWinds. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SolarWinds’ and Jefferies’ control.
Selected Transactions Analysis
Jefferies reviewed publicly available financial, stock market and operating information of SolarWinds and company filings, definitive proxy statements, press releases and Wall Street research relating to the following 12 historical M&A transactions, announced since November 2019, involving companies in the enterprise software industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions”:
Selected Transactions Analysis

Date Announced	Target	Acquiror

7/11/2024	Envestnet, Inc.	Bain Capital, LP
2/26/2024	Broadcom Inc. (EUC Division)	KKR
2/5/2024	Everbridge, Inc.	Thoma Bravo
8/17/2023	SUSE S.A.	EQT VIII
8/9/2023	Avid Technology, Inc.	STG
4/21/2023	Software AG	Silver Lake
4/7/2022	CDK Global Inc.	Brookfield Business Partners
1/31/2022	Citrix Systems, Inc.	Vista Equity Partners / Evergreen Coast Capital Corp.
3/8/2021	McAfee Corp. (Enterprise Business)	Symphony Technology Group
11/2/2020	Endurance International Group Holdings, Inc.	Clearlake Capital Group L.P.
12/17/2019	LogMeIn, Inc.	Francisco Partners / Evergreen Coast Capital Corp.
11/10/2019	Carbonite, Inc.	OpenText
The financial data reviewed included the following:
Selected Transactions Analysis

Financial Metric	Low	Median	High

EV / LTM Revenue	2.7x	3.3x	5.2x
EV / LTM Adjusted EBITDA	9x	13x	19x

Jefferies applied a selected range of enterprise value to the last twelve months (“LTM”) revenue and LTM adjusted EBITDA multiples derived from the selected transactions analysis of 3.0x to 4.5x and 10x to 13x, respectively, to the LTM revenue and LTM adjusted EBITDA of SolarWinds for the twelve months ended December 31, 2024, to determine a range of implied enterprise values for SolarWinds. Jefferies then subtracted SolarWinds’ net debt as of February 3, 2025 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Company Common Stock outstanding, each as provided by SolarWinds management, to calculate a range of implied per share equity values. This analysis indicated the reference ranges of implied per share equity values set forth in the table below (rounded to the nearest $0.10), in each case as compared to the Per Share Merger Consideration of $18.50 per share.
Selected Transactions Analysis

Financial Metric	Selected Multiple Range	Implied Per Share Equity Value Reference Range

LTM Revenue	3.0x – 4.5x	$7.70 - $14.20
LTM Adjusted EBITDA	10x – 13x	$15.60 - $21.90
No transaction utilized as a comparison in the selected transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of SolarWinds and Jefferies.
Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis of SolarWinds by calculating the estimated present value of the stand-alone unlevered free cashflows that SolarWinds was forecasted to generate during the calendar years ending December 31, 2025, through December 31, 2030, based on the Financial Forecasts (and burdened by stock-based compensation expense). The terminal values of SolarWinds were calculated by applying a selected range of perpetuity growth rates of 2.5% to 3.5% to SolarWinds’ estimated terminal year unlevered free cash flows, based on the Financial Forecasts and per management guidance. The present values of the unlevered free cash flows and terminal values of SolarWinds were then calculated using a selected discount rate range of 10.70% to 11.70%, based on an estimate of SolarWinds’ weighted average cost of capital, to determine a range of implied enterprise values for SolarWinds. Jefferies then subtracted SolarWinds’ estimated net debt as of February 3, 2025, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of Company Common Stock outstanding, each as provided by SolarWinds management, to calculate a range of implied per share equity values for SolarWinds. This analysis indicated a reference range of implied per share equity values (rounded to the nearest $0.10) of $14.70 to $19.70 per share, as compared to the Per Share Merger Consideration of $18.50 per share.
Miscellaneous
SolarWinds has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee of $6.25 million, which is payable contingent upon the Closing. In addition, SolarWinds agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As the Board was aware, during the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have not provided investment banking services to SolarWinds (other than in connection with Jefferies’ current engagement) for which Jefferies and its affiliates have received compensation. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have provided financial advisory and financing services to Silver Lake and/or certain of its affiliates and portfolio companies and Thoma Bravo and/or certain of its affiliates and portfolio companies, for which Jefferies and its affiliates have received aggregate compensation of approximately $39 million, and to the Co-Investor and/or certain of its affiliates and portfolio companies, for which Jefferies and its affiliates have received aggregate compensation of approximately $2.5 million. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have not provided investment banking services to Turn/River and/or certain of its affiliates and portfolio companies for which Jefferies and its affiliates have received compensation.
Jefferies and its affiliates may provide financial advisory and/or financing services to SolarWinds, Silver Lake, Thoma Bravo, Turn/River, the Co-Investor and/or their respective affiliates and portfolio companies in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of SolarWinds, Silver Lake, Thoma Bravo, Turn/River, the Co-Investor and/or their respective affiliates and portfolio companies for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.
Jefferies was selected as SolarWinds’ financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with SolarWinds’ business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Company Financial Forecasts
Except for financial outlooks with respect to the current fiscal quarter and year issued in connection with the Company’s ordinary course earnings announcements, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections, especially over the longer-term periods. In the ordinary course of business, however, Company management prepares a long-range plan that reflects management’s financial and business outlook for the Company, which is updated annually and reviewed with the Board.
Following receipt of Party A’s unsolicited acquisition proposal in August 2023, Company management prepared a standalone long-term financial model and plan of the Company for fiscal years 2024-2027 (the “2023 Plan”), including certain non-public, unaudited prospective financial information for fiscal years 2024-2027 (collectively, the “2023 Forecasts”). Between September 5, 2023 and September 7, 2023, the Board reviewed, approved of, and authorized the 2023 Plan for use in connection with the Initial Market Check. Subsequently, in September 2023, the Company provided the 2023 Plan, including the 2023 Forecasts, to representatives of Goldman Sachs, Jefferies, and certain potentially interested parties in connection with their evaluation of a potential transaction with the Company. The 2023 Plan, including the 2023 Forecasts, were not approved by the Board for use or reliance by either representatives of Goldman Sachs or Jefferies following the termination of the Initial Market Check and were not made available to Turn/River, and were not relied upon by representatives of Goldman Sachs or Jefferies for any of their respective preliminary financial analyses. The Company is including a summary of the 2023 Forecasts in this information statement to provide Company stockholders with access to information that was made available to the Board in connection with its evaluation of the Initial Market Check.
From late 2024 through early 2025, as part of the Company’s annual business review and in accordance with its ordinary course practices, Company management prepared a standalone plan of the Company for fiscal year 2025 (described elsewhere in this information statement as the “2025 Plan”), including certain non-public, unaudited prospective financial information for fiscal year 2025. As part of its regular, annual process, the 2025 Plan was updated from the preliminary version reviewed by the Board in November 2024 to reflect full-year 2024 results and updated expectations in light of Company performance and trends. The updated 2025 Plan was reviewed and approved by the Board, and authorized to be shared with Turn/River, in January 2025.

In addition, in connection with its evaluation of a potential sale transaction and the other strategic alternatives being considered by the Board, Company management prepared a full standalone long-range plan of the Company for fiscal years 2025 through 2029 (which is described elsewhere in this information statement as the “LRP”), which included certain non-public, unaudited prospective financial information for fiscal years 2025 through 2029 (collectively, the “Management Forecasts”). On January 15, 2025, the LRP, including the underlying Management Forecasts included therein, was reviewed and approved for use by the Board in connection with its evaluation of a potential sale transaction, including the Merger, and approved to be provided to Turn/River. Later in January 2025, management supplemented the Management Forecasts to include certain non-public, unaudited prospective financial information for fiscal year 2030 that were developed based on extrapolations of the Management Forecasts (the “Expanded Forecasts,” together with the Management Forecasts, the “Financial Forecasts,” with the Financial Forecasts and the 2023 Financial Forecasts being collectively referred to as the “Unaudited Prospective Financial Information”), which was also provided to the Board in connection with its consideration and evaluation of the Merger.
The Unaudited Prospective Financial Information included in this information statement is subjective in many respects. The Unaudited Prospective Financial Information was not prepared with a view to public disclosure and the Management Forecasts are included in this information statement only because such information was made available to the Board and to representatives of Goldman Sachs, Jefferies, and Turn/River as described herein, and the Expanded Forecasts are included in this information statement only because such information was made available to representatives of Goldman Sachs and Jefferies for the purposes of their respective financial analyses and opinions and made available to the Board as described herein. The Unaudited Prospective Financial Information was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared, including the Merger. The Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Unaudited Prospective Financial Information is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Unaudited Prospective Financial Information was prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain, and many are beyond the control of the Company’s management. Because the Unaudited Prospective Financial Information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The Unaudited Prospective Financial Information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the Unaudited Prospective Financial Information may not be realized and actual results may be significantly higher or lower than projected. The Unaudited Prospective Financial Information is subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the Unaudited Prospective Financial Information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the other reports filed by the Company with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this information statement. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The inclusion of this information should not be regarded as an indication that the Board, the Company’s management, Goldman Sachs, Jefferies, Turn/River, Turn/River’s representatives and affiliates or any other recipient of this information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date as of which such information was prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying such information is shown to be in error.
Management Forecasts
The Management Forecasts were not prepared with a view toward public disclosure and the summary thereof is included in this information statement only because the Management Forecasts were (i) made available to representatives of Goldman Sachs and Jefferies by the Company, with approval by the Board and the Company’s management for use by representatives of Goldman Sachs and Jefferies in connection with Goldman Sachs’ financial analyses and opinion (as described in the sections of this information statement entitled “—Opinion of Goldman Sachs & Co. LLC” beginning on page 38 and “—Background of the Merger” beginning on page 21) and Jefferies’ financial analyses and opinion (as described in the sections of this information statement entitled “—Opinion of Jefferies LLC” beginning on page 46 and “—Background of the Merger” beginning on page 21), respectively, (ii) were made available to the Board in connection with its consideration of the Merger and other strategic alternatives available to the Company (as described in the section of this information statement entitled “—Background of the Merger” beginning on page 21 and “—Recommendation of the Board; Reasons for the Merger” beginning on page 32) and (iii) were made available to Turn/River (as described in the section of this information statement entitled “—Background of the Merger” beginning on page 21).
Expanded Forecasts
The Management Forecasts served as the basis for the preparation of the Expanded Forecasts described below. The Expanded Forecasts were not prepared with a view toward public disclosure and the summary thereof is included in this information statement only because the Expanded Forecasts were (i) made available to representatives of Goldman Sachs and Jefferies by the Company, with approval by the Company’s management for purposes of their respective financial analyses and opinions (as described in the sections of this information statement entitled “—Opinion of Goldman Sachs & Co. LLC” beginning on page 38, “—Background of the Merger” beginning on page 21, “—Opinion of Jefferies LLC” beginning on page 46 and “—Background of the Merger” beginning on page 21) and (ii) were made available to the Board in connection with its consideration of the Merger and other strategic alternatives available to the Company (as described in the section of this information statement entitled “—Background of the Merger” beginning on page 21 and “—Recommendation of the Board; Reasons for the Merger” beginning on page 32).
The following table is a summary of the portion of the 2023 Forecasts relating to fiscal years 2025-2027:

	2023 Forecasts
	2025E	2026E	2027E

	(amount in millions)
Revenue	$851	$916	$988
Gross Profit(1)	793	857	922
Total Operating Expenses	(399)	(415)	(434)
Adjusted EBITDA(2)	393	442	488
Stock-Based Compensation	76	82	88
Depreciation & Amortization(3)	71	33	28
Change in Deferred Revenue	15	20	27

(1) Non-GAAP Gross Profit is defined as revenue less total cost of revenue, excluding such items as stock-based compensation expense and related employer-paid payroll taxes, amortization of acquired intangible assets, and restructuring costs.

(2) Adjusted EBITDA is defined as net income or loss, excluding amortization of acquired intangible assets and developed technology, depreciation expense, stock-based compensation expense and related employer-paid payroll taxes, restructuring costs, acquisition and other costs, costs related to the cyberattack on the Company’s Orion Software Platform and internal systems (collectively, “Cyber Incident costs”), net, goodwill and indefinite-lived intangible asset impairment charges, interest expense, net, debt-related costs including fees related to the Company’s credit agreements, debt extinguishment and refinancing costs, unrealized foreign currency (gains) losses, and income tax expense (benefit).

(3) Includes tax depreciation and amortization and other adjustments.

The following table is a summary of the Financial Forecasts:

	Management Forecasts					Expanded Forecasts
	2025E	2026E	2027E	2028E	2029E	2030E

	(amount in millions)
Revenue	$832	$899	$978	$1,071	$1,172	$1,273
Gross Profit(1)	777	838	909	991	1,079	1,165
Total Operating Expenses	(365)	(391)	(417)	(441)	(471)	(504)
Adjusted EBITDA(2)	412	447	492	550	608	661
EBIT	272	307	352	410	468	511
Stock-Based Compensation	82	89	96	105	115	125
Cash Taxes	(52)	(63)	(78)	(96)	(115)	(130)
Net Interest Expense Tax Shield	(19)	(17)	(14)	(11)	(7)	(3)
Transition Taxes	(26)	(7)	—	—	—	—
Depreciation & Amortization(3)	58	51	44	35	25	25
Change in Deferred Revenue	5	14	20	28	36	46
Change in Net Working Capital	(3)	(3)	(3)	(3)	(3)	(3)
Capitalized Expenditures(4)	(23)	(24)	(25)	(25)	(26)	(27)
Unlevered Free Cash Flow(5)(6)	294	347	393	443	494	544

(1)    Non-GAAP Gross Profit is defined as revenue less total cost of revenue, excluding such items as stock-based compensation expense and related employer-paid payroll taxes, amortization of acquired intangible assets, and restructuring costs.
(2)    Adjusted EBITDA is defined as net income or loss, excluding amortization of acquired intangible assets and developed technology, depreciation expense, stock-based compensation expense and related employer-paid payroll taxes, restructuring costs, acquisition and other costs, Cyber Incident costs, and internal systems, net, goodwill and indefinite-lived intangible asset impairment charges, interest expense, net, debt-related costs including fees related to the Company’s credit agreements, debt extinguishment and refinancing costs, unrealized foreign currency (gains) losses, and income tax expense (benefit).
(3)     Includes tax depreciation and amortization and other adjustments.
(4)     Includes purchases of property and equipment, capitalized software development costs and purchases of intangible assets.
(5)    Unlevered Free Cash Flow is defined as cash flow from operations after the deduction of capital expenditures and prior to the impact of the Company’s capital structure, acquisition and other costs, Cyber Incident costs, net, restructuring costs, employer-paid payroll taxes on stock awards and other one-time items, that can be used by the Company for strategic opportunities and strengthening the Company’s balance sheet less capital expenditures plus tax-effected interest expense (assuming a tax rate of 26%). Given the Company’s debt obligations, Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenses.
(6)    Certain total amounts do not sum due to rounding.

Certain of the measures included in the Unaudited Prospective Financial Information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. The Company has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.
Financing
Investment funds affiliated with Turn/River and certain other institutional equity co-investors have committed, directly or indirectly, pursuant to the Equity Commitment Letter, to invest in Parent, at the Closing, the amount set forth therein for the purpose of funding a portion of the transactions contemplated in the Equity Commitment Letter and the Merger Agreement, on the terms and subject to the conditions set forth in the Equity Commitment Letter. Investment funds and vehicles affiliated with Turn/River have also provided the Guaranty in favor of the Company, guaranteeing, subject to certain limitations set forth in the Guaranty, the payment of the Parent Termination Fee (as defined below) in the event it becomes payable, certain indemnification obligations of Parent and Merger Sub in connection with their debt cooperation covenants and the reasonable and documented out-of-pocket cost and expenses incurred by the Company in connection with any suit contemplated by, and to the extent reimbursable under, the Merger Agreement (such costs and expenses not to exceed $5,000,000 in the aggregate). The maximum liability of such funds under the Guaranty is $236,000,000.
Additionally, in connection with entering into the Merger Agreement, Parent entered into the Debt Commitment Letter, pursuant to which the Debt Commitment Parties have, among other things, committed to provide debt financing in connection with the Merger consisting of (i) a first lien term facility in an aggregate principal amount equal to $2,225,000,000; (ii) a revolving facility in an aggregate principal amount equal to $200,000,000; and (iii) a second lien term facility in an aggregate principal amount equal to $525,000,000, in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter. It was determined after the Agreement Date that certain affiliates of Thoma Bravo are expected to participate in the second lien term facility. Discussions between Thoma Bravo and Turn/River regarding such participation began after the Agreement Date.The obligations of the Debt Commitment Parties to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of representations and warranties, consummation of the Transactions and contribution of the equity contemplated by the Equity Commitment Letter.
Parent will be required to pay the Company a termination fee equal to $230,000,000 (the “Parent Termination Fee”) if (i) the Company terminates the Merger Agreement due to Parent’s or Merger Sub’s breach of or failure to perform any of their respective representations, warranties or covenants contained in the Merger Agreement in a manner that causes certain conditions to Closing to not be satisfied (subject to a cure period), (ii) the Company terminates the Merger Agreement pursuant to a Parent Abandonment Termination or (iii) Parent terminates the Merger Agreement because the Effective Time has not occurred by the Termination Date and, at such time, the Company could have terminated the Merger Agreement pursuant to the foregoing clauses (i) and (ii), as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 90.
Interests of Our Directors and Executive Officers in the Merger
You should be aware that SolarWinds’ non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of SolarWinds’ stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below. SolarWinds’ executive officers are Sudhakar Ramakrishna (President and Chief Executive Officer), Lewis Black (Executive Vice President, Chief Financial Officer, and Treasurer) and Jason Bliss (Executive Vice President, Chief Administrative Officer), and SolarWinds’ non-employee directors are William Bock, Douglas Smith, Kenneth Y. Hao, Dennis Howard, Catherine R. Kinney, Easwaran Sundaram, Michael Widmann and Cathleen Benko.

Treatment of Company Equity Awards and the Company ESPP in the Merger
Company Options, Company PSUs and Company RSUs
As of immediately prior to the Effective Time, to the extent not exercised prior to the Effective Time, each Company Option will be cancelled, with each former holder of any such cancelled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option. If the exercise price per share of any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled and terminated without any consideration in respect thereof.
As of immediately prior to the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company PSU. For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU will be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of the Merger Agreement. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement PSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU for which the Cash Replacement PSU Amount was exchanged would have vested and become payable pursuant to its terms. Each Cash Replacement PSU Amount will otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement PSU Amount.
At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time will be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Vested Company RSU.
At the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU for which the Cash Replacement Unvested RSU Amount was exchanged would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested RSU Amount will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions).
SolarWinds ESPP
Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants can participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased under the Offering Period will be treated the same as all other shares of Company Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.
SolarWinds Employment Agreements
Each of our named executive officers is party to an employment agreement with SolarWinds. Each of the employment agreements provides for at-will employment, which means that SolarWinds may terminate the executive officer’s employment at any time, with or without advance notice, and with or without cause, and the executive officer may similarly resign from employment at any time, with or without advance notice. Under the terms of the employment agreements, the SolarWinds executive officers are eligible to receive severance benefits upon certain terminations of employment, as described below.
Pursuant to the terms of each executive officer’s employment agreement, in the event of a termination of the executive officer’s employment by SolarWinds without “Cause” or in the event of a “Constructive Termination” (each, as defined in the applicable employment agreement) in either case, within three months prior to (for Mr. Ramakrishna only), upon or within 12 months following the effective date of a Change in Control (contingent upon the consummation of a “Change in Control” (as defined in the applicable employment agreement)), including the Merger (a “CIC Termination”), the applicable executive officer will be entitled to the following:
•a lump sum payment of a number of months of the executive officer’s base salary (24 months in the case of Mr. Ramakrishna and 12 months in the case of Messrs. Black and Bliss);
•payment by SolarWinds of COBRA premiums for 24 months in the case of Mr. Ramakrishna and 12 months in the case of the other executive officers;
•in the case of Mr. Bliss, any earned, but not yet paid incentive compensation payments;
•in the case of Mr. Ramakrishna, 100% of the then-target bonus compensation for the year in which such CIC Termination occurs;
•in the case of Mr. Black, any earned, but not yet paid bonus compensation for the year in which such CIC Termination occurs, prorated and provided that the Board determines the performance objectives are reasonably likely to be satisfied at the time the notice of such CIC Termination is given and based on the level at which the Board determines that the performance objectives are reasonably likely to be satisfied; and
•in the case of each executive officer, full vesting of all outstanding unvested equity awards then held by such executive officer immediately prior to the date of the CIC Termination (assuming achievement of the performance targets in the case of Company PSUs held by Mr. Ramakrishna).
The severance payments and benefits are conditioned upon (a) the executive officer’s timely execution and non-revocation of a general release of claims in favor of SolarWinds, (b) the executive officer continuing to comply with the restrictive covenant obligations set forth in the executive officer’s Employee Proprietary Information and Arbitration Agreement, and (c) the executive officer’s resignation from all positions with SolarWinds, any subsidiaries or affiliates, and the Board (if applicable). The severance payments and benefits set forth in the employment agreements are considered to be “double-trigger” arrangements (i.e., amounts triggered by a Change in Control for which payment is conditioned upon the executive officer’s CIC Termination). The severance payments and benefits described above assume (a) a CIC Termination had occurred on the Closing and (b) the Closing has occurred on March 7, 2025.

In addition to the foregoing, the employment agreement with Mr. Ramakrishna provides that, in the event of a Change in Control, outstanding Company PSUs held by Mr. Ramakrishna immediately prior to a Change in Control will be deemed to have met their performance targets, such that the performance conditions will be deemed to have been achieved and the Company PSUs will thereafter be subject only to time-based vesting as follows: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter (or such other more favorable condition for Company PSU to Company RSU conversion, as may be agreed between the executive and SolarWinds). As of March 7, 2025, Mr. Ramakrishna does not hold any Company PSUs that are subject to outstanding performance vesting goals.
For an estimate of the amounts that would be payable to each of SolarWinds’ named executive officers pursuant to the employment agreements, see the section entitled “Quantification of Potential Payments and Benefits to SolarWinds’ Named Executive Officers in Connection with the Merger” below.
Non-Employee Director Compensation
Pursuant to the terms of the Merger Agreement, SolarWinds has approved the full accelerated vesting of any Unvested Company RSUs held by non-employee board members and advisory board members, with such vesting contingent upon and effective immediately prior to the Effective Time and subject to such board member’s continued service with SolarWinds through the Effective Time. The estimated aggregate amount payable to our eight non-employee directors for their Unvested Company RSUs that will vest in connection with the Merger if the Merger were to occur on March 7, 2025 is $2,747,416.50.
Other Interests
As of the date of this information statement, none of our directors or executive officers has entered into any agreement, arrangement or understanding with Parent regarding employment or service with, or compensation following the Merger to be paid by, Parent. Prior to or following the Closing certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.
SolarWinds has engaged an expert to perform calculations regarding Sections 280G and 4999 of the Code and, in consultation with Parent, in good faith, implement certain tax planning actions to the extent they may reasonably mitigate any adverse tax consequences under Section 280G or 4999 of the Code that could arise in connection with the Transactions. No executive officer is entitled to receive tax gross-up or other indemnification or similar payment for any such adverse tax consequences. As of the date of this information statement, the Company has not approved any specific actions to mitigate any impact of under Section 280G or 4999 of the Code.
SolarWinds has approved transaction bonuses (the “Transaction Bonuses”) for Messrs. Ramakrishna, Black, Bliss, Sai, Childress, Goldfarb, and Hanrahan for the following amounts: Mr. Ramakrishna - $750,000; Mr. Black - $100,000; Mr. Bliss - $350,000; Mr. Sai - $50,000; Mr. Childress - $50,000; Mr. Goldfarb - $75,000; and Mr. Hanrahan - $50,000. The Transaction Bonuses are eligible to be earned subject to each executive officer’s continued employment in good standing with SolarWinds through the Effective Time.

Each of our directors and executive officers that otherwise holds shares of Company Common Stock that are not subject to outstanding Company Equity Awards will be eligible to participate in the Merger and receive the Per Share Merger Consideration with respect to such shares in the same manner as other stockholders of SolarWinds.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the Merger Agreement, directors and officers of SolarWinds will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this information statement entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to SolarWinds’ Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of SolarWinds’ named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to SolarWinds’ named executive officers.
The table below sets forth, for purposes of this golden parachute compensation disclosure, the potential amount of payments and benefits (on a pre-tax basis) that each of SolarWinds’ named executive officers would receive, assuming (i) the Closing had occurred on March 7, 2025 (which is the assumed closing date solely for purposes of this golden parachute compensation disclosure), (ii) each of the named executive officers experienced a CIC Termination on such date, (iii) the named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Company RSUs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the Merger, except with respect to regularly scheduled vesting dates occurring prior to the assumed closing date of March 7, 2025, (v) for purposes of determining the value of Company RSUs, the value of a share of Company Common Stock is equal to $18.50 (the Per Share Merger Consideration), (vi) no named executive officer receives any additional equity grants prior to completion of the Merger, and (vii) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits described below. Some of the assumptions used in the table below are based upon estimates of information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. In addition, the calculations in the table below do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the employment agreements described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger—SolarWinds Employment Agreements.”
The payments described in the table below would be made pursuant to the arrangements described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger.”

Named Executive Officer (1)	Cash (2)	Equity (3)	Perquisites / Benefits (4)	Transaction Bonus (5)	Total

Sudhakar Ramakrishna (President and Chief Executive Officer)	$2,250,000	$19,936,470	$49,851	$750,000	$22,986,321
Lewis Black (Executive Vice President, Chief Financial Officer, and Treasurer)	529,972	7,888,974	24,925	100,000	8,543,871
Jason Bliss (Executive Vice President, Chief Administrative Officer)	453,200	6,604,759	24,925	350,000	7,432,884

(1)    J. Barton Kalsu, and Andrea Webb resigned from their roles as Executive Vice President, Chief Product Officer, Executive Vice President, Chief Financial Officer, and Treasurer and Executive Vice President, Chief Customer Officer effective November 15, 2023, August 15, 2024, and December 2, 2024, respectively. Messrs. Kasturi, Kalsu and Ms. Webb are not entitled to receive any type of compensation that is based on or otherwise related to the Merger.

(2)    Amounts shown reflect the cash severance payments provided under each named executive officer’s employment agreements and pursuant to the Merger Agreement as described above in the section entitled “—SolarWinds Employment Agreements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a Change in Control of SolarWinds, such as the Merger, and a CIC Termination must occur. Such amounts consist of (i) lump sum payments of the executive officer’s base salary for a number of months (24 months in the case of Mr. Ramakrishna and 12 months in the case of Messrs. Black and Bliss), (ii) in the case of Mr. Ramakrishna, 100% of the then-target bonus compensation for the year in which such CIC Termination occurs, and (iii) in the case of Mr. Black, any earned, but not yet paid bonus compensation for the year in which such

CIC Termination occurs, prorated and provided that the Board determines the performance objectives are reasonably likely to be satisfied at the time the notice of such CIC Termination is given and based on the level at which the Board determines that the performance objectives are reasonably likely to be satisfied.

Named Executive Officer	Cash Severance	Bonus Amount (a)	Total

Sudhakar Ramakrishna	$1,500,000	$750,000	$2,250,000
Lewis Black	463,500	66,472	529,972
Jason Bliss	453,200	—	453,200

(a)    For (i) Mr. Ramakrishna, the bonus entitlement assumes 100% of the executive officer’s current target bonus, and (ii) for Mr. Black, the pro rata bonus entitlement assumes approximately 18% of the executive officer’s current target bonus, in each case, assuming a CIC Termination as of March 7, 2025.

(3)    Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of the Company RSUs as more fully described above under the sections entitled “—Treatment of Company Equity Awards and the Company ESPP in the Merger” and “—SolarWinds Employment Agreements.” The amounts included in this column reflect for Messrs. Ramakrishna, Black, and Bliss, full vesting of outstanding Company RSUs. The Company RSUs are considered to be “double-trigger,” which means that both a Change in Control of SolarWinds, such as the Merger, and a CIC Termination must occur.

Named Executive Officer	Company RSUs (6)	Per Share Merger Consideration	Total (3)

Sudhakar Ramakrishna	1,077,647	$18.50	$19,936,470
Lewis Black	426,431	18.50	7,888,974
Jason Bliss	357,014	18.50	6,604,759

(4)    Amounts shown reflect payment by SolarWinds of COBRA premiums for a period up to the applicable severance period (24 months in the case of Mr. Ramakrishna and 12 months in the case of the other executive officers) as provided under each named executive officer’s employment agreement as described above in the section entitled “—SolarWinds Employment Agreements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a Change in Control of SolarWinds, such as the Merger, and a CIC Termination must occur.

(5)    Amounts shown reflect Transaction Bonuses approved by SolarWinds for Messrs. Ramakrishna, Black, and Bliss, payable upon the consummation of the Merger, subject to each named executive officer’s continued employment in good standing through the Effective Time. The amounts included in this column are considered to be “single-trigger” payments, which means that only a Change in Control of SolarWinds, such as the Merger, must occur.
(6) Amounts shown represent the number of outstanding Company RSUs held by Messrs. Ramakrishna, Black, and Bliss assuming a CIC Termination as of March 7, 2025.

Delisting and Deregistration of Company Common Stock
If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company Common Stock.
Transaction Litigation
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (each as defined below) whose shares of Company Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS or opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to beneficial owners who hold shares of Company Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and is not intended for holders of Company Common Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:
•    partnerships and other pass-through entities;
•    banks and other financial institutions;
•    tax-exempt organizations and pension funds;
•    individual retirement accounts;
•    insurance companies;
•    brokers, dealers or traders in securities;
• real estate investment trusts and regulated investment companies;
•    persons who acquired their shares of Company Common Stock through the exercise of options or similar derivative securities or otherwise as compensation or in connection with the performance of services;
•    persons whose shares of Company Common Stock are qualified small business stock for purposes of Section 1202 of the Code;
•    persons whose shares of Company Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;
•    persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•    persons who hold their shares of Company Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;
•    persons who have entered into a constructive sale of their Company Common Stock under the Code;
•    a controlled foreign corporation;
•    a passive foreign investment company;
• corporations that accumulate earnings to avoid U.S. federal income tax;
• persons who actually or constructively own any direct or indirect interest in Parent; or
•    a U.S. expatriate.

This summary does not address any aspect of state, local or foreign tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the additional 3.8% tax on certain net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Company Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.
U.S. Holders
For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•a trust that (i) is subject to the supervision of a court within the United States and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•an estate that is subject to U.S. federal income tax on its income regardless of its source.
The exchange of shares of Company Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares, subject to adjustment as a result of any nondividend distributions received with respect to such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will generally be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Company Common Stock is more than 12 months at the Effective Time. Long-term capital gains of non-corporate U.S. holders are generally subject to preferential tax rates under current law. There are limitations on the deductibility of capital losses.
Non-U.S. Holders
“Non-U.S. holder” means a beneficial owner of Company Common Stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). A non-U.S. holder whose shares of Company Common Stock are exchanged for cash in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such sale or exchange unless:
•the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Company Common Stock for cash pursuant to the Merger and certain other conditions are met; or
•the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Company Common Stock at any time during the five-year period preceding the Merger and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Company Common Stock.
A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on any gain realized, which may be offset by U.S.-source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet above, generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in business. The Company has not determined whether it is a USRPHC, however, so long as our Company Common Stock is considered to be “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market at any point during the calendar year in which the Merger occurs, a non-U.S. holder generally will not be subject to tax on gain recognized on the exchange of Company Common Stock pursuant to the Merger unless such non-U.S. holder owned, actually or constructively, more than 5% of the total outstanding Company Common Stock at any point during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Company Common Stock. Non-U.S. holders that have actually or constructively owned more than 5% of our Company Common Stock should consult their tax advisors.
Backup Withholding and Information Reporting
Backup withholding of tax (currently at the rate of 24%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. A U.S. holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Each of our U.S. holders that is a stockholder of record should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent. A non-U.S. holder that is a stockholder of record that provides the Exchange Agent with the applicable IRS Form W-8 (together with appropriate attachments) providing certification of non-U.S. status (such as an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8) will generally establish an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The U.S. federal income tax consequences described above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.
Regulatory Approvals
The Company and Parent agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including antitrust laws, to consummate and make effective the Merger as soon as reasonably practicable, including preparing and filing as promptly as practicable (and in any event making appropriate filings pursuant to the HSR Act on the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the other Transactions and executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of the Merger Agreement. The Company and Parent will be responsible for all filing fees payable to a governmental authority in connection with all filings required to be made pursuant to antitrust laws and foreign investment laws (if any) under the Merger Agreement.
The Company and Parent have each agreed to take or cause to be taken the following actions:
•the prompt provision to the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice in respect of the HSR Act of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice in respect of the HSR Act (each, a “Government Regulatory Entity”), provided that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests; and
•steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, in each case, in respect of the HSR Act, that would, or would reasonably be expected to, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, in certain instances, divestitures of assets.
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied by the applicable agencies. On February 7, 2025, both the Company and Parent filed their respective notification and report forms under the HSR Act, which triggered the start of the HSR Act waiting period. The waiting period under the HSR Act expired at 11:59 p.m. EST on March 10, 2025.
At any time before or after the Effective Time of the Merger, the Antitrust Division or the FTC, or the governmental authorities of any other applicable jurisdiction in which a filing is required under applicable foreign antitrust laws, could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this information statement are not complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Parent or Merger Sub. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 100.
Explanatory Note Regarding the Merger Agreement
The following summary describes the material provisions of the Merger Agreement. The rights and obligations of the parties under the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this information statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Parent, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the Agreement Date. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure schedules to the Merger Agreement (the “Company Disclosure Schedules”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.
The Merger
Effects of the Merger; Certificate of Incorporation; Bylaws; Officers and Directors
Upon the terms and subject to the conditions of the Merger Agreement, as of and at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL. The Company will be the Surviving Corporation, will become a wholly owned direct subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Company Common Stock will subsequently be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that all references to the name of Merger Sub therein will be modified to refer to the name of the Company). The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of Merger Sub immediately prior to the Effective Time. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.
Closing and Effective Time
The Closing will take place no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to Closing (described under the caption “Conditions to Completion of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at the Closing) or such other time mutually agreed to in writing by Parent and us; provided, neither Parent nor Merger Sub will be required to effect the Closing prior to April 8, 2025. The date upon which the Closing shall actually occur pursuant to the Merger Agreement is referred to herein as the “Closing Date.”At the Closing, the Company will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.
Treatment of Company Common Stock
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, solely by virtue of the Merger, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares or any shares of Company Common Stock held by the Company as treasury stock or owned by Parent or any subsidiary of the Company or Parent (including Merger Sub)) (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) will be converted into the right to receive the Per Share Merger Consideration.
Treatment of Company Equity Awards and Company Employee Stock Purchase Plan
As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:
Company Stock Options
As of immediately prior to the Effective Time, to the extent not exercised prior to the Effective Time, each Company Option will be cancelled, with each former holder of any such cancelled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option. If the exercise price per share of any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled and terminated without any consideration in respect thereof.
Company Performance Stock Units
As of immediately prior to the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company PSU. For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU will be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of the Merger Agreement. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement PSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU for which the Cash Replacement PSU Amount was exchanged would have vested and become payable pursuant to its terms. Each Cash Replacement PSU Amount will otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement PSU Amount.
Company Vested Company Restricted Stock Units
At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time will be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Vested Company RSU.
Company Unvested Company Restricted Stock Units
At the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding taxes, equal to the product of (i) the Per Share Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU. Subject to the holder’s continued service with Parent and its affiliates (including the Surviving Corporation and its subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU for which the Cash Replacement Unvested RSU Amount was exchanged would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested RSU Amount will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions).
Termination of Company ESPP
Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant can increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants can participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as defined in the Company ESPP) will occur on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased under the Offering Period will be treated the same as all other shares of Company Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.
Payment of Per Share Merger Consideration and Surrender of Stock Certificates
Prior to the Effective Time, Parent will appoint an Exchange Agent reasonably acceptable to the Company to make payments of the Per Share Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit with and make available to (or will cause to be deposited with and made available to) the Exchange Agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders (less any Per Share Merger Consideration in respect of any Dissenting Shares) as of the Effective Time.

Promptly after the Effective Time (but in no event later than five business days after the Effective Time), Parent will cause the Exchange Agent to send to each holder of shares of Company Common Stock (other than the Company, Parent, Merger Sub or any subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Exchange Agent).
Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Per Share Merger Consideration in respect of such holder’s shares of Company Common Stock. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes. No interest or dividends will be paid or accrue on any Per Share Merger Consideration payable to holders of shares of Company Common Stock.
At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth in the Merger Agreement.
If any cash deposited with the Exchange Agent is not claimed by the holders of shares of Company Common Stock within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Per Share Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
Appraisal Rights
Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Per Share Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled pursuant to the Merger Agreement) and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect” or words of similar import. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company’s Subsidiaries (as defined in the Merger Agreement), taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:
(i)general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii)conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and its subsidiaries operate;
(iii)conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world generally, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such declines with respect to Company Common Stock (subject to the other provisions of this definition) shall not be excluded);
(iv)regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared), armed or unarmed hostilities or attacks (including any widespread cybersecurity breaches, social unrests and protests, generally), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)any actions taken or failure to take action, in each case, to which Parent has expressly consented to or requested in writing (including via email after the Agreement Date (other than by the provisions of the Merger Agreement described in the section below captioned “—Conduct of the Business Prior to Effective Time”)), or the taking of any action expressly required by the Merger Agreement (other than by the provisions of the Merger Agreement described in the section below captioned “—Conduct of the Business Prior to Effective Time”);
(vi)any changes after the Agreement Date in applicable law (including COVID-19 Measures (as defined in the Merger Agreement)), accounting rules (including U.S. generally accepted accounting principles, applied on a consistent basis (“GAAP”)) or the enforcement, implementation or interpretation thereof;
(vii)the announcement of the Merger Agreement, and the pendency or completion of the Transactions, including the identity of Parent, or the impact thereof on (A) the loss or departure of officers or other employees of the Company or any of the Company’s subsidiaries, (B) the termination of (or the failure of any third party to renew or enter into) any Contracts (as defined in the Merger Agreement) with customers, suppliers, distributors or other business partners of the Company, and (C) any other negative development in the Company’s and its subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in the Merger Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of the Merger Agreement);
(viii)any natural disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;
(ix)changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes to price or volume or failures may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition);
(x)the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes of any such availability or cost may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition); or
(xi)any Transaction Litigation (as defined in the Merger Agreement);
except, in each case of clauses (i), (ii), (iii), (iv), (vi) and (viii), to the extent that such events, effects, occurrences, facts, circumstances, conditions or changes have had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its subsidiaries conduct business.
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the Company Disclosure Schedule. These representations and warranties relate to, among other things:
•due organization, valid existence, good standing, and authority to conduct business with respect to the Company and its subsidiaries;

•capitalization;
•the Company’s corporate power and authority to enter into the Merger Agreement and consummate the Transactions, and the enforceability of the Merger Agreement;
•the Written Consent will satisfy the necessary vote of the Company’s stockholders in connection with the Merger Agreement;
•the necessary approval of the Board;
•required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereunder;
•the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of the Company’s execution, delivery and performance of the Merger Agreement;
•the Company’s SEC filings and financial statements;
•the Company’s internal controls over financial reporting and disclosure controls and procedures;
•the absence of off balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K;
•the absence of undisclosed liabilities;
•Between December 31, 2023 and the Agreement Date, SolarWinds and its subsidiaries have conducted their business in all material respects in the ordinary course of business and in the ordinary course consistent with past practice and there has not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect;
•the absence of legal proceedings and orders;
•the absence of broker’s or finder’s fees payable in connection with the Transactions;
•employee benefit plans;
•the Board’s receipt of the opinions of Goldman Sachs and Jefferies;
•tax matters;
•the Company’s compliance with laws and possession of governmental permits;
•trademarks, patents, copyrights and other intellectual property and data privacy matters;
•labor and employment matters;
•insurance;
•environmental matters;
•material contracts;

•real property owned, leased or subleased by the Company and its subsidiaries;
•the inapplicability of anti-takeover statutes to the Merger;
•government contracts; and
•the accuracy of certain information used herein.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•due organization, good standing and authority to conduct business with respect to Parent and Merger Sub;
•Parent’s and Merger Sub’s corporate or similar authority to enter into the Merger Agreement and consummate the Transactions, and the enforceability of the Merger Agreement;
•required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereunder;
•the absence of conflicts with, or violations of, organizational documents, laws, orders, or contracts, in each case as a result of Parent’s and Merger Sub’s execution, delivery and performance of the Merger Agreement;
•the absence of litigation challenging the Merger;
•Parent, Merger Sub or their affiliates lack of ownership of Company Common Stock of the Company;
•the absence of broker’s or finder’s fees payable in connection with the Transactions;
•the activities of the Merger Sub;
•the accuracy of certain information supplied by Parent and Merger Sub for use herein;
•the solvency of Parent and the Company and its subsidiaries following the consummation of the Merger and the Transactions;
•the absence of certain related party contracts;
•matters with respect to Parent’s financing arrangements;
•matters with respect to the Guaranty delivered by Parent to the Company in connection with the Transactions; and
•certain Committee on Foreign Investment in the United States (“CFIUS”) matters.
None of the representations, warranties and covenants in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall survive the Closing.
Conduct of Business Prior to Effective Time
The Merger Agreement provides that, except (i) as expressly required or expressly permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure

Schedules or (iv) as consented to in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, the Company will and will cause each of its subsidiaries to use commercially reasonable efforts to:
•conduct their respective businesses in the ordinary course in all material respects (including with respect to any Material Legal Proceedings (as defined in the Merger Agreement)); and
•preserve intact in all material respects the Company’s and its subsidiaries respective current business organizations, keep available the services of the Company’s and its subsidiaries their respective key employees and maintain its and their respective relations and goodwill with the persons having material business relationships with the Company or its subsidiaries.
In addition, the Company has also agreed that, except (i) as expressly required or expressly permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure Schedules or (iv) as consented to in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:
•declare, accrue, set aside, set a record date for, or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of the Company to the Company or another direct or indirect wholly owned subsidiary of the Company); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any of the Company or its subsidiaries’ securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Company Common Stock to satisfy tax obligations with respect to Company Equity Awards (as defined in the Merger Agreement) outstanding on the Agreement Date and (B) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof and/or any related withholding taxes;
•sell, issue, grant, pledge or authorize the sale, issuance, or grant of any equity interests of the Company, except for shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding on the Agreement Date and shares issued in connection with the exercise of rights under the Company ESPP in the ordinary course of business in accordance with the Merger Agreement;
•except as otherwise contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;
•amend the organizational documents of the Company or any of its subsidiaries;
•acquire equity interests or any assets (with certain exceptions described in the Merger Agreement) of another entity or person or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
•other than in the ordinary course of business, enter into certain types of material contracts of the Company;
•other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, certain material contracts of the Company;

•waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of its subsidiaries;
•sell, transfer, assign, abandon, cancel, allow to lapse, or otherwise dispose of, or grant any lien (other than permitted liens) upon, or lease or license any material right, or other material asset or property (including intellectual property rights) of the Company and its subsidiaries to any other person, in each case, except with respect to (A) inventory and transactions in the ordinary course of business or (B) such rights, assets or properties (excluding, in each case, intellectual property rights) with a fair market value that does not exceed $1,000,000, individually, or $5,000,000, in the aggregate;
•modify in any material respect any of its material polices related to certain data security requirements, or any material administrative, technical or physical safeguards related to data privacy or data security, except (A) to remediate any security issue, (B) for the purpose of enhancing data security or integrity, (C) to comply with certain data security requirements, or (D) as otherwise directed or required by a governmental authority;
•disclose or escrow any material trade secrets or other confidential information, including any source code for the Company’s products, to any third person (other than pursuant to a written confidentiality contract entered into in the ordinary course of business with reasonable protections for such trade secrets and other confidential information);
•(A) lend money to any person (other than advances to customers or employees of the Company in the ordinary course of business) or amend, prepay or assume any indebtedness or (B) incur or guarantee any types of indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such indebtedness solely among the Company and any of its subsidiaries;
•make or authorize any capital expenditures other than capital expenditures not in excess of the aggregate capital expenditure budget set forth on the Company Disclosure Schedules;
•except as required pursuant to the terms of any compensation or benefit plan, program or agreement of the Company or any of its subsidiaries (collectively, the “Company Plans”) in effect as of the Agreement Date, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee, or individual service provider of the Company or any of its subsidiaries; (B) grant or increase any severance, termination, retention, transaction, change in control, equity or equity-based compensation or similar compensation or benefits of any current or former director, officer or employee, or individual service provider of the Company or any of its subsidiaries or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former director, officer, employee, or individual service provider of the Company or any of its subsidiaries, other than severance payments made or granted in accordance with the Company Plans in effect on the Agreement Date in the ordinary course of business (provided such termination does not require Parent’s prior approval); (C) establish, adopt, enter into, modify, amend, or terminate any Company Plan or any plan, program, agreement or arrangement that would constitute a Company Plan if in effect on the Agreement Date, other than entry into at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires permitted pursuant to clause (D) below (provided that any such offer letter or employment agreement does not provide for severance payments (unless otherwise required by law with respect to an employee located outside of the United States), notice periods in excess of thirty (30) days (unless otherwise required by law with respect to an employee located outside of the United States), equity or equity-based grants or any transaction or retention bonuses); or (D) hire or engage, or terminate (other than for cause) any employee or independent contractor that would be entitled to receive annual base salary in excess of $350,000;

•settle litigation or similar proceedings involving the Company, subject to certain monetary and materiality thresholds and other exceptions as described in the Merger Agreement;
• other than as required by changes to GAAP or SEC rules and regulations, change the Company’s financial accounting methods or practices in any material respect;
•adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, except for any such transactions solely between or among any of the Company’s subsidiaries or solely between or among any of the Company’s subsidiaries and the Company and which would not result in there being any net increase in Liability (as defined in the Merger Agreement) of the Company and its subsidiaries, in the aggregate, following the Closing;
•enter into any material new line of business;
•recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its subsidiaries or enter into, modify, extend or terminate any collective bargaining agreement;
•implement or announce any employee layoffs, furloughs, reductions in force, plant closings or other similar actions that would trigger notice obligations under the WARN Act;
•(A) make (other than consistent with past practice), change or revoke any material tax election; (B) materially amend, modify or otherwise change any previously filed tax return (other than as required pursuant to any settlement or resolution of any tax legal proceeding); (C) adopt, or request permission from any taxing authority to change, any accounting method in respect of material taxes; (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) with any governmental authority with respect to a material tax liability; or (E) settle any claim or assessment in respect of any tax liability in excess of $10,000,000 individually or $25,000,000 in the aggregate with any governmental authority (or extend or waive any statute of limitations with respect thereto); or
•authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.
No Solicitation or Negotiation of Takeover Proposals
From the Agreement Date until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, the Company has agreed that the Company, its subsidiaries and their respective directors and officers will not, and the Company will instruct and use reasonable best efforts to cause the representatives of the Company and its subsidiaries not to, directly or indirectly:
•initiate, solicit, propose, or knowingly assist, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below) (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);
•engage in, continue or otherwise participate in any discussions (other than solely informing any person of the provisions contained in the Merger Agreement relating to Acquisition Proposals) or negotiations regarding, or provide any non-public information or data to any person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than to Parent and its representatives);

•provide any person (in each case, other than Parent and its representatives) with access to the business, properties, personnel, books or records of the Company or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
•otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
•approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements) (such contract, an “Alternative Acquisition Agreement”); or
•authorize or commit to do any of the foregoing.
Exceptions
Notwithstanding the restrictions described above, at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date (as defined below), and notwithstanding the execution and delivery to the Company of the Written Consent, the Company and its representatives may (i) provide information in response to a request therefor by a person who has made an Acquisition Proposal after the execution of the Merger Agreement if the Company (x) did not violate the restriction described above in any material respect with respect to such person or Acquisition Proposal, and entered into with such person a confidentiality agreement executed by such person and the Company which is on terms that, taken as a whole, are not materially less restrictive to such person than those contained in the confidentiality agreement previously executed by the Company and Parent and does not contain any provisions that prohibit the Company from complying with its obligations relating to Acquisition Proposals, and (y) promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or its subsidiaries that the Company provides to any such person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to a confidentiality agreement consistent with the above with any person who has made such an Acquisition Proposal; or (iii) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in any of clauses (i) or (ii) above, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) based on information then available that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (y) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (B) prior to taking any action described in the foregoing clause (iii) above, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
For purposes of this information statement and the Merger Agreement:
•“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Sub or one of Parent’s other subsidiaries).
•“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:
oany acquisition or purchase by any third party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company;
oany merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any third party that, if consummated, would result in (x) such third party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or (y) the holders of Company Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; or
oany sale, lease, exchange, license, transfer or other disposition to any third party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its subsidiaries (with assets being measured by the fair market value thereof).
•“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”
•“Superior Proposal” means a bona fide Acquisition Proposal made by any third party (which shall not include in whole or in part any Principal Stockholder or any of their respective affiliates or representatives) that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (A) to be reasonably likely to be consummated in accordance with its terms if accepted; and (B) if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the identity of the third party making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the third party making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
•“Threshold Date” means March 9, 2025 (which may be extended under certain circumstances if the applicable “match” period (during which Parent has the right to negotiate with the Company and propose modified terms to the Merger Agreement in response to a Superior Proposal) has not yet expired).
No Change in Recommendation or Alternative Acquisition Agreement
The Board and each committee of the Board may not (with any action described in the following bullets being referred to as a “Board Recommendation Change”):
•withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board’s recommendation in connection with the Merger;
•approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal;
•fail to include the Board’s recommendation in this information statement;

•fail to publicly reaffirm the Board’s recommendation within three (3) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); or
•fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any tender offer or exchange offer for any class of outstanding voting or equity securities of the Company subject to Regulation 14D under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Sub or any affiliate thereof) within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer.
In addition, the Board may not cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal.
Fiduciary Exception
Notwithstanding the foregoing,
•at any time prior to (but not after) the delivery to the Company of the Written Consent, the Board may make a Board Recommendation Change (A) with respect to an Acquisition Proposal that did not arise from a violation of the restrictions against soliciting Acquisition Proposals described above and which the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to any material event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable by the Board as of the Agreement Date, or if known or reasonably foreseeable by the Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Board as of the Agreement Date (in each case, other than any such event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), in each case of clauses (A) and (B), only if prior to making such a Board Recommendation Change, the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law; and
•if the Board would have been permitted to make a Board Recommendation Change pursuant to clause (A) of the preceding paragraph (assuming for this purpose only that the Written Consent had not been delivered to the Company as of such relevant time), the Company may, at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date, (x) make a Board Recommendation Change with respect to an Acquisition Proposal that did not arise from a violation of the restriction against soliciting Acquisition Proposals described above and which the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and (y) terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal;
provided, however, that neither the Board nor the Company shall take any of the foregoing actions unless:
•such Acquisition Proposal did not arise from a violation of the restriction against soliciting Acquisition Proposals described above and the Company shall have complied in all material respects with its obligations pursuant to this section;

•the Company shall have provided prior written notice to Parent at least four (4) business days in advance to the effect that the Board intends to take such action (which notice will include in reasonable detail the circumstances giving rise to such proposed action);
•the Company shall have during such four (4) business day period (x) negotiated with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby so that with respect to (A) an Intervening Event, the Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Board Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, or (B) such Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Board Recommendation Change or terminate the Merger Agreement is obviated; and (y) permitted Parent and its representatives to make a presentation to the Board regarding adjustments with respect to the Merger Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new written notice within two (2) business days to Parent with respect to such revised, updated or supplemented Superior Proposal contemplated thereby;
•at or following the end of such applicable notice period described above, the Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Board to make a Board Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, in each case, taking into account any revisions to the Merger Agreement and the other documents contemplated thereby made or proposed in writing by Parent prior to the time of such determination pursuant to the preceding paragraph; and
•solely in the event of a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have validly terminated the Merger Agreement in accordance with the termination right provided therein (including with respect to complying with its obligation to pay the termination fee described in the section captioned “Termination Fees and Expenses” below).
Certain Permitted Disclosure
Nothing in the sections titled “No Solicitation or Negotiation of Takeover Proposals,” “No Change in Recommendation or Alternative Acquisition Agreement,” or “Existing Discussions” above will be deemed to prohibit the Company or the Board from (i) complying with its disclosure obligations under applicable law with regard to an Acquisition Proposal, or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders), except that the Company must nevertheless comply with its obligations under the Merger Agreement with respect to resolving to make or making a Board Recommendation Change.
Existing Discussions
Immediately following the execution and delivery of the Merger Agreement, the Company was required under the terms of the Merger Agreement to immediately (i) cease and cause to be terminated any activities, discussions or negotiations with any third parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such third party or its representatives, (iii) terminate all access granted to any such third party and its representatives to any physical or electronic data room. In addition, as promptly as practicable following the execution and delivery of the Merger Agreement, the Company was required to request the prompt return or destruction of all non-public information concerning the Company and its subsidiaries theretofore furnished to any third party with whom a confidentiality agreement was entered into since January 1, 2024 (and which remained in effect) in connection with its consideration of an Acquisition Proposal.
Written Consent
Per the terms of the Merger Agreement, the Written Consent was delivered to the Company on February 7, 2025 shortly after the execution of the Merger Agreement. The Company provided a copy of the Written Consent to Parent on February 7, 2025, shortly after its receipt of the Written Consent.
Efforts to Complete the Merger; Regulatory Approvals
The Company and Parent agreed to cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including antitrust laws, to consummate and make effective the Merger as soon as reasonably practicable, including preparing and filing as promptly as practicable (and in any event making appropriate filings pursuant to the HSR Act on the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the other Transactions and executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of the Merger Agreement. Parent will be responsible for all filing fees payable to a governmental authority in connection with all filings required to be made pursuant to antitrust laws and foreign investment laws (if any) under the Merger Agreement.
The Company and Parent have each agreed to take or cause to be taken the following actions:
•the prompt provision to the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice in respect of the HSR Act of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by each Government Regulatory Entity, provided that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests; and
•steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, in each case, in respect of the HSR Act, that would, or would reasonably be expected to, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, in certain instances, divestitures of assets as further described in the Merger Agreement.
However, none of Parent, Merger Sub, the Company or any of its subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any material contract of the Company.
Indemnification and Insurance
During the six-year period commencing on the Closing Date, the Surviving Corporation and Parent will (and Parent will cause the Surviving Corporation and the subsidiaries of the Company to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and its subsidiaries to any of their respective current or former directors and/or officers and any person who becomes a director or officer of the Company or any of the Company’s subsidiaries prior to the Effective Time, and, solely with respect to the Stockholders’ Agreement, the Covered Persons (as defined therein) (together, the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case, as provided in the Company’s certificate of incorporation and bylaws (or other similar organizational documents) of the Company’s subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, any indemnification or other agreement between any Indemnified Person and the Company or any of the Company’s subsidiaries set forth on the Company Disclosure Schedule, and the Stockholders’ Agreement, in each case, as in effect as of the Agreement Date; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement, then the obligations of the Surviving Corporation and Parent shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent will (and Parent will cause the Surviving Corporation and the Company’s subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company’s subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company’s subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s certificate of incorporation and bylaws (or other similar organizational documents) of the Company’s subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any of the Company’s subsidiaries set forth on the Company Disclosure Schedule and in effect as of the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable law. The Company will use reasonable best efforts to terminate the Stockholders’ Agreement in accordance with the terms thereof, with such termination to be effective as of immediately prior to the Effective Time.
In addition, the Merger Agreement provides that during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation will (and Parent will cause the Surviving Corporation and the Company’s subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of its subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement, then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation will pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the execution by such Indemnified Persons of undertakings, to the extent required by law or agreement, in favor of the indemnifying parties to repay such advanced fees and expenses if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under the Merger Agreement.
In addition, without limiting the foregoing, the Merger Agreement requires that prior to the Effective Time, the Company will purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (such aggregate policies, the “D&O Insurance” and the tail the “D&O Insurance Tail”). The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such D&O Insurance Tail in full force and effect and continue to honor their respective obligations thereunder for the six-year period commencing immediately after the Effective Time. The Company will not, without Parent’s prior written consent, pay a net premium for the D&O Insurance Tail in excess of 300% of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date (such 300% amount, the “Current Premium Threshold”), it being understood that if the net premiums payable for the D&O Insurance Tail exceed the Current Premium Threshold, the Company will obtain a D&O Insurance Tail with the greatest coverage available for a cost equal to the Current Premium Threshold.
Employee Benefits
From the Effective Time until the first anniversary of the Closing (or, if earlier, the date of a Covered Employee’s (as defined below) termination of employment), Parent has agreed to cause the Surviving Corporation or any of its subsidiaries to provide the following for each employee of the Company and its subsidiaries who continues in the employ of Parent (each a “Covered Employee”):
•provide base salary or hourly rate (as applicable), and annual target cash bonus opportunities and target cash commission opportunities (excluding retention, long-term incentive, change in control or transaction-based, or equity or equity-based incentive opportunities), that are, in each case, no less favorable than those in effect for such Covered Employee immediately prior to the Effective Time; and employee benefits (excluding severance, equity or equity-based, nonqualified deferred compensation, change in control, retention, defined benefit pension plan or retiree medical benefits (the “Excluded Benefits”)) that are substantially comparable in the aggregate to the benefits (excluding, any Excluded Benefits) provided to such Covered Employee immediately prior to the Effective Time. During the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, the date of a Covered Employee’s termination of employment), Parent will cause each Covered Employee to be provided with severance benefits that are no less favorable than the severance benefits that would have been provided to such Covered Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth in the Company Disclosure Schedule immediately prior to the Closing; provided that Parent may condition such payments and benefits upon the execution (and non-revocation) by the applicable Covered Employee of a standard release of claims in a form provided by Parent.
•for Covered Employees who first become eligible to participate in any group health benefit plan of Parent or the Surviving Corporation or any of their respective subsidiaries (collectively, “Parent Benefit Plan”) following the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the corresponding Company Plan the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan and (ii) provide each Covered Employee with credit for any coinsurance and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan, to the same extent such credit was given under the corresponding Company Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the corresponding Parent Benefit Plan; and
•to recognize the service of each Covered Employee prior to the Effective Time for vesting and eligibility to participate purposes including vacation and severance benefit accrual (but excluding credit for any purposes under any Excluded Benefits other than severance benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Plan in which such Covered Employee participated immediately prior to the Effective Time. However, in no event result in any duplication of benefits or compensation for the same period of service.
However, nothing in this section will (i) give any person other than the parties to the Merger Agreement any right to enforce the foregoing rights; (ii) be construed to limit the right of Parent, the Company, or any of the Company’s subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, modify for any purpose or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (iii) be construed as an establishment, creation, amendment, modification for any purpose, or termination of any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement at any time, or (iv) be construed to require Parent, the Company, or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular person for any fixed period of time following the Effective Time.
Financing Covenant; Company Cooperation
Each of Parent and Merger Sub has agreed use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financings, including by using its reasonable best efforts to (i) maintain in effect the Commitment Letters, subject to amendments, modifications, and waivers of the Commitment Letters permitted under the Merger Agreement, (ii) comply with its obligations under the Commitment Letters, (iii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such Commitment Letters that are within its control, if any, (iv) enforce its rights under the Commitment Letters and (v) consummate the Financings at or prior to the Closing, including by causing the financing sources to fund the Financings at or prior to the Closing, in each case, in accordance with the terms of the Merger Agreement and the Commitment Letters. Parent and Merger Sub each acknowledged and agreed that obtaining the Financings is not a condition to the Closing.
Prior to the Effective Time, (x) with respect to the following clauses (iv), (vi) and (viii), the Company will, and will cause each of the Company’s subsidiaries (and use reasonable best efforts to cause its and their respective representatives) and (y) otherwise, the Company will use its reasonable best efforts, and will cause each of the Company’s subsidiaries (and its and their respective representatives) to use its (and their) respective reasonable best efforts, in each case to:
(i)participate (and cause senior management and representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication of the Debt Financing;
(ii)provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Commitment Parties in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required in connection with the Debt Financing;
(iii)reasonably assist Parent in connection with the preparation and registration of any pledge and security documents (including any disclosure schedules thereto) and other definitive financing documents as may be reasonably requested by Parent or the Debt Commitment Parties, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;
(iv)furnish Parent and the Debt Commitment Parties, as promptly as practicable, with all required information. If the Company in good faith reasonably believes that it has provided the required information, it may deliver to Parent a written notice stating when it believes that it completed such delivery;
(v)reasonably facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness (including cooperating in the timely delivery of any required prepayment or redemption notices with respect thereto) and the release and termination of any and all related guarantees and liens, including cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or the Company’s subsidiaries);

(vi)provide executed authorization letters to the Debt Commitment Parties authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Commitment Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company’s subsidiaries or securities (the “Authorization Letters”);
(vii)take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing in accordance with the Debt Commitment Letter (including, to the fullest extent permitted by applicable law, distributing the proceeds of the Debt Financing, if any, obtained by any of the Company’s subsidiaries to the Surviving Corporation), and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing in accordance with the Debt Commitment Letter by the Surviving Corporation or any of its subsidiaries concurrently with or immediately following the Effective Time; and
(viii)furnish Parent and the Debt Commitment Parties with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations.
Notwithstanding any other provision of the Merger Agreement, nothing in the Merger Agreement will require the Company or any of the Company’s subsidiaries to:
•waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent;
•enter into any definitive agreement (other than with respect to the Authorization Letters);
•give any indemnities in connection with the Financings that are effective prior to the Effective Time;
•take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company’s subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company’s subsidiaries;
•provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged;
•enter into or approve any agreement or other documentation (other than with respect to the Authorization Letters) that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date; or
•take any action that will conflict with or violate its organizational documents as in effect as of the Agreement Date, or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company’s subsidiaries is a party.
In addition, (i) no action, liability or obligation of the Company, any of the Company’s subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than with respect to the Authorization Letters) will be effective until the Effective Time, and neither the Company nor any of the Company’s subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than with respect to the Authorization Letters), and (ii) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. Nothing in this provision will require (A) any officer or representative of the Company or any of the Company’s subsidiaries to deliver any certificate or opinion or take any other action pursuant to any provision of the Merger Agreement that could reasonably be expected to result in personal liability to such officer or representative, or (B) the members of the Board as of immediately prior to the Effective Time to approve any financing or contracts related thereto prior to the Effective Time.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
•the Company affording Parent reasonable access during normal business hours to the Company’s and its subsidiaries’ books, records, tax returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, contracts and other documents and information relating to the Company and its subsidiaries and with such additional financial, operating and other data and information regarding the Company and its subsidiaries, as Parent or third parties providing financing may reasonably request; provided that without limiting the foregoing, the Company will, to the extent legally permissible, use commercially reasonable efforts to:
okeep Parent reasonably informed on a prompt basis of all substantive developments and events relating to any Material Legal Proceeding (as defined in the Merger Agreement) (including by promptly forwarding copies to Parent of any substantive correspondence sent to or received from any governmental authority with respect thereto) and, if requested by Parent, provide Parent with information with respect to fees and expenses incurred by the Company in connection with any Material Legal Proceeding;
oto the extent practicable, provide Parent with an opportunity to review and comment on any substantive written filings or materials reasonably in advance of the submission of such filings or materials (provided that such opportunity to review and comment would not delay any such submission), and consider such comments in good faith, and provide Parent with copies of such filings and materials promptly following submission thereof; and
oif requested by Parent, to the extent practicable, consult with Parent in connection with the legal strategy with respect to any Material Legal Proceeding and consider Parent’s advice in good faith;
•cooperation between the parties to delist the Company’s securities from NYSE and deregister the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time;
•cooperation between the parties in connection with public announcements;
•the Company (A) providing Parent with notice of any legal proceedings arising from or otherwise relating to the Merger, (B) providing Parent with the opportunity to participate in (but not control) the defense of any such legal proceedings, (C) consulting with Parent with respect to the settlement or prosecution of any such legal proceedings, subject to certain conditions and (D) giving Parent the opportunity to review and propose comments with respect to any written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith.;
•causing any dispositions of Company Common Stock and Company Equity Awards resulting from the Merger by each individual who is or may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;
•the Company waiving the standstill in the confidentiality agreement entered into with Parent;

•Parent causing Merger Sub and the Surviving Corporation, as applicable, to fully comply with all of their respective obligations under the Merger Agreement;
•Parent, as the sole stockholder of Merger Sub, adopting the Merger Agreement and approving the Transactions by written consent;
•the Company delivering customary payoff letters and lien releases related to indebtedness;
•upon Parent’s request, the Company selling any marketable securities and transferring any cash held by them in any non-U.S. jurisdiction to the U.S. so as to permit the net proceeds of such sale or transfer to be used at the direction of Parent and Merger Sub as a potential partial source for the payments contemplated by the Merger Agreement.

Conditions to Completion of the Merger
The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the following conditions:
•the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which was satisfied on February 7, 2025 by virtue of the delivery of the Written Consent);
•the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;
•the absence of any law, regulation or order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger; and
•this information statement having been mailed to the Company’s stockholders and at least twenty (20) days having elapsed since the date of the mailing and the consummation of the Merger being permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent) of the following additional conditions at or prior to the Closing:
•the Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by the Company at or prior to the Closing;
•the representations and warranties of the Company (A) set forth in the Capitalization Representations (as defined in the Merger Agreement) shall be true and correct, in each case, except for any de minimis inaccuracies, and (B) related to there having not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect shall be true and correct in all respects, in each case, as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date);
•the representations and warranties relating to the Company’s organization, capitalization (as it relates to the Company Equity Awards set forth on the Company Disclosure Schedule), authorization, the absence of broker’s or finder’s fees and the inapplicability of anti-takeover statutes to the Merger that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date);
•the other representations and warranties of the Company set forth in the Merger Agreement (other than those described in the two bullets above) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect);
•since the Agreement Date, there shall not have occurred any Company Material Adverse Effect; and
•the receipt by Parent and Merger Sub of a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied.
In addition, the obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company) of the following additional conditions at or prior to the Closing:
•Parent and Merger Sub shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the Closing Date;
•the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (A) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions in accordance with the terms of the Merger Agreement, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions in accordance with the terms of the Merger Agreement); and
•the receipt by the Company of a certificate, signed for and on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets have been satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, only as follows:

•by mutual written agreement of Parent and the Company; or
•by either Parent or the Company if:
othe Effective Time shall not have occurred on or before the Termination Date; provided, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of the failure of the Effective Time to have occurred on or before the Termination Date; or
othe Company fails to obtain the approval of the Merger Agreement of the Company’s stockholders and deliver the Written Consent to Parent within twenty-four (24) hours following the execution of the Merger Agreement; provided, however, that Parent shall not have the right to terminate the Merger Agreement after the Written Consent shall have been executed and delivered to the Company and Parent (a “Written Consent Termination”); or
oany law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or
•by the Company:
oin the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition of the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Parent or Merger Sub prior to the Termination Date, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until the earlier of (x) 30 days after delivery of notice from the Company to Parent of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date (it being understood that the Company may not terminate the Merger Agreement if (A) such breach or inaccuracy by Parent or Merger Sub is cured within such notice period or (B) the Company is then in breach of any covenant or agreement set forth in the Merger Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in each case which breach or inaccuracy results in the related condition of the obligation of Parent to close not being satisfied) (a “Parent Breach Termination”);
oin the event that (i) all of the conditions for Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) (and remain satisfied throughout the two business day period set forth in clause (iv) below), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required, (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing that (x) all of the conditions for Company’s obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two business day period set forth in clause (iv) below) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Sub fail to consummate the Merger within two business days after receipt of such notice (a “Parent Abandonment Termination”);
oat any time prior to 11:59 p.m. New York City time on the Threshold Date, if (i) the Board authorizes the Company, subject to compliance in all material respect with the terms described in the section entitled “No Solicitation or Negotiation of Takeover Proposals” above, to enter into an Alternative Acquisition Agreement to consummate a Superior Proposal; and (ii) substantially concurrently with such termination the Company pays to Parent the termination fee described in the section captioned “Termination Fees and Expenses” below (a “Superior Proposal Company Termination”); or
•by Parent:
oin the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of Parent to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by the Company prior to the Termination Date, in which case Parent shall not be permitted to terminate the Merger Agreement under this provision until the earlier of (x) 30 days after delivery of notice from Parent to the Company of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date (it being understood that Parent and Merger Sub may not terminate the Merger Agreement if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in the Merger Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in each case which breach or inaccuracy results in the related condition of the obligation of the Company to close not being satisfied); or
oat any time prior to the delivery to the Company of the Written Consent, in the event that the Board (or any committee thereof) shall have effected a Board Recommendation Change prior to the delivery to the Company and Parent of the Written Consent (a “Change of Recommendation Termination”).
Termination Fees and Expenses
The Company must pay Parent (or its designee) a termination fee of $119,200,000 (the “Company Termination Fee”) if any of the following events occur:
•(i) any party effects an Outside Date Termination, a Written Consent Termination or a Company Breach Termination (with respect to a breach of the covenants related to Acquisition Proposals or the Written Consent and information statement), (ii) following the Agreement Date and prior to the termination of the Merger Agreement, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known or shall be made to the Company or the Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of the Merger Agreement, and (iii) within twelve (12) months following such termination of the Merger Agreement, any Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction;
•the Company effects a Superior Proposal Company Termination; or
•Parent effects a Change of Recommendation Termination.
Parent must pay the Company a termination fee of $230,000,000 (i) if the Company effects a Parent Breach Termination or a Parent Abandonment Termination or (ii) pursuant to an Outside Date Termination, if, at the time of such termination, the Company would have been entitled to terminate the Merger Agreement pursuant to a Parent Breach Termination or a Parent Abandonment Termination.

Modification or Amendment
Subject to applicable law, the Merger Agreement may be amended by the only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company, and any other purported amendment shall be null and void; provided, however, that after the approval of the Merger Agreement by the Company’s stockholders, no amendment to the Merger Agreement that requires the further approval of such stockholders shall be made without such further approval.
Specific Performance
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
Notwithstanding the foregoing, the parties to the Merger Agreement acknowledged and agreed that prior to the Closing, the Company will be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if:
•all conditions for Parent’s and Merger Sub’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived (and remain satisfied throughout the two business day period set forth below);
•the Debt Financing has been funded in full in accordance with the terms and conditions thereof, or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded;
•Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required by the Merger Agreement;
•following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth for the Company’s obligations to close have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two business day period set forth below) ready, willing and able to consummate the Merger; and
•Parent and Merger Sub fail to consummate the Merger within two (2) business days after receipt of the notice contemplated by the foregoing bullet.
No Third Party Beneficiaries
    The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except for limited exceptions expressly provided for therein.
Governing Law
The Merger Agreement is governed by Delaware law.

MARKET INFORMATION AND DIVIDENDS
Company Common Stock began trading on the NYSE under the symbol “SWI” on October 19, 2018. Prior to that, from 2009 to 2015, Company Common Stock was traded on the NYSE under the symbol “SWI.” Prior to that, there was no public market for Company Common Stock. As of March 1, 2025, 173,131,773 shares of Company Common Stock were issued and outstanding, held by 33 stockholders of record.
On March 15, 2024, the Board declared a special cash dividend of $1.00 per share to stockholders of record at the close of business on April 3, 2024. Prior to that, the Company declared a special cash dividend in July 2021 in connection with the spin-off of N-able, Inc. The terms of the Merger Agreement do not allow us to declare or pay a dividend between February 7, 2025 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the completion of the Merger, there will be no further market for the Company Common Stock.

APPRAISAL RIGHTS
General
Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Company Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Company stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL. In view of the complexity of the provisions of Section 262 of the DGCL, stockholders and beneficial owners wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
If the Merger is consummated, subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders and beneficial owners of shares of Company Common Stock who: (a) submit a proper written demand for appraisal of such shares to the Company; (b) hold or beneficially own such shares on the date of the making of such demand and continuously remain the record holders or beneficial owners, as the case may be, of such shares through the Effective Time; (c) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL and (d) do not thereafter withdraw his, her or its demand for appraisal of such shares will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Per Share Merger Consideration. Any such Company stockholder or beneficial owner awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Per Share Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Company stockholders will receive pursuant to the Merger Agreement.
When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within 10 days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights that appraisal rights are so available and must include in each such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.
This information statement constitutes our notice to SolarWinds’ stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of SolarWinds unless certain stock ownership conditions are satisfied by the SolarWinds stockholders and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A SolarWinds stockholder who loses his, her, their or its appraisal rights will be entitled to receive the Per Share Merger Consideration pursuant to and in accordance with the Merger Agreement.
How to Exercise and Perfect Your Appraisal Rights
If you are a Company stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions:
(i)you must deliver to SolarWinds, at the address specified below, a written demand for appraisal within 20 days after the date of SolarWinds giving this notice. The demand must reasonably inform us of the identity of the stockholder of record or beneficial owner, as applicable, holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in the case of a demand made by a beneficial owner, reasonably identify the stockholder of record of such shares and must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal on or before the expiration of such 20-day period will result in the loss of that holder’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this information statement;
(ii)you must not consent to, or vote in favor of, the Merger;
(iii)you must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding your appraisal) your shares of Company Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, of if you are a beneficial owner and cease to beneficially own such shares, before the Effective Time;
(iv)any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the Effective Time. SolarWinds is under no obligation to file any petition and has no present intention of doing so; and
(v)you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Per Share Merger Consideration pursuant to the terms of the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company Common Stock.
In addition, because the Company Common Stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders and beneficial owners of shares of Company Common Stock who are otherwise entitled to appraisal rights, unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock eligible for appraisal or (b) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (a) and (b) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for Company stockholders to be entitled to seek appraisal with respect to such shares of Company Common Stock.
Who May Exercise Appraisal Rights
A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform the Company of the identity of the record holder, or beneficial owner, as applicable, holding the shares for which appraisal is demanded and that the stockholder or beneficial owner intends to demand appraisal of his, her or its shares of Company Common Stock. In addition, if a demand is made by a beneficial owner, the demand must (a) reasonably identify the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Company Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the holder of record or beneficially owned by the beneficial owner.
If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

SolarWinds Corporation
7171 Southwest Parkway
Austin, Texas 78735
Attention: Chief Administrative Officer
Surviving Corporation’s Actions After Completion of the Merger
If the Merger is consummated, the Surviving Corporation will give written notice of the Effective Time within ten days after the Effective Time to all of the Company stockholders and beneficial owners that are entitled to appraisal rights; provided, however, that if such notice is sent more than 20 days following the sending of this information statement, such notice need only be sent to each stockholder and beneficial owner who is entitled to appraisal rights and who has demanded appraisal of his, her or its shares of Company Common Stock in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any person entitled to appraisal rights who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such person’s demand and to accept the Per Share Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this will not affect the right of any Company stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Per Share Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a record holder or a beneficial owner of Company Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the fair value of the shares of Company Common Stock held by all persons who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the Effective Time, no petition has been filed as provided in Section 262 of the DGCL, all rights to appraisal will cease and any person who previously demanded appraisal will become entitled only to the Per Share Merger Consideration, in accordance with and pursuant to the terms of the Merger Agreement.
Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock with respect to which the Company has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The Surviving Corporation must give this statement to you within the later of (a) ten days after receipt by the Surviving Corporation of the request therefor or (b) ten days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of Company Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed, by registered or certified mail, to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to persons who demanded appraisal of their shares of Company Common Stock as may be required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery will then determine which stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Company stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock for which the applicable stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of Company Common Stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the Surviving Corporation makes a voluntary cash payment at any time before the entry of judgment in the appraisal proceeding pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (a) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”
The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that absent deficiencies in the sale process the transaction price may be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares of Company Common Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.
Moreover, neither the Company nor Parent anticipates offering more than the Per Share Merger Consideration to any Company stockholder or beneficial owner exercising appraisal rights and reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.
If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all Company stockholders and beneficial owners will lose the right to an appraisal and will instead receive the Per Share Merger Consideration described in the Merger Agreement, in accordance with and pursuant to the terms thereof.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the Surviving Corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.
If you have duly demanded appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Company Common Stock as of a record date prior to the Effective Time.
If a person who has made a demand for an appraisal in accordance with Section 262 shall deliver to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Company Common Stock in accordance with subsection (e) of Section 262, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of such shares subject to the withdrawal will cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that any person who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw such person’s demand for appraisal and to accept the terms and the Per Share Merger Consideration offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Company Common Stock will be converted into the right to receive the Per Share Merger Consideration, in accordance with and pursuant to the Merger Agreement without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of your appraisal rights. In that event, you will be entitled to receive the Per Share Merger Consideration for your shares of Company Common Stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.
Holders and beneficial owners of Company Common Stock considering seeking to exercise their appraisal rights should be aware that the fair value of their shares of Company Common Stock as determined under Section 262 could be more than, the same as or less than the Per Share Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock. Failure to comply strictly with all of the procedures set forth in Section 262 will result in a loss of statutory appraisal rights. The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL.
Consequently, and in view of the complexity of the provisions of Section 262, if you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of Company Common Stock as of March 1, 2025 for:
(i)each person or group known to us who beneficially owns more than 5% of the Company Common Stock;
(ii)each of our directors;
(iii)each of our named executive officers; and
(iv)all of our directors and executive officers as a group.
The numbers of shares of Company Common Stock beneficially owned and percentages of beneficial ownership are based on 173,131,773 shares of Company Common Stock outstanding as of March 1, 2025.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Company Common Stock subject to options or Company RSUs that are currently exercisable or exercisable or will vest within 60 days of March 1, 2025 are deemed to be outstanding and beneficially owned by the person holding the options or Company RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all Company Common Stock shown as beneficially owned by the stockholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares Outstanding of Company Common Stock Outstanding

5% Stockholders
Entities affiliated with Silver Lake(1)	61,473,871	35.5%
Thoma Bravo Funds(2)	50,090,648	28.9%
BlackRock, Inc.(3)	8,845,271	5.1%
Named Executive Officers and Directors
Sudhakar Ramakrishna	1,334,504	*
J. Barton Kalsu(4)	780,462	*
Jason W. Bliss	556,467	*
Andrea Webb(5)	393,322	*
Cathleen Benko	65,511	*
William Bock	71,282	*
Kenneth Y. Hao(6)	103,971	*
Dennis Howard	74,482	*
Catherine R. Kinney	85,998	*
Douglas Smith	78,831	*
Easwaran Sundaram	4,252	*
Michael Widmann(7)	89,849	*
All Directors and Executive Officers as a Group (12 Individuals)	3,765,116	2.17%

*    Indicates less than 1%
(1)    Consists of 43,338,406 shares of Company Common Stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P. (“SLTA IV”), the general partner of which is SLTA IV (GP), L.L.C., (“SLTA GP IV”); 712,321 shares of Company Common Stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 17,323,319 shares of Company Common Stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., (“SLTA GP III”); and 99,825 shares of Company Common Stock held directly by SLTA IV. Silver Lake Group, L.L.C. is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(2)    Consists of 16,333,202 shares of Company Common Stock held directly by Thoma Bravo Fund XI, L.P., 8,202,937 shares of Company Common Stock held directly by Thoma Bravo Fund XI-A, L.P., 8,079,625 shares of Company Common Stock held directly by Thoma Bravo Fund XII, L.P., 7,145,402 shares of Company Common Stock held directly by Thoma Bravo Fund XII-A, L.P., 360,326 shares of Company Common Stock held directly by Thoma Bravo Executive Fund XI, L.P., 79,071 shares of Company Common Stock held directly by Thoma Bravo Executive Fund XII, L.P., 70,261 shares of Company Common Stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 6,610,607 shares of Company Common Stock held directly by Thoma Bravo Special Opportunities Fund II, L.P., and 3,209,217 shares of Company Common Stock held directly by Thoma Bravo Special Opportunities Fund II-A, L.P. Thoma Bravo Partners XI, L.P. (“TB Partners XI”), is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P. (“TB Partners XII”), is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo UGP, LLC (“TB UGP”) is the ultimate general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, TB UGP may be deemed to exercise voting and dispositive power with respect to the shares held directly by the Thoma Bravo funds listed above. The principal business address of the entities identified herein is c/o Thoma Bravo, L.P., 110 N. Wacker Drive, 32nd Floor, Chicago, Illinois 60606.
(3)    Based on a Schedule 13G filed with the SEC on November 8, 2024, by BlackRock, Inc., on behalf of itself, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The principal business address of the entities identified herein is c/o BlackRock Inc., 50 Hudson Yards, New York, NY 10001.
(4)    Mr. Kalsu resigned from the Company effective August 15, 2024.
(5)    Ms. Webb resigned from the Company effective December 2, 2024.
(6)    Shares of Company Common Stock are held by Mr. Hao for the benefit of Silver Lake Technology Management, L.L.C., certain of its affiliates and certain of the funds they manage (“SL”) and pursuant to Mr. Hao’s arrangement with SL, upon the sale of these securities, the proceeds are expected to be remitted to SL. Includes 17,973 shares of Company Common Stock held by a charitable family foundation.
(7)    Shares of Company Common Stock are held by Mr. Widmann for the benefit of SL and pursuant to Mr. Widmann’s arrangement with SL, upon the sale of these securities, the proceeds are expected to be remitted to SL.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about us. Our SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of our website at https://investors.solarwinds.com/financials/sec-filings/default.aspx. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this information statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
We incorporate by reference in this information statement each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement until the earlier of the Effective Time and termination of the Merger Agreement, other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein. We also incorporate by reference in this information statement the following documents filed by us with the SEC under the Exchange Act:

Company Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2024, as filed February 19, 2025
Current Reports on Form 8-K	Filed February 7, 2025; and March 12, 2025
We undertake to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at (512) 682-9300 or by writing to us at:
SolarWinds Investor Relations
7171 Southwest Parkway, Building 400
Austin, Texas 78735
e-mail: ir@solarwinds.com
Parent, Merger Sub and Turn/River have supplied, and the Company has not independently verified, the information in this information statement relating to Parent, Merger Sub and Turn/River.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated    . No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

HOUSEHOLDING OF INFORMATION STATEMENT
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, we deliver a single copy of this information statement to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. If you wish to receive a separate copy of this information statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095.

ANNEX A
Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG:

STARLIGHT PARENT, LLC,

STARLIGHT MERGER SUB, INC.

and
SOLARWINDS CORPORATION

DATED AS OF
February 7, 2025

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 7, 2025 (the “Agreement Date”), by and among Starlight Parent, LLC, a Delaware limited liability company (“Parent”), Starlight Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and SolarWinds Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iv) recommended the adoption of this Agreement by the stockholders of the Company;
WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the Transactions;
WHEREAS, the board of directors of the Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the guaranty of the Equity Financing Sources (the “Guarantors”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement (the “Guaranty”) as specified in the Guaranty;
WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and
WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
THE MERGER
Section 1.1The Merger.
(a)Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct Subsidiary of Parent.
(b)The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing; provided, that notwithstanding the foregoing, unless otherwise agreed by Parent in writing, neither Parent nor Merger Subsidiary shall be required to effect the Closing prior to April 8, 2025. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
(c)At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time”.
(d)From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.
Section 1.2Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:
(a)except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $18.50 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;
(b)each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c)each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 1.3Surrender and Payment.
(a)Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). At or prior to the Effective Time, Parent shall deposit with and make available to (or shall cause to be deposited with and made available to) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in Section 1.2(a) in respect of shares of Company Common Stock, but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in Section 1.2(a) in respect of the shares of Company Common Stock (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with and make available to the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Exchange Agent).
(b)Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration in respect of such holder’s shares of Company Common Stock. Until the Merger Consideration in respect of a given share of Company Common Stock has been paid, such share of Company Common Stock shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of shares of Company Common Stock.
(c)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.
(e)Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (i) there are any losses with respect to any investments of the Exchange Fund; (ii) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.2; or (iii) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.2.
(g)Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
Section 1.4Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon transfer of such shares of Company Common Stock in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.
Section 1.5Company Equity Awards.
(a)Company Options. Neither the Surviving Corporation nor Parent shall assume any Company Options or substitute any Company Option with an option to acquire stock in the Surviving

Corporation or Parent stock, in connection with the Merger or any of the other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, to the extent not exercised prior to the Effective Time, each Company Option shall be cancelled, with each former holder of any such cancelled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; multiplied by (ii) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon practicable thereafter (but in no event later than the first regularly scheduled payroll date occurring at least five (5) Business Days after the Effective Time).
(b)Company PSUs. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company PSUs, each Company PSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company PSU (the “Cash Replacement Company PSU”). For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU shall be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of this Agreement. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement Company PSU Amount amounts will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU would have vested and become payable pursuant to its terms. Each Cash Replacement Company PSU Amount shall otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement Company PSU Amount; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Company PSU that, immediately prior to such cancellation constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company PSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.
(c)Vested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Vested Company RSU or substitute any Vested Company RSU with similar awards for stock in the Surviving Corporation or Parent in connection with the Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time shall be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Vested Company RSU (the “Vested Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Vested Company RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon practicable thereafter (but in no event later than the first regularly scheduled payroll date occurring at least five (5) Business Days after the Effective Time); provided that notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Vested Company RSU that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Vested Company RSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.
(d)Unvested Company RSUs. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU (the “Cash Replacement Unvested Company RSU Amount”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested Company RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested Company RSU Amount shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions); provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Unvested Company RSU that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Unvested Company RSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.
(e)The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary.
(f)As soon as practicable following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants may participate in such Offering Period; (ii) no new Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.
Section 1.6Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company

Common Stock, Company Options, Company PSUs and Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.
Section 1.7Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.
ARTICLE II
THE SURVIVING CORPORATION
Section 2.1    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation.
Section 2.2     Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.
Section 2.3     Directors and Officers.
(a)At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2023 and at least one (1) Business Day prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding in each case any disclosures contained therein (other than those disclosures to the extent related to historical events or historical circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth therein with respect to any particular Section relating to any representations or warranties of the Company shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement with respect to any representations or warranties of the Company to the extent the relevance of the disclosure in respect of the particular Section is reasonably apparent on its face) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:
Section 3.1    Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except, solely with respect to Subsidiaries of the Company, where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company (and any amendments thereto) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Company Charter Documents”) are true, complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in violation of the Company Charter Documents, and no Subsidiary of the Company is in violation of any of its equivalent organizational documents, except, solely with respect to Subsidiaries of the Company, where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.2     Capitalization.
(a)The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on February 3, 2025 (the “Capitalization Date”): (A) 171,603,559 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 113,430 shares of Company Common Stock (having a weighted average exercise price of $0.98); (E) 2,371,282 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming all applicable performance conditions with respect to Company PSUs are satisfied at maximum levels); (F) 1,068,068 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Earned PSUs; (G) 9,869,552 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Time Vesting RSUs; (H) 34,596,198 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs or Company PSUs); and (I) 5,139,699 shares of Company Common Stock were reserved for the future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. As of the Capitalization Date, there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, as of the Capitalization Date, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Capitalization Date, neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of any wholly-owned Company Subsidiary. There are no accrued and unpaid dividends with respect to any shares of Company Common Stock.

(b)Except as set forth in Section 3.2(a), from the Capitalization Date through the Agreement Date, the Company has not issued or reserved for issuance any Equity Interests, or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, Equity Securities. Except as set forth in Section 3.2(b) of the Company Disclosure Schedules, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
(c)Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of each outstanding Company Equity Award, the holder (by name) of such Company Equity Award, the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming, in the case of Company PSUs, maximum level of performance) and, in the case of Company Options, the exercise price and expiration date of such Company Equity Award, the vested or unvested status of such Company Equity Award and the vesting schedule of such Company Equity Award (including any acceleration terms). All shares of Company Common Stock issuable upon exercise of Company Options and the settlement of Company RSUs or Company PSUs have been duly reserved for issuance by the Company.
Section 3.3    Authorization; No Conflict.
(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement and approval of the Merger by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company has delivered to Parent a true, correct and complete copy of the written consent, duly executed by the Principal Stockholders, approving this Agreement and the Transactions, pursuant to Section 5.4.1 of the A&R Stockholders’ Agreement. The delivery of the written consent in the form attached hereto as Exhibit B  (the “Stockholder Written Consent”), duly executed by the Principal Stockholders, will satisfy the Company Stockholder Approval and is the only vote or approval of the holders of any of the Company’s capital stock necessary under the Company Charter Documents to approve and adopt this Agreement and consummate the Merger in accordance with Section 228 and Section 251(c) of the DGCL or any other applicable Law.
(b)At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Company Board Recommendation”) and (iv) recommended the adoption of this Agreement by the stockholders of the Company, which such resolutions, except after the Agreement Date as permitted by Section 5.3, have not been rescinded, modified or withdrawn in any way.
(c)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws, (iv) compliance with any applicable rules of the NYSE, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)Except as set forth on Section 3.3(d) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or any equivalent organizational documents of Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in a violation, breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, or give rise to a right of payment, approval, notice, amendment, modification, termination or cancellation of, or acceleration of any obligation or the loss of any benefit under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, which in the case of each of clauses (ii) through (iv), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.4    Subsidiaries.
(a)The Company has delivered or made available to Parent a true, correct and complete list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.
(b)All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Section 3.4(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, (x) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (y) the jurisdiction of organization of each Subsidiary of the Company. Except as set forth on Section 3.4(b) of the Company Disclosure Schedules and except for Equity Interests held by the Company in connection with its ordinary course treasury investment activities, as of the Agreement Date, neither the Company nor any of its Subsidiaries directly owns any (i) outstanding shares of capital stock of, or other equity or voting interests in, or, (ii) outstanding securities of any Person convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any other Person.
Section 3.5    SEC Reports and Financial Statements; Liabilities.
(a)Since January 1, 2023, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and to the Knowledge of the Company as of the Agreement Date, no Company SEC Documents are subject to ongoing investigation or SEC review. None of the Company’s Subsidiaries is, or at any time has been, required to file or furnish any forms, reports or documents with the SEC.

(b)The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.
(c)The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance that material information with respect to (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.
(d)The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.
(e)Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.
(f)The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities (a) reflected or otherwise reserved against in the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Audited Balance Sheet”, and the date of the Audited Balance Sheet, the “Audited Balance Sheet Date”) filed by the Company with the SEC prior to the Agreement Date or in the consolidated financial statements of the Company and the Company Subsidiaries (including the notes thereto); (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after the Audited Balance Sheet Date; (d) liabilities for performance of obligations under Contracts binding upon the Company or any Company Subsidiary (other than resulting from a breach thereof); or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6    Absence of Material Adverse Changes, etc. Between the Audited Balance Sheet Date and the Agreement Date, except for actions expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business and (b) there has not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.7    Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, and since January 1, 2023 there have been no Legal Proceedings, to which the Company or any of the Company Subsidiaries is or was a party that would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.
Section 3.8    Broker’s or Finder’s Fees. Except for each Person set forth on Section 3.8 of the Company Disclosure Schedules or any of their respective Affiliates (each, a “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.
Section 3.9    Employee Plans.
(a)Section 3.9(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Company Plan (other than (i) any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for any equity awards that have not yet been issued or any severance, retention, change of control, transaction or similar bonuses (other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law), (ii) any individual consulting services Contract that is terminable upon thirty (30) days’ notice or less or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).
(b)With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan document and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all non-routine correspondence and material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan within the past three (3) years; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.
(c)Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d)Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan is and has been established, maintained, funded and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or properly accrued, or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) neither the Company nor any of the Company Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (iv) there is no pending or threatened claim, action or other dispute on behalf of or relating to a Company Employee Benefit Plan (other than routine claims for benefits).
(e)With respect to each Company Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”), in each case, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, (iii) no Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan.
(f)No Company Employee Benefit Plan is, and neither the Company nor any of the Company Subsidiaries maintain, sponsor, contribute to, have any obligation to contribute to, or otherwise have any current or contingent liability or obligation under or with respect to any: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Title IV of ERISA; (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto); or (v) plan or arrangement that provides post-employment, post-ownership, or post-service health or other welfare benefits except as required by Section 4980B of the Code (and for which the beneficiary pays the full premium cost of coverage).
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions could (whether alone or in combination with any other event), (i) result in, or cause the accelerated vesting, payment, or increase the value of, any compensatory payment or benefit to any current or former director, officer, employee, or individual independent contractor of the Company or its Subsidiaries, (ii) require a contribution or funding by the Company or any of its Subsidiaries to a Company Plan or the transfer or setting aside of assets to fund any benefits under an Company Plan, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan following the Effective Time, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(h)Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(i)No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable, including those imposed under Sections 409A or 4999 of the Code.
Section 3.10    Opinion of Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC to be subsequently confirmed by delivery of a written opinion, that, as of the date of such written opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in such written opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company Board has received from Jefferies LLC an opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Subsidiary and their respective affiliates). The Company shall, following the execution of this Agreement, provide a true, correct, complete and confidential copy of each such opinion to Parent for informational purposes only on a non-reliance basis.
Section 3.11    Taxes.
(a)Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full (whether or not shown on any Tax Return) and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.
(b)There is no claim, assessment, deficiency, proposed adjustment, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return. No such claim, assessment, deficiency, proposed adjustment, audit, action, suit or proceeding has been asserted against the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return that remains unpaid or otherwise unresolved.
(c)Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5)).
(d)Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business not primarily related to Taxes), or (ii) any other written arrangement with any taxing authority that is specific to the Company or such Company Subsidiary with respect to income or other material Taxes (including any advance pricing agreement, closing agreement or other similar agreement relating to Taxes with any taxing authority).
(e)Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.
(f)During the three (3)-year period ending on the Agreement Date, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.
(g)Neither the Company nor any Company Subsidiary will be required to make any material adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date.
(h)Neither the Company nor any Company Subsidiary is a party to any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).
Section 3.12    Compliance with Laws.
(a)Since January 1, 2023, each of the Company and the Company Subsidiaries has been in compliance with all Laws applicable to the Company or the Company Subsidiaries, as applicable, or by which any of their respective properties or businesses are bound, or any regulation issued under any of the foregoing, and none of them has been notified in writing by any Governmental Authority of any violation by the Company or any Company Subsidiary of, or any investigation with respect to, any such Law, in each case except for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 24, 2019, neither the Company nor any Company Subsidiary nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any other agent or third-party representative acting on behalf of the Company or any Company Subsidiary, has (i) taken or failed to take any action, directly or indirectly, that would result in a violation by any such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption and anti-money laundering Laws (collectively, “Anti-Corruption Laws”) or Trade Controls in jurisdictions applicable to the Company or the Company Subsidiaries; (ii) been a Sanctioned Person; (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws.
(c)Since April 24, 2019, neither the Company nor any Company Subsidiary has (i) received from any Governmental Authority or, to the Knowledge of the Company, any other Person, any notice, inquiry, or allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing, in each case, related to Trade Controls or Anti-Corruption Laws.
(d)Each of the Company and the Company Subsidiaries is, and has been since January 1, 2023, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.13    Intellectual Property; Data Privacy.
(a)Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid (or applied for) and enforceable (assuming registration where required for enforcement), (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries solely own all right, title, and interest in and to the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and have a right to use all other Intellectual Property Rights used in the conduct of the businesses of the Company and the Company Subsidiaries pursuant to valid and, to the Knowledge of the Company, enforceable license agreements (or equivalents) subject to the terms and conditions of such license agreements, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity), and (iii) the Company Intellectual Property will be available for use by the Company and the Company Subsidiaries immediately after the Closing Date on substantially similar terms and conditions to those under which the Company and the Company Subsidiaries used the Company Intellectual Property immediately prior to the Closing Date, assuming consent to the Merger is obtained where required. The representation in subpart (ii) of this Section 3.13(b)

does not constitute, and is not to be interpreted as, a non-infringement representation, which is covered solely in Section 3.13(d).
(c)Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted, or permitted any person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.
(d)To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s and the Company Subsidiaries’ conduct of its and their businesses does not infringe, dilute, violate, or misappropriate and, since January 1, 2023, has not infringed, diluted, violated, or misappropriated, the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party since January 1, 2023, (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, dilutes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions by any Governmental Authority in the ordinary course of prosecution.
(e)To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company possesses its Source Code that is original to the Company for the Company Products. The Company and each of the Company Subsidiaries have exercised reasonable business discretion with respect to the protection of their rights in the Company Intellectual Property and the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property and other confidential information of the Company or any Company Subsidiary in each case that are material to the business of the Company and the Company Subsidiaries, taken as a whole, and, to the Company’s Knowledge with respect to confidential information of third parties, materially in accordance with the Contract under which the third party’s confidential information has been provided to the Company or any Company Subsidiary by any other Person. To the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any such confidential information, Trade Secrets, or Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company, the Company Subsidiaries and any third-party processing Protected Data on behalf of the Company or any Company Subsidiary, have not experienced any Security Breach in the period since January 1, 2023. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any of the Company’s confidential, proprietary Source Code to any material Software for any Company Product, such arrangements (i) contain customary contractual protections designed to appropriately limit the rights of such third-party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code and (ii) to the Company’s Knowledge, are limited to license grants to employees, contractors, consultants and service providers involved in the development, delivery, or maintenance of Company Products in the ordinary course with a bona fide need to access or use such Source Code in the ordinary course, except as would not reasonably be expected to be material. To the Company’s Knowledge and except for human-readable scripting code contained in any Company Product, web-based application or webpage (to the extent an end user receives such scripting code in non-compiled or scripted form for ordinary commercial use or administration of the applicable Company Product, web-based application or webpage) and as contemplated by the foregoing clause (ii), no other Person is in possession of, or has been granted any current or contingent license or other right with respect to, any Source Code owned by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole, and no such Source Code has been placed in escrow by the Company or any Company Subsidiary.

(g)Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Products (in whole or in part) or Company Intellectual Property that do not vest with the Company or the Company Subsidiaries initially by operation of Law have done so pursuant to a valid and, to the Knowledge of the Company, enforceable Contract that (i) protects the confidential information of the Company and the Company Subsidiaries and (ii) assigns to the Company or a Company Subsidiary exclusive ownership of such Person’s contribution or development, except as limited by applicable Law. No Governmental Authority, university, or educational institution has, as a result of the provision of funding, personnel, or facilities by any such Governmental Authority or any university or other educational institution, ownership or any exclusive rights to any Company Product or Company Intellectual Property material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, and no Governmental Authority or any university or other educational institution has any ownership in or rights to any such Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. For clarity, payment from a Governmental Authority, or a university or other educational institution to the Company or a Company Subsidiary in consideration for purchase of, non-exclusive license or subscription to the Company Products will neither be deemed “funding” nor “other rights” under this Section 3.13.
(h)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any Software licensed on an “open source” or “freeware” basis that interacts with, is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary, (i) since January 1, 2023, the Company and the Company Subsidiaries are and have been in compliance with all applicable licenses with respect thereto, and (ii) neither the Company nor any Company Subsidiary has integrated, embedded, linked to, incorporated, or otherwise interacted with any such Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any Source Code thereto), (A) to be disclosed or distributed in source code form, (B) to be licensed for purposes of preparing derivative works, or (C) to be redistributed at no, or de minimis, charge.
(i)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that are, to the Company’s Knowledge, sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Company has taken commercially reasonable actions designed to protect the security of the Business Systems and the data stored therein or transmitted thereby, (iii) there has not been any failure with respect to any of the Business Systems that caused a disruption in the Company’s and the Company Subsidiaries’ business that has not been remedied in all material respects, (iv) there are, and for the past twelve (12) months have been, no defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Products that would prevent the same from performing substantially in accordance with their published user specifications other than those that are addressable in the ordinary course, and (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems, and the Company and the Company Subsidiaries have not received any complaints in writing from any Person alleging any Malicious Code or Technical Deficiencies other than those that are addressable in the ordinary course.
(j)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the Company’s and the Company Subsidiaries’ conduct of its and their businesses are in compliance with, and since January 1, 2023 have been in compliance with, applicable Data Security Requirements, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Privacy Laws, (iii) to the Knowledge of the Company, since January 1, 2023, neither the Company, nor any Company Subsidiary has (A) been subject to any Legal Proceedings alleging violation of any Data Security Requirements, or (B) received written notices alleging violation of applicable Data Security Requirements (excluding, for the avoidance of doubt, data subject requests from individuals received in the ordinary course), and (iv) to the Company’s Knowledge, the consummation of the Transactions will not result in any violations of applicable Data Security Requirements.

Section 3.14    Employment Matters.
(a)Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council, or other employee representative body (collectively, “CBAs”), nor is any such CBA presently being negotiated, nor, to the Knowledge of the Company, is there, or since January 1, 2023 has there been, a representation campaign or other union organizing activities respecting any of the employees of the Company or any of the Company Subsidiaries. There is no, and since January 1, 2023 there has been no, pending or, to the Knowledge of the Company, threatened, unfair labor practice charge, labor grievance, labor arbitration, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have no pre-signing legal or contractual requirements to provide notice to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, labor organization, works council, or other employee representative, in connection with the execution of this Agreement or the Transactions.
(b)The Company and the Company Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment, or retaliation allegations since January 1, 2023 of which any of them is or has been made aware. With respect to each such allegation with potential merit made since January 1, 2023, the Company and the Company Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and the Company Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries (in each case, in their capacity as such), that, if known to the public, would bring the Company or any of the Company Subsidiaries into material disrepute.
Section 3.15    Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid as of the Agreement Date. The Company has made available to Parent copies of all such currently effective material insurance policies, effective as of the Agreement Date, issued to the Company or any of its Subsidiaries (the “Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company Insurance Policies is in full force and effect and all premiums due have been paid; and (b) neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice of non-renewal, termination, invalidation or cancellation of any Company Insurance Policy.
Section 3.16    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries (i) are, and since January 1, 2023 have been, in compliance with all Environmental Laws (which compliance includes obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws), and (ii) have not since January 1, 2023 (or earlier to the extent unresolved) been subject to any Legal Proceeding, Order or claim, or received written information or notice relating to, any violation or liability pursuant to Environmental Laws, and (b) neither the Company or any of the Company Subsidiaries (or any other Person to the extent giving rise to liability for the Company or any of the Company Subsidiaries) has stored, disposed of or arranged for the disposal of, treated, transported, handled, released, manufactured, distributed, or exposed any Person to, or owns or operates any real property or facility contaminated by, Hazardous Materials.

Section 3.17    Material Contracts.
(a)Except for this Agreement or as set forth in Section 3.17 of the Company Disclosure Schedules, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):
(i)any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);
(ii)any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;
(iii)any Contract that provides for the formation, creation, operation, management or control of any joint venture with a third party;
(iv)any settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay more than $2,500,000 after the Agreement Date or that contains restrictions on the business and operations of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;
(v)any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries, by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year;
(vi)any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries, by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year;
(vii)any Contract for (A) the acquisition or disposition by the Company or any Company Subsidiary of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case in amounts in excess of $10,000,000, and (B) pursuant to which the Company or any of its Subsidiaries has any earn-out, holdback, indemnification or any other similar deferred or contingent payment obligations remaining to be performed on or after the Agreement Date;
(viii)obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $5,000,000;
(ix)prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of Company Subsidiary or prohibits or requires the pledging of the capital stock of the Company or any Company Subsidiary;
(x)any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $1,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;
(xi)any CBA;
(xii)any material Government Contract (other than a customer or distributor Contract);

(xiii)any Contract material to the Company and the Company Subsidiaries (A) under which the Company or any Company Subsidiary licenses or is otherwise granted by any third party any right to use any Intellectual Property Rights (other than (x) any non-exclusive license that is incidental to the transaction contemplated in the applicable Contract in which such license is set forth, the primary commercial purpose of which is not the grant of such license, (y) non-disclosure agreements entered into in the ordinary course of business, and (z) non-exclusive licenses to commercially-available, off the shelf Software and all other non-material, non-exclusive licenses that were granted in the ordinary course of business, (B) under which the Company or any Company Subsidiary licenses or otherwise grants to any third party any rights to use any Intellectual Property Rights (other than (x) any non-disclosure agreements entered into in the ordinary course of business, and (y) non-exclusive licenses granted in the ordinary course of business), (C) for the development of material Intellectual Property Rights for the Company or any Company Subsidiary (other than Contracts with employees and contractors and other third parties entered into in the ordinary course of business under which such Persons are obligated to assign, except as limited by Law, the developed Intellectual Property Rights to the Company or any Company Subsidiary), and (D) entered into to settle or resolve any Intellectual Property Rights-related dispute or otherwise materially and adversely affecting the Company’s or any Company Subsidiary’s rights to use or enforce any material Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; and
(xiv)any Contract that (1) contains any restrictions or covenants that purport to limit or otherwise restrict the ability of the Company or the Company Subsidiaries (or after the Closing Date, the Surviving Corporation or Parent) to compete in any line of business with any Person in any geographic area anywhere in the world, (2) prohibits the Company or any Company Subsidiary from entering into any partner or similar agreements with third parties, (3) binds any such party through any customer or similar non-solicitation covenant or any non-competition covenant; (4) grants exclusivity or “most favored nation” protections or rights of first refusal, rights to participate, rights of first offer or rights first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or its Subsidiaries’ suppliers); or (5) contains obligations that limit the freedom or right of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person; in each case, other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole.
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.18    Properties.
(a)Neither the Company nor any Company Subsidiary owns any real property nor is party to any Contract or option to purchase any real property or interest therein.
(b)Section 3.18(b) of the Company Disclosure Schedules sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith and includes the date and name of the parties to each Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease.
(c)Except as set forth in Section 3.18(c) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.
(d)Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.
Section 3.19    Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.
Section 3.20    Government Contracts. Since January 1, 2023, neither the Company nor any Company Subsidiary has (a) breached or violated in any material respect any applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or disbarred from bidding on governmental contracts by a Governmental Authority; (c) been audited or, to the Company’s Knowledge, investigated by any Governmental Authority with respect to any Government Contract that resulted in any adverse finding; (d) conducted or initiated any internal investigation or made or been under any obligation to make any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or the Company’s or any Company Subsidiary’s failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract contingent on the Company representing itself as a small business or as having some other preferred bidder status; or (h) entered into any Government Contracts payable on a cost-reimbursement basis. The Company and the Company Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts in all material respects. Since January 1, 2023, all invoices and claims for payment submitted by the Company and its Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. As of the Agreement Date, there are no material outstanding claims or disputes between the Company or any Company Subsidiary, on the one hand, and any Government Authority or any prime contractor, on the other hand, arising under or relating to any of the Company’s or any of the Company’s Subsidiary’s Government Contracts. The Company and each Company Subsidiary are in material compliance with all national security obligations and requirements, including those specified in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117.
Section 3.21    Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Information Statement will, when the Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries expressly for inclusion or incorporation by reference in the Information Statement will, at the time such Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.21 shall not apply to statements or omissions included or incorporated by reference in the Information Statement to the extent based upon information supplied by Parent, Merger Subsidiary or any of its or their Representatives specifically for use or incorporation by reference therein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedules”), each of Merger Subsidiary and Parent represents and warrants to the Company as follows:
Section 4.1    Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company true, correct and complete of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary and Parent.
Section 4.2    Authorization; No Conflict.
(a)The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.15, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
(b)The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any additional actions or filings, except those that the failure of which to make or obtain, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.
(c)The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through

(iv), which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.
Section 4.3    No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.
Section 4.4    Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.
Section 4.5    Broker’s or Finder’s Fees. Except for fees and commissions of Persons which will be paid by Parent or its Subsidiaries, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.
Section 4.6    Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.
Section 4.7    Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Information Statement will, when the Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Information Statement will, at the time such Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Information Statement to the extent based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.
Section 4.8    Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Parent, the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other Transactions and the payment of all related fees and expenses, and assuming (x) the Company and the Company Subsidiaries (on a consolidated basis) are Solvent immediately prior to giving effect to the Transactions, (y) the performance by the Company of its obligations hereunder in all material respects and all other conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions as set forth herein are satisfied or waived and (z) the representations and warranties in Article III are true and correct in all material respects and all other conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions set forth herein are satisfied or waived, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course, and (c) Parent, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 4.9    Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.
Section 4.10    Financing.
(a)Parent has received and accepted, and delivered to the Company true, correct and complete copies of, (i) the fully executed debt commitment letter and redacted fee letter (of which only the fee amounts, pricing and economic components of “flex” terms have been redacted; provided that any such redacted terms do not affect the conditionality of or reduce (below the Required Amount) the amount of cash proceeds available to Parent and Merger Subsidiary), each dated as of the Agreement Date (the “Debt Commitment Letters”), from the agents, arrangers, managers, lenders and other entities party thereto (collectively with any other agents, arrangers, managers, lenders and other entities from time to time party thereto and such Persons’ Affiliates, successors and assigns, the “Debt Financing Sources”) confirming their respective commitments to provide Parent (or its Affiliate) with debt financing in connection with the Transactions (the “Debt Financing”) and (ii) fully executed equity commitment letters (the “Equity Commitment Letters,” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from each of the parties listed on Annex I hereto (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”) confirming the respective counterparties’ commitments to provide Parent (or its Affiliate) with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Assuming (x) that the Financing contemplated by the Financing Commitment Letters is fully funded on the terms set forth therein and (y) the satisfaction of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions as set in Article VI, Parent and Merger Subsidiary will have, when taken together with available cash of the Parent and Merger Subsidiary and $225,000,000 of available cash of the Company and Company Subsidiaries, funds sufficient at the Closing to pay the aggregate Merger Consideration upon the terms contemplated by this Agreement, consummate the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives required to be paid in connection with the Closing pursuant to this Agreement (such required funds, collectively, the “Required Amount”).
(b)Each of the Equity Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and Merger Subsidiary and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company is a third-party beneficiary of the Equity Commitment Letters on the terms set forth therein. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Parent or Merger Subsidiary has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the Agreement Date. As of the Agreement Date, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated (other than any such amendment or modification permitted by Section 5.9(a)) and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters delivered to the Company, and, as of the Agreement Date, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could adversely affect the availability of the Financing on the Closing Date other than as expressly set forth in the Financing Commitment Letters.
Section 4.11    Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Guaranty.
Section 4.12    CFIUS Foreign Person Status. The Parent is not a “foreign person,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
ARTICLE V
COVENANTS
Section 5.1    Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance requirements. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality

Agreement and will be subject to the provisions of the Confidentiality Agreement. Without limiting the foregoing, the Company shall, to the extent legally permissible, use commercially reasonable efforts to (x) keep Parent reasonably informed on a prompt basis of all substantive developments and events relating to any Material Legal Proceeding (including by promptly forwarding copies to Parent of any substantive correspondence sent to or received from any Governmental Authority with respect thereto) and, if requested by Parent, provide Parent with information with respect to fees and expenses incurred by the Company in connection with any Material Legal Proceeding, (y) to the extent practicable, provide Parent (or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials reasonably in advance of the submission of such filings or materials (provided that such opportunity to review and comment would not delay any such submission), and consider such comments in good faith, and provide Parent with copies of such filings and materials promptly following submission thereof, and (z) if requested by Parent, to the extent practicable, consult with Parent in connection with the legal strategy with respect to any Material Legal Proceeding and consider Parent’s advice in good faith. Notwithstanding the foregoing, nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Law or Contract with respect to confidentiality; (B) would result in a violation of applicable Law; or (C) would result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, that the Company shall use its commercially reasonable efforts to allow such inspection or disclosure (or as much of it as possible) in a manner that does not result in a violation of such confidentiality obligations, violation of such Law or losses of such legal protection.

Section 5.2    Operation of the Company’s Business.
(a)Except (i) as expressly required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) (or their respective subsections) of the Company Disclosure Schedules, or (iv) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects (including with respect to any Material Legal Proceedings); and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.
(b)Except (w) as expressly required or expressly permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(a) or Section 5.2(b) (or their respective subsections) of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:
(i)declare, accrue, set aside, set a record date for, or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof and/or any related withholding taxes.

(ii)sell, issue, grant, pledge or authorize the sale, issuance, or grant of any Equity Interests, except that the Company may issue shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date and in connection with the exercise of rights under the Company ESPP in the ordinary course of business as set forth in Section 1.5(f);
(iii)except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;
(iv)amend or permit the adoption of any amendment to the Company Charter Documents or any equivalent documents of any Company Subsidiary;
(v)acquire (A) any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or (B) any portion of the assets of any Person (other than in the ordinary course of business) other than acquisitions for which the aggregate amount of consideration paid by the Company and the Company Subsidiaries in connection with all such asset acquisitions would not exceed $5,000,000 in the aggregate;
(vi)other than in the ordinary course of business, enter into any Contract that, if in existence on the Agreement Date, would be a Company Material Contract;
(vii)other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract;
(viii)waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;
(ix)sell, transfer, assign, abandon, cancel, allow to lapse, or otherwise dispose of, or grant any Lien (other than Permitted Liens) upon, or lease or license any material right, or other material asset or property (including Intellectual Property Rights) of the Company and the Company Subsidiaries to any other Person, in each case, except with respect to (A) inventory and transactions in the ordinary course of business or (B) such rights, assets or properties (excluding, in each case, Intellectual Property Rights) with a fair market value that does not exceed $1,000,000, individually, or $5,000,000, in the aggregate;
(x)modify in any material respect any of its material polices related to Data Security Requirements, or any material administrative, technical or physical safeguards related to data privacy or data security, except (A) to remediate any security issue, (B) for the purpose of enhancing data security or integrity, (C) to comply with Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;
(xi)disclose or escrow any material Trade Secrets or other confidential information, including any Source Code for the Company Products, to any third Person (other than pursuant to a written confidentiality Contract entered into in the ordinary course of business with reasonable protections for such Trade Secrets and other confidential information);
(xii)(A) lend money to any Person (other than advances to customers or Company Employees in the ordinary course of business) or amend, prepay or assume any Indebtedness or (B) incur or guarantee any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such Indebtedness solely among the Company and any Company Subsidiary;

(xiii)make or authorize any capital expenditures other than capital expenditures not in excess of the aggregate capital expenditure budget set forth in Section 5.2(b)(xiii) of the Company Disclosure Schedules;
(xiv)except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee, or individual service provider of the Company or any of the Company Subsidiaries; (B) grant or increase any severance, termination, retention, transaction, change in control, equity or equity-based compensation or similar compensation or benefits of any current or former director, officer or employee, or individual service provider of the Company or any of the Company Subsidiaries or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former director, officer, employee, or individual service provider of the Company or any of the Company Subsidiaries, other than severance payments made or granted in accordance with the Company Plans in effect on the Agreement Date in the ordinary course of business (provided such termination does not require Parent’s prior approval under another subsection of this Section 5.2(b)(xiv)); (C) establish, adopt, enter into, modify, amend, or terminate any Company Plan or any plan, program, agreement or arrangement that would constitute a Company Plan if in effect on the Agreement Date, other than entry into at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable Law) entered into with new hires permitted pursuant to clause (D) below (provided that any such offer letter or employment agreement does not provide for severance payments (unless otherwise required by Law with respect to an employee located outside of the United States), notice periods in excess of thirty (30) days (unless otherwise required by Law with respect to an employee located outside of the United States), equity or equity-based grants or any transaction or retention bonuses); or (D) hire or engage, or terminate (other than for cause) any employee or independent contractor that would be entitled to receive annual base salary in excess of $350,000;
(xv)settle any Legal Proceeding in a manner that (1) results in the payment of monetary damages by the Company or any of its Subsidiaries in an amount exceeding $10,000,000 individually, or (2) that would result in any admission of wrongdoing or fault or the imposition of any non-monetary relief or Order that would reasonably be expected to materially restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries, other than (A) any Legal Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, (B) any Transaction Litigation, which shall be governed by Section 5.10, or (C) any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4.
(xvi)other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;
(xvii)adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, except for any such transactions solely between or among any of the Company Subsidiaries or solely between or among any of the Company Subsidiaries and the Company and which would not result in there being any net increase in Liability of the Company and the Company Subsidiaries, in the aggregate, following the Closing;
(xviii)enter into any material new line of business;
(xix)recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of the Company Subsidiaries or enter into, modify, extend or terminate any CBA;
(xx)implement or announce any employee layoffs, furloughs, reductions in force, plant closings or other similar actions that would trigger notice obligations under the WARN Act;

(xxi)(A) make (other than consistent with past practice), change or revoke any material Tax election; (B) materially amend, modify or otherwise change any previously filed Tax Return (other than as required pursuant to any settlement or resolution of any Tax Legal Proceeding); (C) adopt, or request permission from any taxing authority to change, any accounting method in respect of material Taxes; (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority with respect to a material Tax liability; or (E) settle any claim or assessment in respect of any Tax liability in excess of $10,000,000 individually or $25,000,000 in the aggregate with any Governmental Authority (or extend or waive any statute of limitations with respect thereto); or
(xxii)authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.
Section 5.3    Acquisition Proposals.
(a)No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause the other Representatives of each of the Company and the Company Subsidiaries not to, directly or indirectly:
(i)initiate, solicit, propose, or knowingly assist, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));
(ii)engage in, continue or otherwise participate in any discussions (other than solely informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than to Parent and its Representatives);
(iii)provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;
(iv)otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(v)approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or
(vi)authorize or commit to do any of the foregoing.
(b)Exceptions. Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date, and notwithstanding the execution and delivery to the Company of the Stockholder Written Consent, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the execution of this Agreement if the Company (x) did not violate Section 5.3(a) in any material respect with respect to such Person or Acquisition Proposal, and entered into with such Person a confidentiality agreement executed by such Person and the Company which (A) is on terms that, taken as a whole, are not materially less restrictive to such Person than those contained in the

Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (B) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (b) being, an “Acceptable Confidentiality Agreement”)), and (y) promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to an Acceptable Confidentiality Agreement with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in any of clauses (i) or (ii) above, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) based on information then available that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (y) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) prior to taking any action described in the foregoing clause (iii) above, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
(c)Notice of Acquisition Proposals. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) following receipt thereof notify Parent in writing (i) of any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, received by the Company or any of its Representatives, and (ii) if any discussions or negotiations regarding any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, are sought to be initiated or continued with the Company or any of its Representatives, and in each case of clauses (i) and (ii), the Company will provide Parent, in connection with such notice, a summary of the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements (including financing commitments that are redacted to the extent required by the applicable financing sources), and the identity of the Person(s) making the proposal or offer). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such requests, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and shall provide Parent with a copy of all material documentation relating thereto.
(d)No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:
(i)(A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation in connection with the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Information Statement, (D) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions) or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any tender offer or exchange offer for any class of outstanding voting or equity securities of the Company subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary or any Affiliate thereof) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii) shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii)cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.
(e)Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to (but not after) the delivery to the Company of the Stockholder Written Consent, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to any material event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable by the Company Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Company Board as of the Agreement Date (in each case, other than any such event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), (1) in each case of clauses (A) and (B), only if prior to making such a Change of Recommendation the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board directors’ fiduciary duties under applicable Law and (ii) if the Company Board would have been permitted to make a Change of Recommendation pursuant to clause (i)(A) above (assuming for this purpose only that the Stockholder Written Consent had not been delivered to the Company as of such relevant time), the Company may, at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date, (x) make a Change of Recommendation pursuant to clause (B) of the definition of Change of Recommendation with respect to an Acquisition Proposal that did not arise from a violation of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and (y) terminate this Agreement pursuant to Section 7.1(g) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:
(i)such Acquisition Proposal did not arise from a violation of Section 5.3(a) and the Company shall have complied in all material respects with its obligations under this Section 5.3;
(ii)the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with such Acquisition Proposal, the information specified in Section 5.3(c) relating to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);
(iii)the Company shall have during the Notice Period (x) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that with respect to (A) an Intervening Event, the Company Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (B) such Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Change of Recommendation or terminate this Agreement is obviated; and (y) permitted Parent and its Representatives to make a presentation to the Company Board regarding adjustments with respect to this Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new Determination Notice (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days) to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised, updated or supplemented Superior Proposal contemplated thereby;
(iv)at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case, taking into account any revisions to this Agreement and the other documents contemplated hereby made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and
(v)solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(g) (including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 7.1(g)).
(f)Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), which statement or communication expressly reaffirms the Company Board Recommendation; or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).
(g)Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), the Company agrees that immediately following the execution and delivery of this Agreement it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. In addition, as promptly as practicable following the execution and delivery of this Agreement, the Company will request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered into since January 1, 2024 (and which remains in effect) in connection with its consideration of an Acquisition Proposal.
(h)Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any Representatives of the Company or any Company Subsidiary (acting on behalf of, and at the authorization of, the Company or the Company Subsidiaries) will be deemed to be a breach of this Section 5.3 by the Company.
Section 5.4    Stockholder Written Consent; Preparation of the Information Statement.
(a)As soon as practicable following the execution of this Agreement and in lieu of calling a meeting of the Company stockholders, the Company shall use its reasonable best efforts to obtain the Stockholder Written Consent. Promptly following receipt of the Stockholder Written Consent, the Company will provide Parent with a copy of such Stockholder Written Consent. In connection with the Stockholder Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the

Company Charter Documents. If the Stockholder Written Consent is not received by the Company and delivered to Parent within twenty-four (24) hours following the execution of this Agreement, Parent will be entitled to terminate this Agreement pursuant to Section 7.1(c).
(b)The Company shall prepare and file with the SEC, as promptly as reasonably practicable after receipt of the Stockholder Written Consent, and in no event later than the date that is twenty (20) Business Days after the Agreement Date, a written information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent and the Merger, (B) the notice of action by written consent required by Section 228(e) of the DGCL and (C) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Each of Parent and the Company shall provide the other with information concerning Parent and the Company, as applicable, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Information Statement and the resolution of any comments in respect thereof received from the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Information Statement prior to filing the Information Statement with the SEC or any dissemination thereof to the Company stockholders, and shall consider in good faith any comments on each such document or response that are reasonably proposed by Parent.
(c)The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Information Statement and shall provide Parent with a reasonable opportunity to review and comment on any written responses to any such comments of the SEC with respect thereto and shall consider in good faith all reasonable comments provided by Parent and its Representatives with respect thereto. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Information Statement by the SEC, and the Company shall use its reasonable best efforts to cause the definitive Information Statement to be filed with the SEC and to be disseminated to the Company stockholders as promptly as reasonably practicable after the first to occur of (1) the date the SEC staff advises that it has no further comments thereon, (2) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, and (3) expiration of the ten (10)-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement; and (4) the date the SEC staff advises that the Company may commence mailing the Information Statement. The Company shall ensure that the Information Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder); provided, that Parent shall be responsible for the accuracy and completeness of any information supplied by or on behalf of Parent or its Affiliates included therein. If at any time prior to the filing of the Information Statement or any dissemination thereof to the Company stockholders, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Information Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Information Statement to include disclosure of such fact, event or circumstance.
(d)Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Information Statement which, if not corrected, would result in the Information Statement containing a misstatement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall be responsible for 100% of any filing fees associated with filing of the Information Statement and any related filing made by the Company with the SEC.

Section 5.5    Filings; Other Actions; Notification.
(a)Cooperation. Subject to the terms and conditions set forth in this Agreement including Section 5.5(d), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as reasonably practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act on the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings required to be made pursuant to Antitrust Laws and Foreign Investment Laws (if any) hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, use their respective reasonable best efforts to (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law and Foreign Investment Laws (if any) concerning the Merger or any of the other Transactions; (iii) provide each other in advance to the extent practicable, with a reasonable opportunity for review and comment, and consider in good faith any such reasonable comments, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions (excluding HSR Act filings); and (iv) to the extent practicable provide each other advance notice of any substantive meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority or applicable Law, permit one another to attend and participate in all such substantive meetings, conferences and discussions, either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the reasonable views of the other in connection with, any filing made with, or substantive written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period or enter into any agreement or understanding with any Governmental Authority to extend any waiting period without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, only with the consent of the Company, “pull and refile” the Notification and Report Form required by the HSR Act pursuant to 16 C.F.R. 803.12 in connection with this Agreement and the Merger and, should Parent make such “pull and refile”, Parent shall refile on a date reasonably agreed upon between outside counsel for Parent and the Company. The Company and Parent may, as they deem advisable, redact any materials as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Company, Parent or their respective Affiliates and Subsidiaries), and to remove references concerning the valuation of the Company, Parent and their respective Affiliates or Subsidiaries, or designate any competitively sensitive materials provided to the other under this Section 5.5(a) as “legal counsel only.” Materials designated “legal counsel only” and the information contained therein shall be given only to outside or in-house counsel of the recipient and will not be disclosed by such counsel to employees (excluding in-house counsel), officers, or directors of the recipient without the advance written consent of the party providing such materials.
(b)[Reserved].

(c)Status. Subject to Section 5.5(a) and applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other substantive communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from (i) any third party alleging that consent of such party is or may be required in connection with the Transactions and (ii) any Governmental Authority with respect to the Transactions.
(d)Regulatory Matters. Each of the Company and Parent shall use its reasonable best efforts to take or cause to be taken, and Parent agrees to cause its Subsidiaries to use their reasonable best efforts to take or cause to be taken, the following actions:
(i)the prompt provision to the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice in respect of the HSR Act (each, “Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by each Government Regulatory Entity, provided that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests; and
(ii)steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, in each case, in respect of the HSR Act, that would, or would reasonably be expected to, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent or its Subsidiaries or the Company or any Company Subsidiary (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto) if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case by any Government Regulatory Entity that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit consummation of the Transactions on or prior to the Termination Date (it being understood that any such action affecting the assets or operations of Parent or any of its Subsidiaries or the Company or any Company Subsidiary shall be contingent upon the occurrence of the Closing); provided, however, that Parent and its Subsidiaries shall not be required to take or agree to take any such action that would reasonably be expected to result in an event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, would have or be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
(e)Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Subsidiary, the Company or any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to control the strategy for obtaining all Governmental Approvals; provided that, except as may be prohibited by any Government Regulatory Entity or applicable Law, Parent shall coordinate with the Company with respect to such strategy.
(f)From the Agreement Date until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, Parent shall not, and shall cause its Affiliates not to, enter into or agree to enter into any definitive written Contracts providing for, or consummate, any acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period, in each case in respect of the HSR Act, which is necessary to consummate the Transactions, including the Merger, or (ii) materially increase the risk of any Governmental Authority in respect of the HSR Act entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger.
Section 5.6    Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.7    Public Announcements. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules or regulations of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case the party required to make such release or public statement shall, to the extent reasonably practicable under the circumstances, use its commercially reasonable efforts to consult with the other party about, and consider the other party’s reasonable comments with respect to, such release or public statement in advance of such issuance) or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response to any of the foregoing contemplated by this clause (B). Notwithstanding the foregoing, Parent will not be obligated to consult with the Company with respect to communications that are made in the ordinary course of business to existing or prospective general or limited partners, equityholders, financing sources, members or investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions.
Section 5.8    Directors and Officers Exculpation, Indemnification and Insurance.
(a)Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time, and, solely with respect to the A&R Stockholders’ Agreement, the Covered Persons (as defined therein) (together, the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case, as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary set forth on Section 5.8 of the Company Disclosure Schedules, and the A&R Stockholders’ Agreement, in each case, as in effect as of the Agreement Date; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under Section 5.8(b), then the obligations of the Surviving Corporation and Parent shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary set forth on Section 5.8 of the Company Disclosure Schedules and in effect as of the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable Law. Notwithstanding anything to the contrary in this Section 5.8, the Company shall use reasonable best efforts to terminate the A&R Stockholders’ Agreement in accordance with the terms thereof, with such termination to be effective as of immediately prior to the Effective Time.
(b)Indemnification. Without limiting the generality of the provisions of Section 5.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.8(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the execution by such Indemnified Persons of undertakings, to the extent required by Law or agreement, in favor of the indemnifying parties to repay such advanced fees and expenses if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified hereunder.
(c)Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (such aggregate policies, the “D&O Insurance” and the tail the “D&O Insurance Tail”). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such D&O Insurance Tail in full force and effect and continue to honor their respective obligations thereunder for the six-year period commencing immediately after the Effective Time. In satisfying its obligations pursuant to this Section 5.8(c), the Company shall not, without Parent’s prior written consent, pay a net premium for the D&O Insurance Tail in excess of 300% of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date (such 300% amount, the “Current Premium Threshold”), it being understood that if the net premiums payable for the D&O Insurance Tail exceed the Current Premium Threshold, the Company shall obtain a D&O Insurance Tail with the greatest coverage available for a cost equal to the Current Premium Threshold.
(d)Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.8.
(e)No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the D&O

Insurance Tail (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives)) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).
(f)Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.8 shall be joint and several.
(g)Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.
Section 5.9    Financing and Cooperation.
(a)No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy available to it pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, (i) reduce the aggregate amount of the Financing to an amount which, when taken together with cash available to Parent and Merger Subsidiary and $225,000,000 of available cash of the Company and Company Subsidiaries, that would be less than the Required Amount, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) materially delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, materially less likely to occur in any respect, or (iii) adversely impact in any respect the ability of Parent, Merger Subsidiary or (solely in the case of the Equity Commitment Letters) the Company, as applicable, to enforce its rights against the other parties to the Financing Commitment Letters.
(b)Financing. Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including by using its reasonable best efforts to (i) maintain in effect the Financing Commitment Letters, subject to amendments, modifications, and waivers of the Financing Commitment Letters permitted by Section 5.9(a), (ii) comply with its obligations under the Financing Commitment Letters, (iii) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary in such Financing Commitment Letters that are within its control, if any, (iv) enforce its rights under the Financing Commitment Letters and (v) consummate the Financing at or prior to the Closing, including by causing the Financing Sources to fund the Financing at or prior to the Closing, in each case, in accordance with the terms of this Agreement and the Financing Commitment Letters.
(c)Information. Upon the reasonable written request of the Company, Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (A) of any material breach (or material threatened breach) or material default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any such breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, (B) of the receipt by Parent or Merger Subsidiary of any written notice or communication from any Financing

Source with respect to any (1) material breach (or material threatened breach), material default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or such definitive agreements of which Parent or Merger Subsidiary becomes aware, or (2) material dispute or disagreement between or among any parties to a Financing Commitment Letter or any definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, and (C) if for any reason Parent or Merger Subsidiary at any time believes that it will not be able to obtain all or any portion of the Financing needed for the Required Amount on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) Business Days) after the date that the Company delivers a written request therefor to Parent.
(d)No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Closing.
(e)Company Support.
(i)Prior to the Effective Time, (x) with respect to the following clauses (D), (F) and (H), the Company will, and will cause each of the Company Subsidiaries (and use reasonable best efforts to cause its and their respective Representatives) and (y) otherwise, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries (and its and their respective Representatives) to use its (and their) respective reasonable best efforts, in each case to:
(A)participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication of the Debt Financing;
(B)provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Financing Sources in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required in connection with the Debt Financing;
(C)reasonably assist Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents (including any disclosure schedules thereto) and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;
(D)furnish Parent and the Debt Financing Sources, as promptly as practicable, with all Required Information. If the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 5.9(e)(i)(D) unless Parent or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Information the Company has not delivered, in which case such Required Information shall be deemed to have been delivered when such specific items have been delivered by the Company. For the avoidance of doubt, the Company shall not be required to prepare or deliver any pro form financial statements, adjustments or projections;
(E)reasonably facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness (including cooperating in the timely delivery of any required prepayment or redemption notices with respect thereto) and the release and termination of any and all related guarantees and liens, including cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or Company Subsidiaries) on or prior to the Closing Date;
(F)provide executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities;
(G)take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing in accordance with the Debt Commitment Letters (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing in accordance with the Debt Commitment Letters by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and
(H)furnish Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, in each case to the extent required by Exhibit D, paragraph 9 of the Debt Commitment Letters, as in effect on the Agreement Date.
(ii)Notwithstanding the provisions of Section 5.9(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent (in each case, to the extent the Company or Company Subsidiaries are entitled to reimbursement for such fees or expenses under this Agreement), (B) enter into any definitive agreement (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing), (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) enter into or approve any agreement or other documentation (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing) that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date, or (G) take any action that will conflict with or violate its organizational documents as in effect as of the Agreement Date, or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing) will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing), and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.9 will require (A) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.9(e)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto prior to the Effective Time.

(f)Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.
(g)Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors (including current or prospective limited partners) that are or may become parties to the Financing and to any arrangers in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary or with respect to which Parent shall be responsible for any breach thereof by such Person.
(h)Company Reimbursement and Indemnification.
(i)Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and the Company Subsidiaries for all out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.9(e), except that Parent shall have no obligation to reimburse (x) any ordinary course amounts payable to Representatives of the Company and the Company Subsidiaries prior to the Closing and (y) any other amounts that would have been incurred regardless of the Financing.
(ii)Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.9(e) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries), except to the extent resulting from the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, the Company Subsidiaries or its and their respective Representatives. Each of the Persons indemnified pursuant to the immediately preceding sentence (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9(h)(ii), with full rights of enforcement as if a party thereto.
(i)[Reserved].
(j)The obligations under Section 5.9(e) are the sole obligations of the Company and its Affiliates (in their capacity as such) with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, except for a Willful Breach of the provisions of this Section 5.9 that was a material cause of the failure of the Debt Financing to be available, the Company’s breach of or non-compliance with the provisions of this Section 5.9 shall not in and of itself be deemed to result in the failure of any of the conditions to Closing set forth in Article VI or any right to terminate under Article VII.
Section 5.10    Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation;

(b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
Section 5.11    Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.12    Employee Matters.
(a)For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time and who continue employment with Parent, the Surviving Corporation, or any Company Subsidiary immediately following the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, the date of a Covered Employee’s termination of employment).
(b)During the Continuation Period, Parent shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee, (i) (A) base salary or hourly rate (as applicable) and (B) annual target cash bonus opportunities and target cash commission opportunities (excluding retention, long-term incentive, change in control or transaction-based, or equity or equity-based incentive opportunities), that are, in each case, no less favorable than those in effect for such Covered Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding severance, equity or equity-based, nonqualified deferred compensation, change in control, retention, defined benefit pension plan or retiree medical benefits (the “Excluded Benefits”) that are substantially comparable in the aggregate to the benefits (excluding, any Excluded Benefits) provided to such Covered Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable than the severance benefits that would have been provided to such Covered Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth in Section 5.12(b)) of the Company Disclosure Schedule immediately prior to the Closing; provided that Parent may condition such payments and benefits upon the execution (and non-revocation) by the applicable Covered Employee of a standard release of claims in a form provided by Parent. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Covered Employees covered by a CBA shall be governed by the applicable CBA until the expiration, modification or termination of such CBA in accordance with its terms or applicable Law.
(c)In the event any Covered Employee first becomes eligible to participate under any group health benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall cause the Surviving Corporation to use commercially reasonable efforts to, for the plan year in which the Effective Time occurs: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the corresponding Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any coinsurance and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan, to the same extent such credit was given under the corresponding Company Employee Benefit Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the corresponding Parent Employee Benefit Plan.
(d)As of the Effective Time, Parent shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility to participate purposes including vacation and severance benefit accrual (but excluding credit for any purposes under any Excluded Benefits other than severance benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(e) result in any duplication of benefits or compensation for the same period of service.
(e)Without limiting the generality of Section 8.4, nothing in this Section 5.12 shall (i) give any Person other than the parties hereto any right to enforce this Section 5.12; (ii) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, modify for any purpose or terminate any Employee Benefit Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (iii) be construed as an establishment, creation, amendment, modification for any purpose, or termination of any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement at any time, or (iv) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.
Section 5.13    Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed that certain nondisclosure agreement set forth on Section 5.13 of the Company Disclosure Schedules (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. The Company hereby releases Parent and its Affiliate from the “standstill” provisions contained Sections 7(a)(iv), 7(c) and such other provisions of Section 7 of the Confidentiality Agreement with respect to actions expressly permitted by this Agreement (and Turn/River Management, L.P. is an express third-party beneficiary of the provisions of this Agreement which relate to the Confidentiality Agreement).
Section 5.14    Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.
Section 5.15    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.
Section 5.16    Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.17    Payoff Letters. At least three (3) Business Days prior to the anticipated Closing Date (or such shorter period as may be reasonably agreed by Parent), the Company shall use reasonable best efforts to deliver (or cause to be delivered) to Parent (A) one or more customary payoff letters or similar documents reasonably satisfactory to Parent (collectively, the “Payoff Letters”), which Payoff Letters shall (x) specify the aggregate amount of indebtedness for borrowed money (such indebtedness, collectively, the “Bank Debt”) (including principal, interest, fees, expenses and other amounts payable thereunder) owing thereunder (such aggregate amount, the “Payoff Amount”), (y) provide that upon payment of the Payoff Amount, the relevant Bank Debt shall have been paid in full and all guarantees and liens relating to such Bank Debt shall be automatically released, and (z) provide that the Company or its designees shall, upon payment of the Payoff Amount, be authorized to file the documents and instruments described in clause (B) below; and (B) customary lien releases relating to the Bank Debt in form and substance (in recordable form if applicable) sufficient to evidence the complete discharge and termination of all Liens relating to such Bank Debt, including UCC-3 financing statements and intellectual property releases.
Section 5.18    Marketable Securities; Cash. To the extent requested in writing by Parent on no less than five (5) Business Days’ prior notice, on the Business Day prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company or any Company Subsidiaries, and to transfer any cash then held by them in any non-U.S. jurisdiction to the U.S., in each case, so as to permit the net proceeds of such sale or transfer to be used by or at the direction of Parent and Merger Subsidiary as a potential partial source for the payments contemplated by this Agreement (other than any payment of Merger Consideration), including the payment of expenses in connection with the Transactions.

ARTICLE VI
CONDITIONS TO MERGER
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:
(a)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)Governmental Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (the “Governmental Approval”).
(c)No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.
(d)Information Statement. The Information Statement shall have been mailed to the Company’s stockholders materially in accordance with Section 5.4 at least twenty (20) days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
Section 6.2    Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a)Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.
(b)Accuracy of Representations and Warranties.
(i)The representations and warranties of the Company set forth in (A) Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct, in each case, except for any de minimis inaccuracies, and (B) Section 3.6(b) shall be true and correct in all respects, in each case, as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date).
(ii)The representations and warranties set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3(a), Section 3.8 and Section 3.19 that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date).
(iii)The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the other representations and warranties addressed in Section 6.2(b)(i) and Section 6.2(b)(ii)) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.
(c)Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).
(d)No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.
Section 6.3    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:
(a)Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.
(b)Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Agreement

Date and as of Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.
(c)Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:
(a)by mutual written agreement of Parent and the Company; or
(b)by either Parent or the Company if the Effective Time shall not have occurred on or before November 7, 2025 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of the failure of the Effective Time to have occurred on or before the Termination Date; or
(c)by either Parent or the Company if the Company fails to obtain the Company Stockholder Approval and deliver the Stockholder Written Consent to Parent within twenty-four (24) hours following the execution of this Agreement; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) after the Stockholder Written Consent shall have been executed and delivered to the Company and Parent; or
(d)by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or
(e)by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (x) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if (A) such breach or inaccuracy by Parent or Merger Subsidiary is cured within such notice period or (B) the Company is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case which breach or inaccuracy results in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being capable of being satisfied as of such time); or
(f)by the Company in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (and remain satisfied throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by clause (iii) of this Section 7.1(f); or
(g)by the Company, at any time prior to 11:59 p.m. New York City time on the Threshold Date, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement to consummate a Superior Proposal; and (ii) substantially concurrently with such termination the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or
(h)by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) until the earlier of (x) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(h)) if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case which breach or inaccuracy results in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being capable of being satisfied as of such time; or
(i)by Parent, at any time prior to the delivery to the Company of the Stockholder Written Consent, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation prior to the delivery to the Company and Parent of the Stockholder Written Consent.
Section 7.2    Notice of Termination. In addition to any notice requirements set forth in Section 7.1, a party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.
Section 7.3    Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, partner, affiliate, manager, officer, employee, agent, consultant or representative of such party or parties or any of their respective affiliates) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.7, Section 5.9(h), Section 5.13, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that, subject to Section 7.4(d)(iii) and Section 7.4(d)(iv), nothing herein shall relieve the Company, Parent or Merger Subsidiary from liability for fraud or Willful Breach of this Agreement occurring prior to such termination or for the obligation to pay the Parent Termination Fee or Company Termination Fee (as applicable) to the extent otherwise payable in accordance with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement or the Guaranty, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
Section 7.4    Termination Fees.
(a)Company Termination Fees.
(i)In the event that (A) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(h) (with respect to a breach of Section 5.3 or Section 5.4), (B) following the execution of this Agreement and prior to the termination of this Agreement, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known or shall be made to the Company or the Company Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, any Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction, then within two (2) Business Days after the consummation of such Competing Acquisition Transaction or entry into such Alternative Acquisition Agreement, as applicable, the Company shall pay, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $119,200,000.
(ii)In the event that this Agreement is terminated pursuant to Section 7.1(g), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii)In the event that this Agreement is terminated pursuant to Section 7.1(i), then within two (2) Business Days after demand by Parent (or its designee), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iv)The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(b)Parent Termination Fee. In the event that this Agreement is terminated (i) pursuant to Section 7.1(e) or Section 7.1(f), or (ii) pursuant to Section 7.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then, in each case, within two (2) Business Days after any such termination, Parent shall pay to the Company a fee equal to $230,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
(c)Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger,

and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, such non-prevailing party will pay to such other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received (or a lesser rate that is the maximum permitted by applicable Law); provided, that in no event shall Parent or the Company be obligated to pay more than $5,000,000 in the aggregate (the “Enforcement Costs Cap”) under this Section 7.4(c).
(d)Acknowledgement. Each of the parties acknowledges and agrees that:
(i)the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement;
(ii)the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions;
(iii)without limiting the rights of the Company in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Parent Termination Fee, to the extent payable pursuant to Section 7.4(b), and, if applicable, the costs and expenses of the Company pursuant to Section 5.9 or Section 7.4(c) (subject to the Enforcement Costs Cap) (the sum of such amounts, the “Parent Liability Limitation”), will be the sole and exclusive remedy of the Company Related Parties against (A) Parent, Merger Subsidiary, Guarantors or the Financing Sources or (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, representatives and Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Subsidiary, Guarantors, the Financing Sources and each of their respective Affiliates (the “Parent Related Parties”) for any losses arising out of or in connection with this Agreement, the Financing Commitment Letters or the Guaranty (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement). For the avoidance of doubt, in no event shall Parent Related Parties’ maximum aggregate liability exceed the Parent Liability Limitation, and in no event shall any Company Related Party seek or be entitled to recover any money or other damages in excess of the Parent Liability Limitation, in each case arising out of or in connection with this Agreement, the Financing Commitment Letters or the Guaranty (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements; provided that notwithstanding anything in the foregoing to the contrary, each of the parties acknowledges and agrees that none of the Debt Financing Sources will have any liability to any Company Related Party relating to or arising out of this Agreement, any Debt Financing, the Debt Commitment Letters relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. In no event will the Company Related Parties be entitled to receive both damages under this Agreement and the Parent Termination Fee (it being understood that this sentence shall not preclude the Company Related Parties from being entitled to receive amounts pursuant to Section 5.9 and Section 7.4(c) (subject to the Enforcement Costs Cap) to the extent payable by Parent thereunder). The parties hereto acknowledge and agree that, while the Company may pursue both a grant of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1 and payment of the Parent Termination Fee, in no event shall the Company be entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) payment of the Parent Termination Fee or monetary damages; and
(iv)without limiting the rights of Parent in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company Termination Fee, to the extent payable pursuant to Section 7.4(a), monetary damages (if any) for any fraud or Willful Breach of this Agreement by the Company occurring prior to such termination, and, if applicable, the costs and expenses of Parent pursuant to Section 7.4(c), will, collectively, be the sole and exclusive remedies of the Parent Related Parties against (A) the Company, the Company Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the “Company Related Parties”) for any loss arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements. In no event shall the Company Related Parties’ aggregate maximum liability exceed an amount equal to $235,000,000 (the “Company Liability Limitation”), nor shall any Parent Related Party seek or be entitled to recover any money or other damages in excess of the Company Liability Limitation, in each case arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement).
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.1    Amendment or Supplement. Subject to applicable Law and Section 8.14, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.
Section 8.2    Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.
Section 8.3    No Survival. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4    Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, the Guaranty, and the Financing Commitment Letters, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, subject to the terms of this Agreement, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules and the Parent Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.8 and Section 5.9(h)(ii), (ii) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3, (iii) any claims that the Company may assert against the Equity Financing Sources, if, as and when required, solely to the extent permitted pursuant to the rights of the Company as an express third-party beneficiary under the Equity Commitment Letters pursuant to the express terms and conditions of the Equity Commitment Letters and (iv) as provided in Section 5.13, Section 7.4(d), Section 8.13 and Section 8.14.
Section 8.5    Applicable Law; Jurisdiction.
(a)THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE TRANSACTIONS CONTEMPLATED THEREBY OR THE PERFORMANCE OR SERVICES THEREUNDER). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.
(c)The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, except as otherwise set forth in and subject to Section 7.4, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived (and remain satisfied throughout the two (2)-Business Day period set forth in clause (v) below), (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof, or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (iii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iv) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (v) below) ready, willing and able to consummate the Merger, and (v) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (iv).
(d)The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts under this Agreement (including in the form of money damages or the Parent Termination Fee), on the other hand.
(e)Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Source Related Parties arising out of, or relating to, this Agreement or any of the transactions contemplated hereby, or the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process upon such party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.8; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by and construed in accordance with the laws of the State of New York.
Section 8.6    Non-Reliance.
(a)Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received access to (A) books and records, facilities, equipment, contracts and other assets of the Company and (B) the electronic data room hosted by the Company in connection with the Transactions (the “Electronic Data Room”), and (ii) have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
(b)In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii)  Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that, except as otherwise expressly set forth in the representations and warranties made by the Company and contained in Article III, none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
(c)Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III or any instrument or other document delivered pursuant to this Agreement, Merger Subsidiary and Parent hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person.
(d)Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV or any instrument or other document delivered pursuant to this Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.
Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that (x) each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more Affiliates of Parent and (y) each of Parent and Merger Subsidiary may collaterally assign its rights under this Agreement to any of its Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral, in each case, without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
Section 8.8    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):
if to Merger Subsidiary or Parent:
Starlight Parent, LLC
c/o Turn/River Management LP
555 Mission Street, Suite 1750
San Francisco, CA 94105
Attention: Dominic Ang

Email: [***]
with a copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
Attention: Sean Kramer, P.C.
Email: [***]

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Edward J. Lee, P.C.
Lee M. Blum
Email: [***]
[***]
if to the Company:
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attention: Jason Bliss, Chief Administrative Officer
Email: [***]
with a copy to (which copy shall not constitute notice):
DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, TX 78701
Attention:    John J. Gilluly, III, PC
    Brent L. Bernell
    Jeffrey Scharfstein, P.C.
Email:     [***]
    [***]
    [***]

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 8.10    Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
Section 8.11    Construction.
(a)For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any period of time, “from” means “from and including”.
(d)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent for review in the Electronic Data Room in connection with this Agreement by 5:30 a.m. Eastern Time on the Agreement Date; or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC at least one (1) Business Date prior to the Agreement Date.
(f)When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; provided, that the foregoing clauses (i) and (ii) shall not apply with respect to the Threshold Date. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.
(g)Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.
(h)References to a Person are also to its permitted successors and assigns.

(i)When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices”.
Section 8.12    Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
Section 8.13    Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Financing Commitment Letters, the Guaranty, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a party hereto seek or obtain, nor will it direct any of its Representatives or any other Person to seek or obtain, any monetary recovery or monetary award against any Person that is not a named party hereto or a party thereto (including any Parent Related Party or Company Related Party) with respect to this Agreement, the Financing Commitment Letters, the Guaranty and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by the Financing Sources, Parent or Merger Subsidiary), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Subsidiary, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Subsidiary to the extent expressly provided for in this Agreement or (C) the Guarantors or the Equity Financing Sources (or their respective successors or assigns) to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.
Section 8.14    Debt Financing Sources Protective Provisions. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree: (i) the Debt Financing Sources Protective Provisions (and the defined terms therein and any provision hereof to the extent an amendment, modification, or supplement of such provisions would modify the substance of any of the foregoing sections to the extent relating to the Debt Financing Sources) may not be amended, modified, or supplemented without the prior written consent of the Debt Financing Sources; (ii) that none of the Debt Financing Source Related Parties will have any liability to the Company or any of its Affiliates or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any other agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, nor shall the Company or any of its Affiliates or equityholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Sources providing such Debt Financing; (iii) the Debt Financing Source Related Parties are expressly intended as third-party beneficiaries of, and may enforce, the Debt Financing Sources Protective Provisions; and (iv) notwithstanding the foregoing, the Debt Financing Sources Protective Provisions shall not in any way limit or modify the rights and obligations of Parent under this Agreement or the Debt Commitment Letter or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter.
Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARLIGHT PARENT, LLC

By: /s/ Dominic Ang
Name: Dominic Ang
Title: President, Treasurer and Secretary

STARLIGHT MERGER SUB, INC.

By: /s/ Dominic Ang
Name: Dominic Ang
Title: President, Treasurer and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLARWINDS CORPORATION

By: /s/ Sudhakar Ramakrishna
Name: Sudhakar Ramakrishna
Title: President and Chief Executive Officer

EXHIBIT A

DEFINITIONS
1.1    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition

Acceptable Confidentiality Agreement		Section 5.3(b)
Agreement Date		Preamble
Agreement		Preamble
Alternative Acquisition Agreement		Section 5.3(a)
Capitalization Date		Section 3.2(a)
Capitalization Representations		Section 6.2(b)(i)
Cash Replacement Company PSU Amount		Section 1.5(b)
Cash Replacement Unvested Company RSU Amount		Section 1.5(d)
CBAs		Section 3.14
Change of Recommendation		Section 5.3(d)(i)
claim		Section 4.8
Closing Date		Section 1.1(b)
Closing		Section 1.1(b)
Company Board Recommendation		Section 3.3(b)
Company Board		RECITALS
Company Charter Documents		Section 3.1
Company Disclosure Schedules		Article III
Company Financial Advisor		Section 3.8
Company Liability Limitation		Section 7.4(d)(iii)
Company Material Contract		Section 3.17(a)
Company Option Merger Consideration		Section 1.5(a)
Company Preferred Stock		Section 3.2(a)
Company Registered Intellectual Property		Section 3.13(a)
Company Related Parties		Section 7.4(d)(iii)
Company SEC Reports		Article III
Company Stockholder Approval		Section 3.3(a)
Company Subsidiaries		Section 3.1
Company Termination Fee		Section 7.4(a)
Company		Preamble
Confidentiality Agreement		Section 5.13
Continuation Period		Section 5.12(a)
Covered Employees		Section 5.12(a)
D&O Insurance		Section 5.8(c)
D&O Insurance Tail		Section 5.8(c)
debt		Section 4.8

Debt Commitment Letters	Section 4.10(a)
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 4.10(a)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Equity Commitment Letters	Section 4.10(a)
Equity Financing	Section 4.10(a)
Equity Financing Sources	Section 4.10(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Financing	Section 4.10(a)
Financing Commitment Letters	Section 4.10(a)
Financing Sources	Section 4.10(a)
Government Antitrust Entity	Section 5.5(d)(i)
Governmental Approval	Section 6.1(b)
Guarantors	RECITALS
Guaranty	RECITALS
Indemnified Persons	Section 5.8(a)
Information Statement	Section 5.4(b)
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Parent Disclosure Schedules	Article IV
Parent Employee Benefit Plan	Section 5.12(c)
Parent Liability Limitation	Section 7.4(d)(iii)
Parent Related Parties	Section 7.4(d)(iii)
Parent Termination Fee	Section 7.4(b)
Parent	Preamble
Payoff Amount	Section 5.17
Payoff Letters	Section 5.17
Permits	Section 3.12(d)
Required Amount	Section 4.10(a)
SEC	Article III
Solvent	Section 4.8
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.10

Vested Company RSU Merger Consideration	Section 1.5(c)
Willful Breach	Section 7.3

1.2    Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:
“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in (x) such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or (y) the holders of Company Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; or (iii) any sale, lease, exchange, license, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“A&R Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, effective as of October 18, 2021 (as amended, modified or supplemented), by and among the Company and the Principal Stockholders.
“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, restricting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
“Business Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or controlled by the Company or any Company Subsidiary and used in the conduct of the Company’s and the Company Subsidiaries’ businesses.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.
“Code” means U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Earned PSU” means an award of performance stock units granted pursuant to a performance share unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that was once subject to performance-based vesting conditions and the applicable performance level and the number of shares eligible to vest with respect to which was determined prior to the Agreement Date.
“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.
“Company Employee Agreement” means any written employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary who is a natural person.
“Company Employee Benefit Plan” means an Employee Benefit Plan in each case that is maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary could at any relevant time be considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) including with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate has or would reasonably be expected to have any current or contingent liability or obligation.

“Company Equity Awards” means the Company Options, Company RSUs and Company PSUs.
“Company ESPP” means the SolarWinds Corporation 2018 Employee Stock Purchase Plan.
“Company Intellectual Property” means all of the Intellectual Property Rights owned, or purported to be owned, by the Company or any Company Subsidiary.
“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:
(i)    general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii)    conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;
(iii)    conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world generally, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such declines with respect to Company Common Stock (subject to the other provisions of this definition) shall not be excluded);
(iv)    regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared), armed or unarmed hostilities or attacks (including any widespread cybersecurity breaches, social unrests and protests, generally), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;
(v)    any actions taken or failure to take action, in each case, to which Parent has expressly consented to or requested in writing (including via email after the Agreement Date (except pursuant to Section 5.2)), or the taking of any action expressly required by this Agreement (except pursuant to Section 5.2);

(vi)    any changes after Agreement Date in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;
(vii)    the announcement of this Agreement, and the pendency or completion of the Transactions, including the identity of Parent, or the impact thereof on (A) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (B) the termination of (or the failure of any third party to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners of the Company, and (C) any other negative development in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in this Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of this Agreement);
(viii)    any natural disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;
(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes to price or volume or failures may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition);
(x)    the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary (provided that the underlying causes of any such availability or cost may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition); or
(xi)    any Transaction Litigation;
except, in each case of clauses (i), (ii), (iii), (iv), (vi) and (viii), to the extent that such events, effects, occurrences, facts, circumstances, conditions or changes have had a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business.
“Company Option” means an option to purchase shares of Company Common Stock outstanding immediately before the Effective Time granted pursuant to a Stock Plan.
“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that the Company or any Company Subsidiary have marketed, offered, sold, licensed, provided, or distributed since January 1, 2023.
“Company PSU” means an award of restricted stock units granted pursuant to a fiscal year 2024 performance share unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to performance-based vesting conditions and the applicable performance level with respect to which has not yet been determined as of the Agreement Date and which will in accordance with its terms as of the Agreement Date be determined by the Company prior to Closing. Company PSUs shall not include any Company Earned PSUs.
“Company RSU” means an award of restricted stock units granted pursuant to a restricted stock unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, which shall (i) include Company Earned PSUs and (ii) exclude Company PSUs.
“Company Time Vesting RSU” means a Company RSU that is not a Company Earned PSU.
“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”
“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment (except, in each case, ordinary course of business purchase orders).
“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.
“Data Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Information or otherwise relating to data privacy, data security, or Security Breach notification requirements and applicable to the Company, any Company Subsidiary, or any of the Business Systems: (i) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (ii) all applicable Laws (“Privacy Laws”); (iii) industry and self-regulatory standards by which the Company or any Company Subsidiary is legally bound (including, if applicable, the PCI DSS); and (iv) relevant provisions of any Company Material Contract into which the Company or any Company Subsidiary has entered into or by which it is otherwise legally bound.
“Debt Financing Source Related Parties” means the Debt Financing Sources, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives and their successors and permitted assigns, in each case, solely in their capacities as such.
“Debt Financing Sources Protective Provisions” means Section 7.4, Section 8.1, Section 8.4, Section 8.5(b), Section 8.5(e) and Section 8.14.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section § 3(3) of ERISA); and (ii) each other employee benefit plan or compensation, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to Section § 3(3) of ERISA).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Laws” means all Laws concerning pollution, protection of the environment or human health and safety (as each concerns exposure to Hazardous Materials), or relating to Hazardous Materials.
“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Foreign Antitrust Laws” means the Antitrust Laws of any jurisdiction outside of the United States.
“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country.
“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
“Government Contract” means any Contract (i) between the Company or any Company Subsidiary on one hand and any Governmental Authority on the other or (ii) by or between the Company or any Company Subsidiary and a higher-tier contractor, at any level, in connection with any Contract with a Governmental Authority.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.
“Hazardous Materials” means any materials, substances or wastes for which liability or standards of conduct may be imposed as of the Closing Date and pursuant to any Environmental Law, including petroleum or petroleum byproducts, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold or radiation.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money (other than letters of credit, surety bonds or bank guarantees), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed by such Person; provided, that “Indebtedness” shall not include (i) accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business; (ii) liabilities or obligations solely between the Company and any wholly owned Company Subsidiary or solely between any wholly owned Company Subsidiaries; or (iii) obligations under any interest rate, currency or other hedge or swap, derivative obligation or other similar arrangement.
“Intellectual Property Rights” means any and all intellectual property or proprietary rights throughout the world, including all rights in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all disclosures, reissues, revisions, divisions, renewals, extensions, reexaminations, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all Trade Secrets and similar rights in confidential information, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specification, and materials; (iii) copyrights and all other rights in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks, indicia of source, and service marks, and all goodwill associated therewith (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii)

any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules after reasonable inquiry of such individual’s direct reports regarding the matter at issue and (b) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.0(b) of the Parent Disclosure Schedules after reasonable inquiry of such individual’s direct reports regarding the matter at issue. With respect to Company Intellectual Property, “Knowledge” or “Known” does not require the Company to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Company Intellectual Property clearance searches or search for or review any prior art.
“Law” means any statute, law, act, ordinance, regulation, rule, code, constitution, treaty, common law, Order or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.
“Legal Proceeding” means any action, suit, litigation, charge, complaint, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, license, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.
“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System, Software, hardware or other business processes or in order to misuse, gain unauthorized access to, or misappropriate any Protected Data (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).
“Material Legal Proceeding” means (i) any material Legal Proceeding and (ii) any Legal Proceeding brought by any Governmental Authority, excluding, in each case, any Transaction Litigation.
“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, award, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.
“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements; (iii) Liens affecting the interest of the grantor of any easements benefiting any real property; (iv) other than with respect to material Registered Intellectual Property of the Company and its Subsidiaries, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof) with respect to real property regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon; (vi)  Liens discharged at or prior to the Closing; (vii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (viii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (ix) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (x) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (xi) Liens securing obligations under any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness of the Company as in effect as of the Agreement Date.
“Person” means any individual, Entity or Governmental Authority.
“Personal Information” means (i) any data that identifies a particular individual natural Person, or (ii) any other data that is defined as personal information, personally-identifiable information, or personal data under any Company Material Contract, or Privacy Law applicable to the Company or the Company Subsidiaries.
“Principal Stockholders” means, collectively, (i) Silver Lake Partners IV, L.P.; Silver Lake Technology Investors IV, L.P.; Silver Lake Technology Associates IV, L.P.; and SLP Aurora Co-Invest,

L.P.; and (ii) Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P.
“Protected Data” means Personal Information, data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), the Company’s and Company Subsidiaries’ own confidential or proprietary information, and all data and information for which the Company or any Company Subsidiary is required by Law, privacy policy, or Company Material Contract to safeguard or keep confidential.
“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.
“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, issuance, registration or other document issued, filed with, or recorded by any Governmental Authority.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.
“Required Information” means the information required by Exhibit D, paragraph 4 of the Debt Commitment Letters, as in effect on the Agreement Date.
“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country or the government of Venezuela; (iii) any Person that is, in the aggregate, 50 percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
“Security Breach” means any (i) unauthorized access or use of any of the Business Systems, (ii) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Protected Data, or (iii) any successful phishing incident or ransomware attack.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.
“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Stock Plans” means, collectively, the SolarWinds Corporation Equity Plan and the SolarWinds Corporation 2018 Equity Incentive Plan and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.
“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Superior Proposal” means a bona fide Acquisition Proposal made by any Person (which shall not include in whole or in part any Principal Stockholder or any of their respective Affiliates or Representatives) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (i) to be reasonably likely to be consummated in accordance with its terms if accepted; and (ii) if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the identity of the Person making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to

“50%” and all references to “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, severance, stamp tax, sales tax, use tax, premium and windfall profits tax, property tax, escheat and unclaimed property obligations, business tax, environmental tax, withholding tax, employment tax, social security (or similar) tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedules, attachments, amendments or supplements of any of the foregoing.
“Threshold Date” means the later of (i) March 9, 2025, and (ii) if the Company has provided a Determination Notice to Parent prior to March 9, 2025, in accordance with Section 5.3(e) with respect to a Superior Proposal, the end of the applicable Notice Period.
“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore.
“Trade Controls” means all applicable U.S. or non-U.S. Laws relating to (i) export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; (ii) economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council; and (iii) antiboycott requirements.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
“Unvested Company RSU” means a Company RSU (or portion thereof) that is not a Vested Company RSU.
“Vested Company RSU” means a Company RSU (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the Agreement Date as a result of the consummation of the Transactions.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

ANNEX B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
February 7, 2025
Board of Directors
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Starlight Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of SolarWinds Corporation (the “Company”) of the $18.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 7, 2025 (the “Agreement”), by and among Parent, Starlight Merger Sub, Inc., a wholly-owned direct subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Silver Lake Group, L.L.C. (“Silver Lake”) and Thoma Bravo UGP, LLC (“Thoma Bravo”), each an affiliate of a significant shareholder of the Company, and Turn/River Management, L.P. (“Turn/River”) and Sequoia Capital Heritage Fund, L.P. (“Sequoia”), each an affiliate of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner in connection with a bank loan to the Company in July 2024; and as bookrunner in connection with a bank loan to the Company in January 2024. We also have provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Flix SE, a portfolio company of Silver Lake, in connection with its minority stake sale to EQT Future and Kühne Holding AG in October 2024; as bookrunner with respect to the offering of international bonds of Dell International LLC, an affiliate of a portfolio company of Silver Lake, in October 2024; as bookrunner in connection with a bank loan to GoodRx, Inc., a portfolio company of Silver Lake, in July 2024; as bookrunner with respect to the offering of senior unsecured notes of Motorola Solutions Inc., a portfolio company of Silver Lake, in March 2024;

Board of Directors
SolarWinds Corporation
February 7, 2025

as bookrunner with respect to the private offering of convertible senior notes of SoFi Technologies, Inc., a portfolio company of Silver Lake, in March 2024; as financial advisor to Endeavor Group Holdings Inc., a portfolio company of Silver Lake, in connection with its acquisition of World Wrestling Entertainment Inc., in September 2023; and as financial advisor to Qualtrics, Inc., a portfolio company of Silver Lake, in connection with its sale to Silver Lake and Canada Pension Plan Investment Board in June 2023. We also have provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner in connection with a bank loan to Proofpoint Inc., a portfolio company of Thoma Bravo, in January 2025; as bookrunner with respect to the initial public offering of Class A common stock of ServiceTitan, Inc., a portfolio company of Thoma Bravo, in December 2024; as financial advisor to Trader Corporation, a portfolio company of Thoma Bravo, in connection with its sale in December 2024; as financial advisor to Thoma Bravo in connection with its acquisition of Darktrace plc in October 2024; as bookrunner with respect to the secondary public offering by Argus Seller, LP, an affiliate of certain funds managed by Thoma Bravo, of common stock of Nasdaq, Inc., in July 2024; as bookrunner in connection with a bank loan to Thoma Bravo in July 2024; and as financial advisor to Thoma Bravo in connection with its acquisition of Coupa Software Inc. in February 2023. We also have provided certain financial advisory and/or underwriting services to Turn/River and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Redwood Software Inc., a portfolio company of Turn/River, in connection with its sale in December 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Silver Lake, Thoma Bravo, Turn/River, Sequoia and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Silver Lake, Thoma Bravo, Turn/River and Sequoia and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver Lake, Thoma Bravo, Turn/River and/or Sequoia from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; the annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2023; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available

Board of Directors
SolarWinds Corporation
February 7, 2025

estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $18.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $18.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com
February 7, 2025
The Board of Directors
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735

Members of the Board:
We understand that SolarWinds Corporation (the “Company”), Starlight Parent, LLC (“Parent”), and Starlight Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Company, a subsidiary of the Company, Parent or Merger Sub, or any other subsidiary of Parent, all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $18.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
In arriving at our opinion, we have, among other things:
(i)    reviewed a draft dated February 5, 2025 of the Merger Agreement;
(ii)    reviewed certain publicly available financial and other information about the Company;
(iii)    reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;
(iv)    held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)    reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vi)    compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(vii)    conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are based.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Our opinion does not constitute a recommendation as to how or whether any holder of shares of Company Common Stock should vote on, consent to, or otherwise act with respect to, the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any consideration of, the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than the holders of shares of Company Common Stock. We express no view or opinion as to the price at which shares of Company Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Merger.
We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, during the past two years we have not provided financial advisory or financing services to the Company (other than in connection with our current engagement) for which we have received compensation. As you are also aware, we have, in the past two years, provided financial advisory and financing services to Silver Lake Technology Management LLC (“SilverLake”) and/or certain of its affiliates and portfolio companies, Thoma Bravo, L.P. (“Thoma Bravo”) and/or certain of its affiliates and portfolio companies, Turn/River Capital, L.P. (“Turn/River”) and/or certain of its affiliates and portfolio companies, and Sequoia Heritage (“Sequoia”) and/

or certain of its affiliates and portfolio companies, and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company, SilverLake, Thoma Bravo, Turn/River or Sequoia and/or their respective affiliates and portfolio companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, SilverLake, Thoma Bravo, Turn/River or Sequoia or entities that are affiliated with the Company, SilverLake, Thoma Bravo, Turn/River or Sequoia, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective affiliates).
Very truly yours,
/s/ Jefferies LLC
JEFFERIES LLC
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